                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
[ ] Definitive Proxy Statement       only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Westerbeke Corporation
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                [WESTERBEKE LOGO]

Fellow Stockholder:


You are cordially invited to attend the annual meeting of stockholders of
Westerbeke Corporation ("Westerbeke"), to be held on November   , 2003, at 10:00
A.M., local time, at   .


At the annual meeting you will be asked to consider and vote upon, among other matters, a proposal to adopt the Agreement and Plan of Merger, dated as of May 2, 2003, between Westerbeke and Westerbeke Acquisition Corporation ("Acquisition Corporation") and the transactions contemplated thereby. John H. Westerbeke, Jr., our Chairman, President and Chief Executive Officer, formed Acquisition Corporation for the purpose of entering into this transaction and is currently the sole "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of all of Acquisition Corporation's common stock and approximately 56.2% of Westerbeke's common stock. Gregory Haidemenos ("Mr. Haidemenos"), Westerbeke's Chief Financial Officer, Treasurer and Secretary, is the Chief Financial Officer and an affiliate of Acquisition Corporation. Under the merger agreement, Acquisition Corporation will be merged with and into Westerbeke, with Westerbeke continuing as the surviving corporation.


Pursuant to the merger, you will be entitled to receive $3.00 per share in cash, without interest, for each share of Westerbeke common stock that you own. This price represents a 70% premium over the closing price per share of $1.76 on May 2, 2003, the last trading day before the proposed merger was announced. No merger consideration will be paid for shares Mr. Westerbeke beneficially owns at the time of the merger. SINCE YOU WILL ONLY HAVE THE RIGHT TO RECEIVE CASH PURSUANT TO THE MERGER, AFTER THE MERGER OCCURS YOU WILL NO LONGER BE A STOCKHOLDER OF WESTERBEKE AND MR. WESTERBEKE WILL BE THE SOLE BENEFICIAL OWNER OF WESTERBEKE. Based on the 856,559 outstanding shares of our common stock beneficially owned by persons other than Mr. Westerbeke and the outstanding options to purchase 33,300 shares of our common stock, the aggregate cash consideration to be paid in connection with the merger is approximately $2,700,000.


Details of the merger and the merger agreement are discussed in the accompanying proxy statement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully.

The receipt of cash in exchange for your shares of Westerbeke common stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes. Please read the accompanying proxy statement carefully regarding the tax consequences of the merger.

Under the General Corporation Law of Delaware, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery of Delaware if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other procedures required by the General Corporation Law of Delaware. You should refer to "The Merger-Appraisal Rights" in the accompanying proxy statement and Annex C to the proxy statement for more information concerning appraisal rights under Delaware law.

Westerbeke's board of directors formed a special committee of independent directors who are not executive officers or employees of Westerbeke, and who are otherwise independent of Mr. Westerbeke, to review and evaluate the merger and the merger agreement. The special committee unanimously recommended to the board of directors that the merger agreement be approved. In connection with its evaluation of the merger, the special committee engaged Stout Risius Ross, Inc. as its financial advisor.

Stout Risius Ross, Inc. has rendered its opinion that, as of the date of that opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken set forth in that opinion, the $3.00 per share cash merger consideration is fair, from a financial point of view, to the unaffiliated stockholders of Westerbeke. The written opinion of Stout Risius Ross, Inc. is attached as Annex B to the accompanying proxy statement, and you should read it carefully for a discussion of the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken by Stout Risius Ross, Inc. in rendering its opinion.



Westerbeke's board of directors (with Mr. Westerbeke abstaining), acting subsequent to the unanimous recommendation of the special committee, has approved and declared the advisability of the merger agreement and the merger. The board of directors and special committee of Westerbeke believe that the terms of the merger are fair to, and in the best interests of, the unaffiliated stockholders of Westerbeke. The board of directors recommends (with Mr. Westerbeke abstaining) that the stockholders of Westerbeke vote "FOR" the adoption of the merger agreement. When you consider the recommendation of the board of directors to adopt the merger agreement, you should be aware that some of the Westerbeke directors and executive officers have interests in the merger that may be different from the interests of the Westerbeke stockholders generally.


On May 5, 2003, a purported class action lawsuit was filed in the Court of Chancery of Delaware naming our company and our directors and majority stockholder as defendants. The complaint alleges, among other things, that our merger with Acquisition Corporation is being advanced through unfair procedures, and that the merger consideration offered in the merger is grossly unfair, inadequate and provides value to our stockholders substantially below the fair or inherent value of our company and does not constitute maximization of stockholder value. The complaint also alleges breaches by the defendants of their fiduciary duties to our stockholders in connection with the proposed merger. The lawsuit seeks to enjoin the proposed merger or, if it is completed, to recover damages. We and the other defendants have filed an answer to the complaint and discovery is proceeding. We believe that the lawsuit lacks merit and we intend to vigorously defend the lawsuit.

Your vote is very important. Under the General Corporation Law of Delaware, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Westerbeke common stock. As of the record date for the annual meeting, Mr. Westerbeke and our directors and executive officers beneficially owned a total of 1,145,550 shares (including presently exercisable options), which is approximately 57.6% of all outstanding shares of our common stock. All of the 1,098,250 shares beneficially owned by Mr. Westerbeke are held of record by Acquisition Corporation, of which Mr. Westerbeke is the sole stockholder. Acquisition Corporation has agreed to vote all of the shares of our common stock owned by it at the time of the annual meeting in favor of the merger, and we also expect our directors and executive officers to vote in favor of the transaction. If that occurs, we will have obtained the requisite vote under the General Corporation Law of Delaware. IN ADDITION, WHILE NOT REQUIRED BY THE GENERAL CORPORATION LAW OF DELAWARE OR OUR CERTIFICATE OF INCORPORATION OR BY-LAWS, THE MERGER AGREEMENT PROVIDES THAT ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY IS CONDITIONED UPON OBTAINING THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK NOT HELD BY EITHER (i) ACQUISITION CORPORATION OR ANY AFFILIATES OR ASSOCIATES OF ACQUISITION CORPORATION (OR ANY IMMEDIATE FAMILY OF ANY OF SUCH PERSONS), OR
(ii) ANY EXECUTIVE OFFICERS OR DIRECTORS OF OUR COMPANY. WE CALL THIS CONDITION THE "MAJORITY OF THE MINORITY CONDITION."

YOU SHOULD BE AWARE THAT THE MAJORITY OF THE MINORITY CONDITION WILL GOVERN REGARDLESS OF WHETHER THE MERGER AGREEMENT IS ADOPTED BY A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK

(INCLUDING THE SHARES HELD BY ACQUISITION CORPORATION). Although the merger agreement permits the Majority of the Minority Condition to be waived, the chairman of the special committee has informed us that it is not contemplated that such a waiver will be granted. Assuming the exercise of all outstanding presently exercisable stock options, 421,280 shares of our common stock beneficially owned by persons other than Mr. Westerbeke and our other executive officers and directors, or 21.2% of the currently outstanding shares of our common stock (including presently exercisable options), voting in favor of adoption of the merger agreement will be required to satisfy the Majority of the Minority Condition.


Please complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage paid envelope. This will ensure that your shares are represented at the annual meeting.

                                                 Sincerely,

                                                 Gregory Haidemenos
                                                 Secretary

The accompanying proxy statement is dated October   , 2003, and is first being
mailed to stockholders of Westerbeke on or about October   , 2003.

THIS TRANSACTION AND THE ACCOMPANYING PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             WESTERBEKE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON NOVEMBER   , 2003

                                                        Taunton, Massachusetts
                                                        October   , 2003

To the Holders of Common Stock
of Westerbeke Corporation:


                  The annual meeting of stockholders of Westerbeke Corporation
("Westerbeke") will be held at   on November   , 2003 at 10:00 A.M., local time
for the following purposes, as more fully described in the accompanying proxy statement:


                  1. To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 2, 2003, by and between Westerbeke and Westerbeke Acquisition Corporation, and the transactions contemplated thereby.


                  2. To elect two Class B directors of Westerbeke for the next three years.


                  3. To consider and take action upon a proposal to ratify our board of directors' selection of Sansiveri, Kimball & McNamee, L.L.P. to serve as our independent auditors for our fiscal year ending October 25, 2003.

                  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including, but not limited to, any adjournment of the meeting in order to solicit votes in favor of Proposal 1.

                  The close of business on   , 2003 has been fixed by the board
of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting. A list of the stockholders entitled to vote at the meeting may be examined at Westerbeke's executive offices at Myles Standish Industrial Park, Taunton, Massachusetts 02780, during the ten-day period preceding the meeting.


                  Under the General Corporation Law of Delaware, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery of Delaware if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and if they comply with the other procedures required by the General Corporation Law of Delaware. You should refer to "The Merger-Appraisal Rights" in the accompanying proxy statement and Annex C to the proxy statement for more information concerning appraisal rights under the General Corporation Law of Delaware.


                                      By Order of the Board of Directors,

                                      Gregory Haidemenos
                                      Secretary

                  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MARK, SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, SO THAT YOUR VOTE CAN BE RECORDED. RETURN OF YOUR SIGNED PROXY IS THE ONLY WAY YOUR SHARES CAN BE COUNTED UNLESS YOU PERSONALLY CAST A BALLOT AT THE ANNUAL MEETING.

                             WESTERBEKE CORPORATION

                                 PROXY STATEMENT

                  This proxy statement, which is dated October   , 2003 and will
be mailed commencing on or about October   , 2003 to the persons entitled to
receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of proxies on behalf of the board of directors of Westerbeke Corporation, which we refer to as "Westerbeke", "our company", "we", "our" or "us", for use at the annual meeting of stockholders to
be held on November   , 2003, and at any adjournment or postponement thereof,
for the purposes set forth in such Notice. Our executive offices are located at Myles Standish Industrial Park, Taunton, Massachusetts 02780.

                  Any proxy may be revoked at any time before it is exercised. The casting of a ballot at the annual meeting by a stockholder who may have previously given a proxy, or the subsequent delivery of a proxy, will have the effect of revoking the initial proxy.

                  At the close of business on October   , 2003, the record date
stated in the accompanying Notice, we had issued and outstanding 1,954,809 shares of common stock, par value $0.01 per share, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting. We have no class or series of stock outstanding other than common stock.

                  The primary purpose of the annual meeting is to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 2, 2003, by and between us and Westerbeke Acquisition Corporation and the transactions contemplated thereby, which we refer to collectively as "adoption of the merger agreement." We refer to the Agreement and Plan of Merger as the "merger agreement" and Westerbeke Acquisition Corporation as "Acquisition Corporation."

                  A majority of the number of issued and outstanding shares of our common stock present in person or by proxy will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. A "broker non-vote" refers to shares of common stock represented at the meeting in person or by proxy by a broker or nominee where (i) such broker or nominee has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) such broker or nominee does not have discretionary voting power on such matter.

                  Under the General Corporation Law of Delaware, which we refer to as the "DGCL," adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. As of the record date for the annual meeting, John H. Westerbeke, Jr., whom we refer to as "Mr. Westerbeke", our Chairman, President and Chief Executive Officer, and our directors and executive officers beneficially owned a total of 1,145,550 shares, which is approximately 57.6% of all outstanding shares of our common stock. Of the shares beneficially owned by Mr. Westerbeke, 1,098,250 shares are held of record by Acquisition Corporation, of which Mr. Westerbeke is the sole stockholder. Acquisition Corporation has agreed to vote all of the shares of common stock owned by it at the time of the annual meeting in favor of the merger, and we also expect our directors and executive officers to vote in favor of the transaction. If that occurs, we will have obtained the requisite vote under the DGCL. IN ADDITION, WHILE NOT REQUIRED BY THE DGCL OR OUR CERTIFICATE OF INCORPORATION OR BY-LAWS, THE MERGER AGREEMENT PROVIDES THAT ADOPTION OF THE MERGER AGREEMENT IS CONDITIONED UPON OBTAINING THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK NOT HELD BY EITHER (i) ACQUISITION CORPORATION OR ANY AFFILIATES OR ASSOCIATES OF ACQUISITION CORPORATION (OR ANY IMMEDIATE FAMILY OF ANY OF SUCH PERSONS), OR (ii) ANY EXECUTIVE OFFICERS OR DIRECTORS OF OUR COMPANY, WHICH WE REFER TO AS THE "MAJORITY OF THE MINORITY CONDITION".

                  YOU SHOULD BE AWARE THAT THE MAJORITY OF THE MINORITY CONDITION WILL GOVERN REGARDLESS OF WHETHER THE MERGER AGREEMENT IS ADOPTED BY A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK (INCLUDING THE SHARES HELD BY ACQUISITION CORPORATION). Although the merger agreement permits the Majority of the Minority Condition to be waived, the chairman of the special committee has informed us that it is not contemplated that such a waiver will be granted. Assuming the exercise of all outstanding presently exercisable stock options, 421,280 shares of our common stock beneficially owned by persons other than Mr. Westerbeke and our other executive officers and directors, or 21.2% of the currently outstanding shares of our common stock (including presently exercisable options), voting in favor of adoption of the merger agreement will be required to satisfy the Majority of the Minority Condition.


                  At the annual meeting our stockholders will also be asked to
(i) elect two Class B directors of our company and (ii) ratify the appointment of Sansiveri, Kimball & McNamee, L.L.P. as our independent auditors for our fiscal year ending October 25, 2003. Directors are elected by plurality vote. Ratification of the selection of our independent auditors will require the affirmative vote of a majority of the shares of our common stock present and voting thereon at the annual meeting. As the beneficial owner of approximately 56.2% of all outstanding shares of our common stock (through Acquisition Corporation), Mr. Westerbeke is able to elect our board of directors and thereby control our policies. To our knowledge, Mr. Westerbeke will vote the shares of our common stock beneficially owned by him (through Acquisition Corporation) in favor of each of the proposals presented to the annual meeting.

                  Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the adoption of the merger agreement and the ratification of the selection of our independent auditors.

                                TABLE OF CONTENTS

                                                                                                                  PAGE NO.
                                                                                                                  --------
FORWARD-LOOKING STATEMENTS......................................................................................      1

PROPOSAL 1. THE MERGER..........................................................................................      2

        SUMMARY TERM SHEET......................................................................................      2

INTRODUCTION....................................................................................................      2

         THE MERGER.............................................................................................      2
         WHAT YOU WILL BE ENTITLED TO RECEIVE IN THE MERGER.....................................................      2
         RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS....................................      2
         OPINION OF STOUT RISIUS ROSS, INC......................................................................      3
         THE SPECIAL COMMITTEE'S AND THE BOARD OF DIRECTORS' POSITIONS AS TO THE FAIRNESS OF THE MERGER.........      3
         MR. WESTERBEKE'S, MR. HAIDEMENOS' AND ACQUISITION CORPORATION'S POSITIONS AS TO THE FAIRNESS OF THE
             MERGER.............................................................................................      5
         INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER............................................      5
         MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES..........................................................      6
         APPRAISAL RIGHTS.......................................................................................      6

THE ANNUAL MEETING..............................................................................................      7

         DATE, TIME, PLACE AND MATTERS TO BE CONSIDERED.........................................................      7
         RECORD DATE FOR VOTING.................................................................................      7
         PROCEDURES RELATING TO YOUR VOTE AT THE ANNUAL MEETING.................................................      7
         ACCOUNTING TREATMENT...................................................................................      9

THE MERGER AGREEMENT............................................................................................      9

         CONDITIONS TO THE MERGER...............................................................................      9
         TERMINATION OF THE MERGER AGREEMENT....................................................................     10
         TERMINATION FEE........................................................................................     11
         EFFECT OF TERMINATION..................................................................................     11
         INFORMATION ABOUT WESTERBEKE, MR. WESTERBEKE, MR. HAIDEMENOS AND ACQUISITION CORPORATION...............     11

SPECIAL FACTORS.................................................................................................     13

         BACKGROUND OF THE MERGER...............................................................................     13
         RECOMMENDATION OF THE SPECIAL COMMITTEE................................................................     24
         RECOMMENDATION OF OUR BOARD OF DIRECTORS...............................................................     24
         SPECIAL COMMITTEE'S POSITION AS TO THE FAIRNESS OF THE MERGER..........................................     25
         BOARD OF DIRECTORS' POSITION AS TO THE FAIRNESS OF THE MERGER..........................................     31
         MR. WESTERBEKE'S, MR. HAIDEMENOS' AND ACQUISITION CORPORATION'S POSITIONS AS TO THE FAIRNESS OF THE
             MERGER.............................................................................................     33
         OPINION OF STOUT RISIUS ROSS, INC......................................................................     37
         FINANCIAL PROJECTIONS..................................................................................     44
         REASONS FOR THE MERGER; PURPOSE AND STRUCTURE OF THE MERGER............................................     47

         EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER.............................................     49
         INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER............................................     50
                  POSITIONS AFTER THE MERGER....................................................................     50
                  SPECIAL COMMITTEE FEES........................................................................     50
                  STOCK OPTIONS.................................................................................     51
                  INDEMNIFICATION AND INSURANCE.................................................................     51
         MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS........................     52
         LITIGATION.............................................................................................     53

THE MERGER......................................................................................................     53

         EFFECTIVE TIME OF MERGER...............................................................................     54
         PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES....................................     54
         ACCOUNTING TREATMENT...................................................................................     55
         FEES AND EXPENSES OF THE MERGER........................................................................     55
         FINANCING OF THE MERGER................................................................................     55
         APPRAISAL RIGHTS.......................................................................................     56
         REGULATORY APPROVALS AND OTHER CONSENTS................................................................     60
         THE MERGER AGREEMENT...................................................................................     60
                  CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS AND OFFICERS OF WESTERBEKE AS THE
                           SURVIVING CORPORATION................................................................     60
                  CONVERSION OF COMMON STOCK....................................................................     60
                  TREATMENT OF STOCK OPTIONS....................................................................     61
                  REPRESENTATIONS AND WARRANTIES................................................................     61
                  CONDUCT OF BUSINESS PENDING THE MERGER........................................................     63
                  PROXY STATEMENT...............................................................................     64
                  SPECIAL MEETING; WESTERBEKE'S BOARD OF DIRECTORS' COVENANT TO RECOMMEND.......................     64
                  SOLICITATION OF OTHER OFFERS..................................................................     65
                  REASONABLE EFFORTS............................................................................     66
                  ACCESS TO INFORMATION.........................................................................     67
                  CONDITIONS TO THE MERGER......................................................................     67
                  TERMINATION OF THE MERGER AGREEMENT...........................................................     68
                  TERMINATION FEE...............................................................................     69
                  EFFECT OF TERMINATION.........................................................................     70
                  AMENDMENTS....................................................................................     70

SELECTED FINANCIAL DATA OF WESTERBEKE...........................................................................     71

MARKET PRICE OF AND DIVIDENDS ON WESTERBEKE'S COMMON EQUITY.....................................................     71

PRO FORMA AND ACQUISITION CORPORATION FINANCIAL INFORMATION.....................................................     72

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................................     73

DIRECTORS AND OFFICERS..........................................................................................     74

        DIRECTORS AND OFFICERS OF WESTERBEKE CORPORATION........................................................     74
        DIRECTORS AND OFFICERS OF ACQUISITION CORPORATION.......................................................     75

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS........................................................     75

PROPOSAL 2. ELECTION OF DIRECTORS...............................................................................     76

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS...................................................     83

PROPOSAL 4. ADDITIONAL MEETING ITEMS............................................................................     84

THE ANNUAL MEETING..............................................................................................     84

         DATE, TIME AND PLACE OF THE ANNUAL MEETING.............................................................     84
         PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING.......................................................     84
         RECORD DATE............................................................................................     84
         VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL..............................................................     85
         VOTING AND REVOCATION OF PROXIES.......................................................................     85
         SOLICITATION OF PROXIES................................................................................     86

FUTURE STOCKHOLDER PROPOSALS....................................................................................     86

MULTIPLE COPIES.................................................................................................     87

ADJOURNMENTS....................................................................................................     87

INDEPENDENT AUDITORS............................................................................................     87

WHERE YOU CAN FIND MORE INFORMATION.............................................................................     88

ANNEX A - AGREEMENT AND PLAN OF MERGER..........................................................................    A-1
ANNEX B - FAIRNESS OPINION......................................................................................    B-1
ANNEX C - GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262. APPRAISAL RIGHTS........................    C-1
ANNEX D - FORM OF PROXY.........................................................................................    D-1

                           FORWARD-LOOKING STATEMENTS

                  This proxy statement contains "forward-looking statements" within the meaning of the United States federal securities laws. These statements may be made directly in this proxy statement or through incorporation by reference to other documents filed by us with the SEC. The words "may", "believe", "will", "anticipate", "expect", "estimate", "project", "future" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward looking statements. Forward-looking statements included or incorporated by reference into this proxy statement are not covered by the Private Securities Litigation Reform Act of 1995 or the safe harbor provisions of that Act, and no part of that Act is applicable to this proxy statement. Nevertheless, undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements.

                  Factors that could cause actual results to differ materially from those set forth in the forward looking statements include, but are not limited to: an unanticipated change in the recreational boating industry resulting in changes in demand for our products; the unanticipated gain or loss of, or change in sales to, a major customer; the inability to replace revenues and/or profits associated with the loss during fiscal 2002 of our then-largest customer; the unanticipated gain or loss of a major supplier; the unanticipated required repayment in full of outstanding amounts under our demand credit facility; changes in laws and regulations applicable to our business; the impact of pending or threatened litigation; our ability to effect required modifications of our products to meet governmental regulations with respect to emission standards; failure of stockholders of our company holding the requisite number of our shares to vote in favor of adoption of the merger agreement; the costs related to the merger; litigation challenging the merger; other economic, business, competitive or regulatory factors affecting our business generally; financial market volatility; and foreign currency fluctuations resulting in cost changes to us for our foreign supplied components. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                             PROPOSAL 1. THE MERGER

                               SUMMARY TERM SHEET

                  This summary highlights important information in this proxy statement with respect to the proposed merger of Acquisition Corporation with and into our company, and does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we refer in this proxy statement for a more complete understanding of the matters being considered at the annual meeting. In addition, we incorporate by reference into this proxy statement important business and financial information about our company. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information."

INTRODUCTION

THE MERGER (SEE PAGE 52)

                  In the merger, Acquisition Corporation will merge with and into our company, with Westerbeke continuing as the surviving corporation in the merger.

                  As a result of the merger, we will cease to be a publicly held company and will become a private corporation. Once we become a private corporation, we will no longer be required to make annual or quarterly filings with the Securities and Exchange Commission, nor will we be required to prepare or file annual proxy statements for annual meetings. Information about our operations and finances will be unavailable to the public unless we voluntarily choose to disclose that information. Our Chairman, President and Chief Executive Officer and majority stockholder, Mr. Westerbeke, will beneficially own all of the common stock of Westerbeke after the merger.

                  We are working toward completing the merger as quickly as possible. We currently anticipate completing the merger, pending satisfaction of important conditions precedent, during the fourth calendar quarter of 2003.

                  If you have any questions, require assistance, or need additional copies of this proxy statement or other related materials, please contact: Gregory Haidemenos, Chief Financial Officer, Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780 (telephone: (508) 823-7677).

WHAT YOU WILL BE ENTITLED TO RECEIVE IN THE MERGER (SEE PAGE 52)

                  If we complete the merger, holders of our common stock (other than Acquisition Corporation and other than stockholders who validly exercise appraisal rights under the DGCL) will be entitled to receive $3.00 in cash for each share of common stock that they own. Shares of our common stock beneficially owned by Mr. Westerbeke will be canceled in the merger, and the shares of Acquisition Corporation, all of which are beneficially owned by Mr. Westerbeke, will be converted into shares of Westerbeke in the merger.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (SEE PAGE
23)

                  Because Mr. Westerbeke beneficially owns a majority of our common stock and proposed the merger, and because Mr. Westerbeke is a director of our company and Acquisition Corporation, our board of directors established a special committee to consider and evaluate the proposed merger. The special committee consists of two of our directors who are not members of our management or affiliated with Mr. Westerbeke. After careful consideration, the special committee unanimously:


                  - determined that the merger agreement and merger are advisable, fair to, and in the best interests of, the unaffiliated holders of our common stock; and


                  -        recommended to our board of directors that it:

                           -        approve the merger agreement and the merger;

                           - declare the advisability of the merger agreement and the merger; and

                           - recommend that our stockholders vote to adopt the merger agreement.


                  Subsequent to this unanimous recommendation of the special committee, our board of directors (with Mr. Westerbeke abstaining) determined that the terms and conditions of the merger agreement and the merger are fair to, and in the best interests of, the unaffiliated holders of our common stock, declared the advisability of the merger agreement and the merger, and approved the merger agreement and the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.


                 For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why the special committee and the board of directors determined that the merger is fair, see "Special Factors-Recommendation of the Special Committee" and "Special Factors-Recommendation of our Board of Directors".

                  On May 5, 2003, a purported class action lawsuit was filed in the Court of Chancery of Delaware naming our company and our directors as defendants. The complaint alleges, among other things, that our merger with Acquisition Corporation is being advanced through unfair procedures, and that the merger consideration offered in the merger is grossly unfair, inadequate and provides value to our stockholders substantially below the fair or inherent value of our company and does not constitute maximization of stockholder value. The complaint also alleges breaches by the defendants of their fiduciary duties to our stockholders in connection with the proposed merger. The lawsuit seeks to enjoin the proposed merger or, if it is completed, to recover damages. We believe that the lawsuit lacks merit and we intend to vigorously defend the lawsuit.

OPINION OF STOUT RISIUS ROSS, INC. (SEE PAGE 36)


                  In connection with the merger, the special committee and our board of directors considered the opinion of Stout Risius Ross, Inc., the special committee's financial advisor. Stout Risius Ross, Inc. delivered its written opinion to the special committee on May 2, 2003 to the effect that, as of that date, the $3.00 per share cash merger consideration is fair, from a financial point of view, to the unaffiliated holders of our common stock. You should be aware that the opinion was based upon and subject to important assumptions made, procedures followed, matters considered and limitations upon the review undertaken. The full text of the opinion is attached as Annex B to this proxy statement. We urge you to read the opinion in its entirety for a description of the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken.

THE SPECIAL COMMITTEE'S AND THE BOARD OF DIRECTORS' POSITIONS AS TO THE FAIRNESS OF THE MERGER (SEE PAGE 24)


                  The special committee and our board of directors believe the merger is fair to the unaffiliated holders of our common stock. Many facts support this conclusion, including the following:


                  - the proposed merger would entitle each of our stockholders (other Acquisition Corporation) to receive $3.00 per share cash merger consideration;


                  - the opinion of Stout Risius Ross, Inc. to the effect that, as of the date of its opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken set forth in the opinion, the $3.00 per share cash merger consideration is fair, from a financial view, to the unaffiliated holders of our common stock;


                  - the fact that Mr. Westerbeke has advised the special committee that he is unwilling to sell the shares of our common stock beneficially owned by him (through Acquisition Corporation), or vote such shares in favor of any of the acquisition proposals received subsequent to the execution of the merger agreement on May 2, 2003, and that consequently, such acquisition proposals were incapable of being consummated;

                  - the fact that the terms and conditions of the proposed merger, including the merger consideration, were determined through negotiations between Mr. Westerbeke and Acquisition Corporation and their representatives and the special committee and its advisors, none of whom were or are affiliated with Mr. Westerbeke or Acquisition Corporation;

                  - under the merger agreement, alternative acquisition proposals could have been solicited and considered until June 12, 2003. Although alternative acquisition proposals can not be consummated without the approval of Mr. Westerbeke (acting through Acquisition Corporation), the receipt of third-party offers could assist the special committee in its fairness determination and any decision to withdraw, qualify or modify its approval of the merger agreement and its recommendation to the stockholders to adopt the merger agreement. Such offers also provide useful information to our stockholders to assist them in determining how to vote on the merger proposal. Although Mr. Westerbeke had consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party, the special committee believed that, notwithstanding Mr. Westerbeke's stated position, a proposal by a third party to acquire our company at a price viewed as attractive by Mr. Westerbeke could potentially emerge (although the special committee was not aware of any specific such proposal). Offers to acquire our company were received by our company and were considered by the special committee both before and after June 12, 2003. Refer to the section of this proxy statement entitled "Special Factors--Background of the Merger" for a description of the acquisition offers;

                  - the merger agreement provides that adoption of the merger agreement is conditioned upon the affirmative vote of a majority of the outstanding shares of our common stock that are not owned by either (i) Acquisition Corporation or any affiliates or associates of Acquisition Corporation (or any immediate family of any of such persons), or (ii) any of our executive officers or directors; and


                  - In considering the overall fairness of the merger, one of the factors considered by the special committee and the board of directors was the legal fees that we would incur in connection with the merger, including the legal fees that would be payable to Thomas M. Haythe, a member of our board of directors and our outside general counsel, as well as to counsel for the special committee and counsel for our company. However, in making its determination no specific weight was assigned by the special committee or the board of directors to this factor. Also, in considering the overall fairness of the merger, the special committee and the board of directors did not consider the sailboat rental fees paid by us to Mr. Westerbeke. We make use of the sailboat to evaluate the performance of our marine engine products and for other corporate purposes. These fees were not considered because they were negotiated at arm's length and we believe that these fees are no less favorable to our company than we could obtain from an unrelated party.


MR. WESTERBEKE'S, MR. HAIDEMENOS' AND ACQUISITION CORPORATION'S POSITIONS AS TO THE FAIRNESS OF THE MERGER (SEE PAGE 32)


                  Although none of Mr. Westerbeke, Acquisition Corporation or Gregory Haidemenos, who is our Chief Financial Officer, Treasurer and Secretary and the Chief Financial Officer of Acquisition Corporation ("Mr. Haidemenos"), has performed, or engaged a financial advisor to perform, any valuation analysis in order to assess the fairness of the merger to the unaffiliated holders of our common stock, each believes that the merger is substantively and procedurally fair to our unaffiliated stockholders. Mr. Westerbeke and Acquisition Corporation believe this conclusion is supported by the factors described above and by other factors, including:


                  - the merger consideration of $3.00 per share represents a 70% premium over our common stock's $1.76 closing price on the Nasdaq Stock Market on May 2, 2003, the last trading day before the proposed merger was announced, and a 71% and 34% premium, respectively, over our stock price 30 days and 90 days prior to the announcement of the merger on May 5, 2003;

                  - the merger agreement and the merger were approved and recommended by the special committee and the board of directors; and

                  - the unaffiliated stockholders will receive cash for their ownership interests and will no longer be subject to the risks of financial performance by our company. After the merger, Mr. Westerbeke will bear all of the risks of our company's financial performance. Such risks will be enhanced by decreased financial reserves and an increased level of debt.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 49)

                  In considering the recommendation of our board of directors that our stockholders vote to adopt the merger agreement so that the merger can occur, you should be aware that our executive officers and directors have interests in the merger that may conflict with the interests of our stockholders generally. These interests include:

                  - Mr. Westerbeke is our Chairman of the Board, President and Chief Executive Officer and, as a result of the merger, will increase his beneficial ownership of our common stock from approximately 56.2% to 100%;

                  - Mr. Westerbeke is a member of both our company's and Acquisition Corporation's boards of directors;

                  - Mr. Haidemenos is an executive officer of both our company and Acquisition Corporation;

                  - Whether or not the merger is completed, members of the special committee will each receive a fee of $15,000 for their service on the special committee. The board determined that such $15,000 fee was appropriate in light of the relatively modest directors' fees historically received by directors of our company and the significant time commitment required to be made by, and the added responsibility assumed by, the members of the special committee;


                  - Thomas M. Haythe, a member of our company's board of directors and our outside general counsel, serves as a senior advisor to our company in connection with legal issues and various transactions in which we are involved, including the proposed merger, for which he is paid fees for services rendered to our company;


                  - After the merger, Mr. Westerbeke will continue to serve as Westerbeke's President and Chief Executive Officer, and Mr. Haidemenos will continue to serve as our Chief Financial Officer, Treasurer and Secretary;

                  - Upon completion of the merger, our executive officers (other than Mr. Westerbeke) will be entitled to receive the $3.00 per share merger consideration for each share of our common stock owned by them (which we expect will not result in any payment by us because Mr. Haidemenos, our only executive officer other than Mr. Westerbeke, does not own any shares of our common stock or stock options to purchase such shares); and

                  - After the merger, Westerbeke will continue indemnification arrangements and directors' and executive officers' liability insurance for our present and former directors and executive officers.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 51)

                  The receipt of $3.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between $3.00 per share and the stockholder's adjusted tax basis in that share. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "Special Factors-Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders".

APPRAISAL RIGHTS (SEE PAGE 54)

                  Stockholders who do not wish to accept the $3.00 per share cash consideration payable pursuant to the merger may seek, under the DGCL, judicial appraisal of the fair value of their shares by the Court of Chancery of Delaware. This value could be more or less than or the same as the merger consideration of $3.00 cash per share. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

                  -        you must NOT vote in favor of the merger agreement;

                  - you must make a written demand for appraisal in compliance with the DGCL before the vote on the merger agreement; and

                  - you must continuously hold your shares from the date of making the demand through the effectiveness of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effectiveness of the merger, will lose any right to appraisal in respect of those shares.

                  Merely voting against the merger agreement will not preserve your right of appraisal under the DGCL. Also, since a submitted proxy not marked "against" or "abstain" will be voted for the adoption of the merger agreement, the submission of a proxy not so marked will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to exercise your appraisal right. If you or your nominee fails to follow all of the steps required by
Section 262 of the DGCL, you will lose your right of appraisal.

                  Annex C to this proxy statement contains Section 262 of the DGCL relating to your right of appraisal.

THE ANNUAL MEETING (SEE PAGE 83)

DATE, TIME, PLACE AND MATTERS TO BE CONSIDERED (SEE PAGE 83)

                 Our annual meeting will be held at , on November , 2003 at 10:00 A.M., local time. At the annual meeting, you will be asked to vote on the adoption of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

RECORD DATE FOR VOTING  (SEE PAGE 83)

                  You may vote at the annual meeting if you owned shares of our
common stock at the close of business on October   , 2003. On that date, there
were 1,954,809 shares of our common stock outstanding and Mr. Westerbeke beneficially owned 1,098,250 shares of our common stock. Each share of common stock entitles the holder to cast one vote at the annual meeting.

PROCEDURES RELATING TO YOUR VOTE AT THE ANNUAL MEETING (SEE PAGE 83)

                  - In order to have a quorum at the annual meeting, a majority of all outstanding shares of common stock as of the record date must be present, in person or by proxy. Acquisition Corporation has agreed to cause all of the shares beneficially owned by it at the time of the meeting to be represented in person or by proxy at the meeting. Accordingly, a quorum at the meeting is assured.

                  - In order to adopt the merger agreement under the DGCL, we must obtain the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting. As of the record date for the annual meeting, Acquisition Corporation and our directors and executive officers beneficially owned a total of 1,145,550 shares (including presently exercisable options), which is approximately 57.6% of all outstanding shares. Acquisition Corporation has agreed to vote all of the shares of our common stock held by it at the time of the annual meeting "FOR" the adoption of the merger agreement, which will assure adoption of the merger agreement under the DGCL. We also expect our directors and executive officers to vote to adopt the merger agreement.

                  - IN ADDITION, ALTHOUGH NOT REQUIRED UNDER THE DGCL OR OUR CERTIFICATE OF INCORPORATION OR BY-LAWS, THE MERGER AGREEMENT REQUIRES THAT THE MAJORITY OF THE MINORITY CONDITION BE SATISFIED BEFORE WE CAN COMPLETE THE MERGER. SATISFACTION OF THE MAJORITY OF THE MINORITY CONDITION REQUIRES THAT THE MERGER AGREEMENT BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK NOT HELD BY EITHER (i) ACQUISITION CORPORATION OR ANY AFFILIATES OR ASSOCIATES OF ACQUISITION CORPORATION (OR ANY IMMEDIATE FAMILY OF ANY OF SUCH PERSONS), OR (ii) ANY EXECUTIVE OFFICERS OR DIRECTORS OF OUR COMPANY.

                  - After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as
                           possible, but in no event later than November   ,
                           2003, so that your shares are represented at the annual meeting, even if you plan to attend the meeting in person. Unless you specify to the contrary, all of your shares represented by valid proxies will be voted "FOR" the adoption of the merger agreement. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the adoption of the merger agreement.

                  - If your shares are held in "street name" by your broker, your broker will vote your shares, but only if you provide written instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding how to instruct it to vote your shares. Without instructions, your shares will not be voted by your broker. Your failure to provide instructions to your broker will result in your shares not being voted by your broker and will not affect your ability to exercise your appraisal rights.

                  - Do not send in your stock certificate now. Promptly after the merger is completed, you will receive a letter of transmittal for use in surrendering your stock certificates and obtaining payment for your shares.

                  - Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

                           - by delivering written notification of revocation to our corporate Secretary at our principal executive offices at Myles Standish Industrial Park, Taunton, Massachusetts 02780;

                           -        by delivering a proxy of a later date;

                           - by attending the annual meeting and voting in person. Your attendance at the annual meeting will not, by itself, revoke any proxy previously delivered by you; you must vote in person at the meeting; or

                           - if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

                  For additional information regarding the procedure for delivering your proxy see "The Annual Meeting-Voting and Revocation of Proxies" and "The Annual Meeting-Solicitation of Proxies".

                  If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact our corporate Secretary, Gregory Haidemenos, Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780 (telephone: (508) 823-7677).

ACCOUNTING TREATMENT (SEE PAGE 53)

                  For U.S. accounting and financial reporting purposes, the acquisition of shares of our common stock in the merger will be accounted for under the purchase method of accounting.

THE MERGER AGREEMENT (SEE PAGE 59)

CONDITIONS TO THE MERGER (SEE PAGE 66)

                  The completion of the merger depends upon the satisfaction or waiver of a number of important conditions, including the following:

                  - we must obtain the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

                  - the Majority of the Minority Condition must be satisfied;

                  - Acquisition Corporation must have arranged for Westerbeke, as the surviving corporation of the merger, to have obtained the financing necessary to pay the merger consideration;

                  - no injunction or similar prohibition to completion of the merger may be in effect and no proceeding by a governmental authority may have been commenced seeking to impose such an injunction or prohibition;

                  - the respective representations and warranties of our company and Acquisition Corporation in the merger agreement must be true and correct, subject to exceptions that would not have a "material adverse effect" on the party making the representations or warranties or on the consummation of the merger. A "material adverse effect" is defined in the merger agreement as any change or effect that individually or in the aggregate is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, liabilities or results of operations of our company and our subsidiaries, taken as a whole, or, with respect to Acquisition Corporation, could reasonably be expected to prevent or materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

                  - we and Acquisition Corporation must have obtained all necessary consents to the merger;

                  -        our directors must have submitted their resignations;

                  - the holders of no more than 10% of our common stock outstanding immediately before the effective time of the merger shall have exercised (and complied with all requirements for perfecting) their rights of appraisal under the DGCL; and

                  - we and Acquisition Corporation must each be in compliance in all material respects with our respective covenants in the merger agreement.

                  At any time prior to the effective time of the merger, to the extent permitted by law, performance of any of the above conditions may be waived in writing by our company (acting subsequent to approval by the special committee) or by Acquisition Corporation. We do not currently believe it likely that any party would waive any of the conditions to the merger, and we do not currently anticipate re-soliciting the votes of our stockholders under any circumstances.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 67)

                  We (with the approval of the special committee) and Acquisition Corporation may agree to terminate the merger agreement at any time before the completion of the merger.

                  Acquisition Corporation may terminate the merger agreement without our consent if our board of directors (acting subsequent to the recommendation of the special committee) or the special committee:

                  - withdraws, qualifies or modifies its approval of the merger agreement or its recommendation to our stockholders to adopt the merger agreement or publicly proposes to do so;

                  - takes any other action or makes any other statement inconsistent with that recommendation;

                  - approves, recommends or publicly proposes to approve or recommend a "superior acquisition proposal" (as described in the section of this proxy statement entitled "The Merger--The Merger
                           Agreement--Solicitation of Other Offers");

                  - does not include its recommendation to approve the merger agreement in this proxy statement and the transaction statement on Schedule 13E-3 filed in connection with the merger; or

                  - if we enter into an acquisition agreement with another party.

                  We may terminate the merger agreement (provided that such termination has been approved by the special committee) if, subject to certain exceptions, our board of directors (acting subsequent to the recommendation of the special committee) or the special committee:

                  - determines to enter into an acquisition agreement with another party, or

                  - approves, recommends or publicly proposes to approve or recommend a superior acquisition proposal.

                  In addition, we (with the approval of the special committee) or Acquisition Corporation may terminate the merger agreement by written notice to the other if:

                  - any governmental entity issues a final non-appealable injunction or other governmental order permanently enjoining or otherwise prohibiting the merger;

                  - the merger is not completed on or before October 31, 2003, unless the failure to complete the merger is due to the failure of the party seeking to terminate the merger agreement to fulfill its obligations under the merger agreement;

                  - the other party materially breaches a representation, warranty or covenant in the merger agreement and the breach is not cured within 30 days after notice of the breach or cannot be cured prior to October 31, 2003; or

                  - at the annual meeting, the merger agreement is not adopted by the required votes of the holders of our common stock.

TERMINATION FEE (SEE PAGE 68)

                  If the merger agreement is terminated under certain circumstances, Westerbeke will pay Acquisition Corporation a termination fee equal to all costs and expenses incurred by Acquisition Corporation in connection with the merger agreement and the merger, not to exceed a total of $75,000. The costs and expenses incurred by Acquisition Corporation in connection with the merger agreement and the merger will substantially exceed $75,000.

EFFECT OF TERMINATION (SEE PAGE 69)

                  If the merger agreement is terminated by either party, there will be no liability (except for the termination fee described above) on the part of any party or any of their affiliates, directors, executive officers, employees or stockholders. However, no party will be relieved from liability for willful breaches of the merger agreement.

INFORMATION ABOUT WESTERBEKE, MR. WESTERBEKE, MR. HAIDEMENOS AND ACQUISITION CORPORATION

                  - Westerbeke. We design, manufacture and market marine engine and air conditioning products intended principally for recreational marine applications. We were organized in 1932 and re-incorporated as a Delaware corporation in 1986. We operate our business directly and through direct subsidiaries. The address of our principal executive offices is Myles Standish Industrial Park, Taunton, Massachusetts 02780, and our telephone number is (508) 823-7677.

                  - John H. Westerbeke, Jr. Mr. Westerbeke has been our President and a director since 1976. In June 1986, Mr. Westerbeke assumed the additional position of Chairman of the board. Mr. Westerbeke has served in various managerial capacities since joining Westerbeke in 1966. Mr. Westerbeke beneficially owns approximately 56.2% of our common stock. Mr. Westerbeke is a United States citizen. The address of Mr. Westerbeke is c/o Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780, and his telephone number is (508) 823-7677.

                  - Gregory Haidemenos. Mr. Haidemenos has been our Chief Financial Officer since December 1999, and has been our Treasurer and Secretary since April 2002. Mr. Haidemenos served as Controller of our company from September 1996 to November 1999. Mr. Haidemenos does not own any shares of common stock in our company, nor does he hold any options to purchase shares of common stock of our company. Mr. Haidemenos is a United States citizen. The address of Mr. Haidemenos is c/o Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780, and his telephone number is (508) 823-7677.

                  - Acquisition Corporation. Acquisition Corporation is a Delaware corporation, all of the common stock of which is beneficially owned by Mr. Westerbeke. Acquisition Corporation owns approximately 56.2% of our common stock. Acquisition Corporation was formed for the purpose of entering into the merger agreement and the merger with us and has not engaged in any business except in furtherance of the merger. The address of Acquisition Corporation's principal executive offices is c/o Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780, and its telephone number is
                           (508) 823-7677.

                  During the past five years, none of the our company, Mr. Westerbeke, Mr. Haidemenos or Acquisition Corporation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or a finding of any violations of such laws.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

                  At a meeting of our board of directors on December 6, 2002, Mr. Westerbeke proposed to the board a transaction that would result in our company becoming a privately held entity of which Mr. Westerbeke would beneficially own 100% of the outstanding equity, with our stockholders (other than Mr. Westerbeke) receiving $2.30 in cash for each share of our common stock held by them. Mr. Westerbeke believed that the $2.30 was a fair price because it represented a significant premium over our then-existing stock price ($2.14) and represented a price that he believed would be sufficient to obtain a vote in favor of the transaction by the holders of a majority of our common stock other than Mr. Westerbeke and our directors and officers. Mr. Westerbeke determined to present the merger proposal to the board based on the cumulative effect of various concerns he had been considering. No one cause or event was determinative in Mr. Westerbeke's timing of his offer, but rather the aggregate effects of these factors (which are discussed below) culminated in his determination to make such an offer at that time.

                  In deciding to propose such a transaction, Mr. Westerbeke believed that, in light of our small public float and the low trading volume for the shares of our common stock, the benefits to us of having publicly traded securities have not outweighed the expenses and other requirements imposed on us as a result of having publicly traded shares. In particular, Mr. Westerbeke believes that our low trading volume has hindered the liquidity of trading in our stock. In addition, the lack of appreciation of our common stock has impaired our ability to use stock options and other equity-based incentives as a meaningful tool to attract and retain employees.

                  Mr. Westerbeke also determined that he would not be in a position to sell any of his shares in our company. Since he currently beneficially owns approximately 56.2% of our outstanding common stock, Mr. Westerbeke concluded that the stock would likely have inadequate liquidity for the foreseeable future since he would not be trading in the shares in the market.

                  Finally, Mr. Westerbeke decided that he would welcome the opportunity to return our company to a longer-term focus on operating efficiencies, market share and cash flow that is available to private companies. He concluded that he would prefer to get away from the shorter-term focus typically demanded of public companies by analysts and the securities markets.

                  At the same time he was considering these matters, Mr. Westerbeke perceived a marked change in the regulatory atmosphere regarding public companies. Partly as a result of the corporate scandals of the early years of this century, and accelerating as a result of the effectiveness of the Sarbanes-Oxley Act of 2002 on July 30, 2002, Mr. Westerbeke has noted a steady increase in the costs of our remaining a public company, including increased audit fees, legal fees and director and officer liability insurance premiums. We anticipate that in 2003 our expenses related to being a public company will increase by approximately 10.3%, or $22,000, over their level in 2002. We are unable to quantify such expenses for later years, but we expect them to increase, possibly significantly, over their 2003 level. There are also significant time requirements associated with being a public company, as our directors, officers and other employees must spend significant amounts of time in connection with preparing and filing documents with the SEC. These time requirements have increased significantly in light of the Sarbanes-Oxley Act of 2002, and we expect that they will continue to increase over time. In particular, our officers are required to spend significant amounts of time in order to put themselves in a position to provide the certifications required by the Sarbanes-Oxley Act of 2002. In addition, our officers are required to have additional meetings, and to spend additional time preparing for meetings, with our audit committee and our independent auditors. Similarly, our directors are required to have additional meetings with our officers and our independent auditors and to enhance their oversight of our operations in order to comply with the requirements of the Sarbanes-Oxley Act of 2002.

                  Since Mr. Westerbeke is unwilling to sell the shares of our common stock beneficially owned by him, Mr. Westerbeke did not believe that it would be useful for us to consider other strategic alternatives such as selling our company as a whole or breaking up our company. Mr. Westerbeke also concluded that it was not feasible to increase the size of our operations, our public float, and our market following through acquisitions for stock. Given the low value of our stock and the small number of our stockholders, he concluded it would be unlikely that any acquisition target would readily accept our common stock as acquisition currency.

                  Mr. Westerbeke did consider the alternative of simply asking our board to authorize deregistration of our common stock and the delisting of the common stock from Nasdaq. However, Mr. Westerbeke concluded that, while such steps would certainly save us the regulatory compliance costs that we currently face and decrease the amount of time our employees incur on preparation of public documents, they would do nothing to enhance stockholder value, so such steps were rejected as an option at that time.

                  Since Mr. Westerbeke had determined that he is not a seller, he concluded that the only way to provide our stockholders with the opportunity to decide for themselves whether to secure a premium price for their stock over and above its closing price of $2.14 on the Nasdaq Stock Market on December 6, 2002, the date on which Mr. Westerbeke made his proposal to our board of directors, would be to propose a going-private transaction to the stockholders for their consideration. In Mr. Westerbeke's view, while giving us and our stockholders the opportunity to assess the merits of such a proposed transaction would result in us incurring substantial transaction costs, as well as in Mr. Westerbeke incurring significant personal costs, in Mr. Westerbeke's opinion those costs were acceptable as a one-time cost of providing our stockholders with the opportunity to determine their own destiny with respect to their stockholdings in our company.

                  For further information about the reasons that Mr. Westerbeke proposed the going private transaction, you should refer to the section of this proxy statement entitled "Reasons for the Merger; Purpose and Structure of the Merger."

                  At the December 6, 2002 board meeting and in response to Mr. Westerbeke's proposal, our board of directors adopted resolutions forming a special committee of our board, consisting of James W. Storey and Gerald Bench, two directors unaffiliated with Mr. Westerbeke, to review and make recommendations to our board of directors with respect to Mr. Westerbeke's proposal. Between December 6, 2003 and January 28, 2003, the special committee engaged in preliminary discussions with several financial advisors and law firms about their potential engagement by the special committee in connection with Mr. Westerbeke's proposal. On January 28, 2003, Mr. Storey, chairman of the special committee, contacted Richards, Layton & Finger to discuss the proposal by Mr. Westerbeke that was made at the December 6, 2003 board meeting and the potential retention of Richards, Layton & Finger as counsel to the special committee. Mr. Storey discussed the nature of Mr. Westerbeke's proposal, the potential process to be employed by the special committee in connection with its evaluation and negotiation of Mr. Westerbeke's proposal, the potential conditions involved with respect to Mr. Westerbeke's proposal, and other non-financial terms of Mr. Westerbeke's proposal. On January 30, 2003, Torys LLP, counsel to our company, forwarded to the members of the special committee a draft merger agreement and other materials for their consideration in connection with Mr. Westerbeke's proposal.

                  On February 3, 2003, Richards, Layton & Finger spoke with Torys to discuss background issues in connection with Mr. Westerbeke's proposal and background information concerning our company, including with respect to the number of our stockholders, our status as a listed company on the Nasdaq Stock Market and other matters. On February 3, 2003, the special committee met, in a telephone conference call, with Richards, Layton & Finger, to formally retain Richards, Layton & Finger as counsel to the special committee and to review various proposed terms and conditions in connection with Mr. Westerbeke's proposal. Richards, Layton & Finger reviewed with the special committee the relevant provisions of our certificate of incorporation and provisions of
Section 203 of the DGCL in connection with Mr. Westerbeke's proposal. The special committee discussed a number of factors relevant to us and to Mr. Westerbeke's proposal, including the current state of our business, the recent loss of our largest customer, the effect of the recently enacted Sarbanes-Oxley Act of 2002 on our company, the potential increased costs to us in terms of audit and other expenses as a result of the Sarbanes-Oxley Act, the potential increase in our compliance costs and director and officer insurance costs, the relatively small number of outstanding shares of our common stock, the thin volume of trading of our common stock and the limited number (approximately 118) of our stockholders of record. The special committee discussed our stockholder composition, with Mr. Westerbeke holding approximately 56.2% of the outstanding shares of our common stock, the fact that Mr. Westerbeke has consistently stated that, although he is willing to offer to purchase the publicly-traded shares of our common stock, he is unwilling to sell any portion of his beneficial interest in our company to a third party, and the fact that as a majority stockholder he is not obligated to do so. The special committee also discussed the potential effects of a de-listing of our common stock by the Nasdaq Stock Market, the potential de-registration by our company of our common stock under the Securities Exchange Act of 1934 due to the small number of our stockholders, the lack of liquidity for our common stock and the effect of these factors on the trading volume and price of our common stock. The special committee was then advised concerning its fiduciary responsibilities under Delaware law in this context in connection with Mr. Westerbeke's proposal, and of the potential terms to be included in any negotiated transaction with Mr. Westerbeke. The special committee also discussed various terms and conditions of Mr. Westerbeke's proposal and the draft merger agreement previously provided by Torys.

                  The special committee also discussed the retention of a financial advisor to assist it in connection with an evaluation of the fairness of Mr. Westerbeke's proposal. Mr. Storey advised that he had received information concerning a number of financial advisors and, based upon his review of the materials received by the special committee, requested Richards, Layton & Finger to contact Stout Risius Ross, Inc. in connection with a potential engagement.


                  The special committee then discussed potential methods of valuing the stock of our company in connection with Mr. Westerbeke's proposal. In particular, the special committee discussed valuation methods typically utilized by financial advisors in connection with a financial evaluation, such as discounted cash flow, comparable company analysis, break-up value, book value and liquidation value, and that the most appropriate form of analysis in a particular situation depends upon the nature of the transaction and the individual company. The special committee also addressed the application of
Section 203 of the DGCL (which contains restrictions on business combinations with interested stockholders) to Mr. Westerbeke's proposal. Richards, Layton & Finger advised the special committee that the formation of an acquisition subsidiary by Mr. Westerbeke in order to facilitate the formal making of Mr. Westerbeke's proposal could inadvertently subject the acquisition subsidiary to the restrictions on business combinations contained in Section 203 of the DGCL, and that the acquisition subsidiary should not be formed until either the special committee or our board of directors had approved its formation for purposes of making a formal proposal. In particular, because the premature formation of an acquisition subsidiary, such as Acquisition Corporation, could immediately cause such an entity to be an affiliate of a stockholder (such as Mr. Westerbeke), the approval of the special committee or our board of directors prior to the formation of the acquisition subsidiary was required so that such formation would not inadvertently subject the acquisition subsidiary to the prohibitions on business combinations contained in Section 203 of the DGCL. The special committee discussed the interplay of Section 203 of the DGCL and our certificate of incorporation, and agreed to recommend that our board of directors approve the formation of an acquisition vehicle for the limited purpose of facilitating Mr. Westerbeke's proposal to the special committee for purposes of Section 203 of the DGCL and our certificate of incorporation.


                  On February 6, 2003, Richards, Layton & Finger spoke with Thomas M. Haythe, one of our directors and our outside general counsel, and Torys concerning various due diligence issues concerning our company and the structure of Mr. Westerbeke's proposal.


                  On February 7, 2003, the special committee met, in a telephone conference call, with Richards, Layton & Finger in attendance, to consider a number of due diligence items. The special committee discussed our historical business and future prospects, as well as the range of the trading price of our common stock over the prior two years. The special committee also considered the proposed engagement of Stout Risius Ross, Inc. to provide financial advisory services to the special committee in connection with Mr. Westerbeke's proposal to assist the special committee in its consideration of whether the consideration being offered in Mr. Westerbeke's proposal is fair to our stockholders other than Mr. Westerbeke. After discussion, the special committee directed Richards, Layton & Finger to negotiate further with Stout Risius Ross, Inc. in connection with its potential engagement. Richards, Layton & Finger then reviewed with the special committee its legal responsibilities in connection with Mr. Westerbeke's proposal and the process involved in connection with the special committee's consideration of Mr. Westerbeke's proposal. The special committee then reviewed the terms of the draft merger agreement that had been circulated on January 30, 2003, and concluded that any proposed transaction would need to facilitate the ability of the special committee to consider other proposals for a transaction involving our company (even after the execution of the merger agreement and announcement of the proposed merger) and would be required to include a "majority of the minority" condition (requiring approval of any such merger agreement by a majority of the outstanding shares of our common stock not held by Mr. Westerbeke or other affiliates of our company). Although Mr. Westerbeke had consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party, the special committee believed that, notwithstanding Mr. Westerbeke's stated position, a proposal by a third party to acquire our company at a price viewed as attractive by Mr. Westerbeke could potentially emerge (although the special committee was not aware of any specific such proposal). Accordingly, the special committee viewed the inclusion of these provisions as important in order to ensure that the transaction was procedurally fair. The special committee also believed that although it would likely not be successful in influencing Mr. Westerbeke's decision about whether or not to sell his beneficial interest in our company, the ability to consider other proposals was important because the existence of other proposals could assist the special committee in its fairness determination and any decisions to withdraw, qualify or modify its approval of the merger agreement and its recommendation to the stockholders to adopt the merger agreement. The special committee believed that such offers also could provide useful information to stockholders to assist them in determining how to vote on the merger proposal. The special committee also discussed the trading history of our common stock, the limited number of our stockholders and the illiquid nature of our common stock. The special committee then discussed the potential valuation methods to be used in connection with considering Mr. Westerbeke's proposal, and directed Richards, Layton & Finger to discuss further with Stout Risius Ross, Inc. the terms of its engagement letter.

                  On February 11, 2003, Richards, Layton & Finger spoke with Stout Risius Ross, Inc. concerning the potential engagement of Stout Risius Ross, Inc. and the expansion of services to be rendered to the special committee. Richards, Layton & Finger then contacted Mr. Storey to confirm agreement with respect to the retention of Stout Risius Ross, Inc. Also on February 11, 2003, Richards, Layton & Finger sent comments concerning the draft merger agreement to Pepe & Hazard LLP, counsel to Mr. Westerbeke and Acquisition Corporation, to Mr. Haythe and to Torys.

                  On February 14, 2003, there were discussions among Richards, Layton & Finger, Pepe & Hazard, Mr. Haythe and Torys concerning various provisions of the merger agreement and otherwise in connection with Mr. Westerbeke's proposal. Also on February 14, 2003, a revised draft of the proposed merger agreement was circulated among counsel.

                  On February 18, 2003, the special committee met, in a telephone conference call, with Richards, Layton & Finger in attendance, to review in detail a revised draft of the proposed merger agreement. The special committee reviewed Mr. Westerbeke's proposal for a majority-of-the-minority condition and the various provisions of the draft merger agreement, including the representations, warranties and covenants in the merger agreement. The special committee also approved the engagement letter of Stout Risius Ross, Inc.

                  On February 19, 2003, Richards, Layton & Finger spoke with Stout Risius Ross, Inc. to review a number of background factors concerning us and the then-current draft merger agreement.

                  Throughout this period, Richards, Layton & Finger conducted due diligence with respect to our company. On February 26, 2003, there were discussions among Richards, Layton & Finger, Pepe & Hazard, Mr. Haythe and Torys concerning provisions of the draft merger agreement, its terms and conditions, and the terms of a majority of the minority condition.

                  On February 28, 2003, Richards, Layton & Finger and Stout Risius Ross, Inc. spoke and reviewed a number of issues involving our company, including the trading volume and price of our common stock, the number of our stockholders, the nature of our business, the effects of the economy and the pending war with Iraq on our business, anticipated costs savings to our company, our recent earnings history, the loss in 2002 of our then largest customer, and other matters.

                  On March 10, 2003, the special committee met, in a telephone conference call, with Stout Risius Ross, Inc. and Richards, Layton & Finger concerning Mr. Westerbeke's proposal and a proposed meeting between Stout Risius Ross, Inc. and our senior management scheduled for March 12, 2003 at our corporate headquarters. Stout Risius Ross, Inc. reviewed with the special committee the status of its due diligence investigation of our company and of their review of financial data and analyses of our company. Stout Risius Ross, Inc. described various valuation methodologies it would employ in reviewing our company and analyzing Mr. Westerbeke's proposal, including an income-based approach, a market transaction-based approach, and a cost (or asset-based) approach. Stout Risius Ross, Inc. advised the special committee that, based upon its discussions with our management, we had not historically prepared nor relied upon future-looking projections as a predictor of future business due to the nature of our business in the leisure industry, and that mid- to long-term forecasts of our business would be difficult due to the seasonal nature of the recreational boat market. Stout Risius Ross, Inc. then reviewed the profiles of various of our competitors in the marine and recreational boat industry and the consolidation occurring in that industry. Stout Risius Ross, Inc. reviewed the economic indicators of our business and reviewed our overall business prospects. The special committee discussed the fact that Mr. Westerbeke has consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party, and that, although we could potentially be sold to a third party at a higher per-share price, Mr. Westerbeke is not prepared to sell his common stock. The special committee then reviewed with Stout Risius Ross, Inc. the current status of the merger agreement and the possibility that a competing bid may emerge following the public announcement of any agreed upon transaction with Mr. Westerbeke. Stout Risius Ross, Inc. advised that, following its visit to our headquarters on March 12, 2003, Stout Risius Ross, Inc. anticipated an additional period of two weeks before it would be in a position to evaluate fully the information and advise the special committee as to its opinion with respect to Mr. Westerbeke's proposal.

                  At a meeting of our board of directors on March 10, 2003, our board adopted resolutions confirming broad delegation to the special committee of power and authority to make decisions with respect to Mr. Westerbeke's proposal, including the power to disapprove of the proposal. There were no limitations placed upon the special committee in connection with such delegation. In addition, our board approved the formation of Acquisition Corporation solely for the purpose of making a proposal to our company in connection with Mr. Westerbeke's proposal and the transactions contemplated thereby for purposes of the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL.

                  On March 12, 2003, representatives from Stout Risius Ross, Inc. met with our senior management at our corporate headquarters to review our historical and projected financial performance and our business prospects.

                  On March 13, 2003, Richards, Layton & Finger spoke with Pepe & Hazard, Mr. Haythe and Torys with respect to the due diligence visit by Stout Risius Ross, Inc. and the open items in connection with the draft merger agreement (including the financing condition). Also on March 13,, 2003, a revised draft of the merger agreement was circulated among counsel.

                  On March 18, 2003 the special committee met with Stout Risius Ross, Inc., in a telephone conference call, with Richards, Layton & Finger in attendance, at which Stout Risius Ross, Inc. reported on the status of its analysis of our company. Stout Risius Ross, Inc. advised the special committee that it had met with our senior management to review our historical and projected financial performance and our business prospects in connection with Mr. Westerbeke's proposal. Stout Risius Ross, Inc. reported that it was in need of additional financial data concerning our company, particularly forward-looking information with respect to our business prospects and cash flow. Although we had not historically prepared such information, the special committee agreed to request that we prepare a cash flow projection for the subsequent four years under various scenarios. Stout Risius Ross, Inc. then reviewed its analysis to date in terms of its evaluation of us. The special committee also discussed the possibility that a third party would make a potential bid for us, noting that such a bid is unlikely in light of the fact that Mr. Westerbeke has consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party, and discussed the need for the draft merger agreement to accommodate discussions with third parties who may be interested in making a bid for all outstanding shares of our common stock. Stout Risius Ross, Inc. reported that Stout Risius Ross, Inc. would need to receive the additional financial projections from us and, upon its receipt and review of the information, Stout Risius Ross, Inc. would be in a position to advise the special committee further with respect to Mr. Westerbeke's proposal. The special committee also discussed the provisions of the draft merger agreement. The special committee also discussed the fact that our company had lost substantially all of our business from our then largest customer over the past year, reviewed the prospects for our businesses on a long-term basis and discussed various valuation issues involving our company.

                  On March 25, 2003, Richards, Layton & Finger spoke with Gregory Haidemenos, our Chief Financial Officer, concerning Stout Risius Ross, Inc.'s request for additional information and thereafter spoke with Pepe & Hazard, with Mr. Haythe and with Torys in connection with the additional information request. These discussions focused on the need for additional projections with respect to our business, taking into account the uncertainties inherent in such projections. Richards, Layton & Finger also spoke with Mr. Haythe and Torys concerning open issues with respect to the draft merger agreement.

                  On March 31, 2003, Richards, Layton & Finger spoke with Stout Risius Ross, Inc. concerning the terms and conditions of the draft merger agreement, the ability to entertain competing proposals following the announcement of any proposed transaction, the nature of our assets and the book value thereof, and the ranges of premiums in transactions similar to Mr. Westerbeke's proposal.

                  On April 8, 2003, Mr. Haidemenos forwarded to Stout Risius Ross, Inc. forward looking projections concerning our four-year prospects under various scenarios. These projections were also forwarded to the special committee and its counsel.

                  On April 14, 2003, the special committee met, in a telephone conference call, with Richards, Layton & Finger and Stout Risius Ross, Inc. Stout Risius Ross, Inc. reviewed the projected financial data that had been presented to it by Mr. Haidemenos and the historical financial data included in our most recent Form 10-K and subsequent Form 10-Q filings, and advised the special committee that its financial analysis of our company was complete. Stout Risius Ross, Inc. discussed with and advised the special committee with respect to the various valuation methodologies it employed in reviewing the $2.30 per share price which had been proposed by Mr. Westerbeke, but did not make any specific conclusions about the $2.30 per share price (or any other share price). The special committee determined that, although its analysis of the results of the valuation methodologies employed by Stout Risius Ross, Inc. indicated that the $2.30 per share price was within an acceptable range, it would seek to negotiate a higher price.

                  On April 22, 2003, the special committee met at our headquarters to discuss the open items in connection with the draft merger agreement and to attempt to negotiate a higher price in connection with Mr. Westerbeke's proposal. The special committee met with Mr. Westerbeke and, following negotiations, Mr. Westerbeke proposed to increase his offer to $3.00 per share. The special committee agreed to the increased price per share, which it believed to be at the high end of the range of acceptable prices determined by it based upon its analysis of the results of the valuation methodologies employed by Stout Risius Ross, Inc. The special committee then discussed the provisions of the merger agreement. Mr. Westerbeke reiterated his position that although he is willing to purchase all publicly held shares of our common stock, he is unwilling to sell any portion of his beneficial interest in our company to a third party.

                  Stout Risius Ross, Inc. was advised of the proposed $3.00 per share price, and prepared a financial presentation, which was distributed to the special committee on April 25, 2003 in advance of Stout Risius Ross, Inc.'s formal presentation of such information on April 29, 2003. The financial presentation prepared by Stout Risius Ross, Inc. has been filed as Exhibit 99.2 to the Transaction Statement on Schedule 13E-3 filed by our company in connection with the proposed merger transaction.


                  On April 29, 2003, the special committee met, in a telephone conference call, with Richards, Layton & Finger in attendance, to consider Mr. Westerbeke's proposal and received the analysis and evaluation by Stout Risius Ross, Inc. Stout Risius Ross, Inc. began its evaluation of Mr. Westerbeke's proposal by reviewing its role and analyses to date. Based upon Stout Risius Ross, Inc.'s review of Mr. Westerbeke's proposal, Stout Risius Ross, Inc. advised the special committee that the consideration of $3.00 per share in cash offered in connection with Mr. Westerbeke's proposal is fair to our stockholders (other than Acquisition Corporation). Richards, Layton & Finger then reviewed with members of the special committee the revised draft of the merger agreement and discussed in detail the provisions of the merger agreement and the process involved in seeking stockholder approval of the transaction, including the Majority-of-the-Minority Condition. Because there were still a limited number of open items in connection with the draft merger agreement, the special committee deferred making a recommendation to our board of directors until the meeting scheduled for May 2, 2003. On April 29, 2003, a revised draft of the merger agreement was circulated to all parties and their counsel.




                  On May 2, 2003, the special committee met to consider the final form of the merger agreement which provided for consideration of $3.00 per share in cash. At that meeting, Stout Risius Ross, Inc. delivered its written fairness opinion that the consideration payable is fair, from a financial point of view, to the stockholders of our company (other than Acquisition Corporation). Stout

Risius Ross, Inc. subsequently revised its written fairness opinion to state that the consideration payable is fair, from a financial point of view, to our unaffiliated stockholders. Following its review of the final form of the merger agreement, the special committee determined that the merger agreement and the merger are advisable, fair to and in the best interests of our stockholders (other than Acquisition Corporation), and unanimously determined to recommend to our board of directors that the board of directors approve the merger agreement and the merger, declare the advisability of the merger agreement and the merger, and recommend that our stockholders vote to adopt the merger agreement and the merger. The special committee subsequently amended its determination to state that the merger agreement and the merger are advisable, fair to and in the best interests of our unaffiliated stockholders.



                  On May 2, 2003, our board of directors met to receive the report of the special committee with respect to Mr. Westerbeke's proposal and to consider the final form of the merger agreement. The special committee reported to our board its determination that the merger agreement is advisable and fair to the stockholders of our company (other than Acquisition Corporation) and recommended that our board of directors approve the merger agreement and the merger, declare the advisability of the merger agreement and the merger and recommend that our stockholders adopt the merger agreement. Following the report of the special committee, Stout Risius Ross, Inc. made a presentation to the members of our board of directors (other than Mr. Westerbeke, who was excused from the meeting) and advised our directors that the consideration to be received by the stockholders of our company (other than Acquisition Corporation) in connection with the proposed merger is fair from a financial point of view. Mr. Westerbeke then rejoined our board meeting and Mr. Haythe reviewed with our directors their legal duties and made a detailed presentation with respect to the terms of the merger agreement. After discussion, the board of directors voted (with Mr. Westerbeke abstaining) to approve the merger agreement and the merger, declared the advisability of the merger agreement and the merger and declared that the merger agreement and the merger are fair to, and in the best interests of, our company and the stockholders of our company (other than Acquisition Corporation). The board of directors subsequently amended its declaration to state that the merger agreement and the merger are fair to, and in the best interests of, our company and our unaffiliated stockholders. Our board of directors resolved (with Mr. Westerbeke abstaining) to recommend that our stockholders vote to adopt the merger agreement at an annual meeting to be held for that purpose. Our board of directors also approved a resolution which exempted the merger agreement from the restrictions on business combinations with interested stockholders set forth in the DGCL.


                  On May 2, 2003, following the meeting of our board of directors, the parties executed and delivered the merger agreement.

                  Prior to the commencement of trading on the Nasdaq Stock Market on May 5, 2003, we issued a press release announcing the execution of the merger agreement.

                  Subsequent to the execution of the merger agreement, Mr. Westerbeke received a preliminary inquiry, dated May 2, 2003, from Montgomery Advisors, a private equity firm, about the possibility of purchasing Mr. Westerbeke's beneficial interest in our company at a price of $3.50 in cash per share of our common stock, provided that Mr. Westerbeke agreed to a two-year, $500,000 consulting contract and that, concurrent with the purchase, the purchaser obtained a majority position on our board of directors. Mr. Westerbeke referred this inquiry to the special committee. The special committee did not consider the merits of this inquiry because it was an offer made only to Mr. Westerbeke to purchase only the shares in our company beneficially owned by Mr. Westerbeke. The private equity firm was informed of Mr. Westerbeke's unwillingness to sell any portion of his beneficial interest in our company to a third party, and since such notification neither Mr. Westerbeke nor the special committee has received any further communication from such firm.

                  On May 15, 2003, Mr. Westerbeke received an inquiry from Valley Detroit Diesel Allison ("VDDA"), a potential strategic acquiror of our company, regarding the possibility of making an offer to purchase our entire company at a price in excess of $3.00 per share of common stock. Mr. Westerbeke referred this inquiry to the special committee. On May 21, 2003, counsel for VDDA sent a letter to Pepe & Hazard, advising that VDDA was expected to make a formal proposal pursuant to which VDDA would:

                  - make a payment to our company of $6,744,090 in cash at closing ($3.45 per share multiplied by 1,954,809 shares of our common stock currently issued and outstanding);

                  - assume all of the liabilities stated on our balance sheet;

                  - acquire all of the assets on our balance sheet and all of our off-balance sheet assets and intangibles;

                  -        offer a three-year consulting contract to Mr.
                           Westerbeke on terms equivalent to a senior executive; and

                  - require our agreement to distribute to our stockholders their share of the net proceeds received by our company in connection with the transaction.

                  Pepe & Hazard referred the letter to the special committee. Richards, Layton & Finger subsequently spoke to counsel for VDDA to determine whether the proposal represented VDDA's highest and best offer. Counsel for VDDA responded that VDDA was not prepared at that time to make a higher offer. The special committee also spoke to Mr. Westerbeke, who stated that he would not vote the shares of our common stock beneficially owned by him (through Acquisition Corporation) in favor of such proposal. Counsel for the special committee informed counsel for VDDA of Mr. Westerbeke's position.

                  On May 24, 2003, the special committee received from VDDA a formal offer to acquire the assets of our company on the terms set forth in its letter of such date, which terms were not materially different from the terms described above. Subsequently, the chairman of the special committee spoke to Mr. Westerbeke, who again stated that he would not vote the shares of our common stock beneficially owned by him (through Acquisition Corporation) in favor of the proposal. On May 28, 2003, the special committee met and voted unanimously to recommend to the board of directors that we not pursue the proposal. Thereafter, the special committee and Richards, Layton & Finger informed counsel for VDDA of Mr. Westerbeke's position. The basis of the special committee's recommendation was that, under Delaware law, the proposed acquisition would require approval by holders of a majority of our common stock, and that it would be imprudent to expend our resources pursuing a transaction that could not be consummated in light of Mr. Westerbeke's stated position that he would not vote the shares of our common stock beneficially owned by him in favor of the proposal. The special committee reported its recommendation to the board of directors on May 29, 2003. On the same date, the board of directors (with Mr. Westerbeke abstaining), acting subsequent to the recommendation of the special committee, determined not to pursue the proposed transaction for the same reasons stated by the special committee.

                  On June 12, 2003, the special committee received from VDDA a letter, dated June 11, 2003, offering to purchase the assets of our company and increasing the total consideration offered by VDDA to $7,135,053 ($3.65 per share multiplied by 1,954,809 shares of our common stock currently issued and outstanding). The increased offer also included a condition that we pay to VDDA a $75,000 "break-up fee" if any agreed upon transaction did not close on the agreed upon terms. The remaining offer terms were not materially different from the terms described above. Subsequently, the chairman of the special committee spoke to Mr. Westerbeke, who again stated that he would not vote the shares of our common stock beneficially owned by him (through Acquisition Corporation) in favor of the proposal. On June 12, 2003, the members of the special committee met and voted unanimously, for the reasons previously stated by the special committee, that our company not pursue the revised proposal.

                  On June 19, 2003, the special committee received from VDDA a letter, dated June 19, 2003, offering to purchase the assets of our company and increasing the price offered by VDDA to $7,232,793 ($3.70 per share multiplied by 1,954,809 shares of our common stock currently issued and outstanding). The remaining offer terms were not materially different from the terms described above. Subsequently, the chairman of the special committee spoke to Mr. Westerbeke, who again stated that he would not vote the shares of our common stock beneficially owned by him (through Acquisition Corporation) in favor of the proposal. On July 12, 2003, the members of the special committee met and voted unanimously, for the reasons previously stated by the special committee, that our company not pursue the revised proposal. Richards, Layton & Finger subsequently informed counsel for VDDA of the special committee's determination.

                  On July 19, 2003, the special committee received from VDDA a letter, dated July 18, 2003, offering to conduct a tender offer to purchase all of the outstanding common stock of our company at a price of $3.70 per share. The offer was conditioned upon at least 90% of our outstanding shares of common stock being tendered in the tender offer. Subsequently, the chairman of the special committee spoke to Mr. Westerbeke, who informed the special committee on July 28, 2003 that he would not tender the shares of our common stock beneficially owned by him (through Acquisition Corporation) in connection with any VDDA tender offer.

                  On July 28, 2003, the members of the special committee met and voted unanimously to recommend to our board of directors that we not pursue the VDDA proposal. The basis of the special committee's recommendation was that, under the terms of the offer, the proposed acquisition would require the tender of at least 90% of the shares of our outstanding common stock, and such condition could not be achieved given Mr. Westerbeke's stated unwillingness to tender the shares of our common stock beneficially owned by him in connection with the offer. The special committee determined that it would be imprudent to expend our resources pursuing a transaction that could not be consummated. On July 31, 2003, the chairman of the special committee sent a letter, dated July 31, 2003, to VDDA informing VDDA of Mr. Westerbeke's position and the resulting determination by the special committee.

                  On August 1, 2003, our board of directors (with Mr. Westerbeke abstaining), acting subsequent to the recommendation of the special committee, determined not to pursue the proposed transaction for the same reasons stated by the special committee.

                  On August 5, 2003, Mr. Westerbeke spoke on the telephone with representatives of VDDA concerning VDDA's latest offer. During this telephone call, Mr. Westerbeke reiterated his position that he is not a seller and is not interested in VDDA's offer. The discussion was subsequently reported to the special committee and Mr. Westerbeke's position that he would not tender the shares of our common stock beneficially owned by him (through Acquisition Corporation) in connection with any VDDA tender offer was reiterated.

                  Subsequent to that discussion, the special committee determined to meet again after we filed our Form 10-Q for the quarter ended July 26, 2003. The special committee concluded that it would be prudent to consider its fairness determination and recommendation in light of Westerbeke's results for the additional quarter. In addition, as discussed below, the special committee determined that it should consider Westerbeke's results for the quarter, the filing of those results with the Form 10-Q, the latest

VDDA proposal and Westerbeke's position regarding the latest VDDA offer, in connection with its fairness determination and its recommendation to stockholders.


                  We filed our Form 10-Q on September 9, 2003, and the special committee met again on September 12, 2003. At this meeting, the special committee reviewed the factors concerning the merger that it had previously reviewed at its prior meetings as well as Westerbeke's results for the three-month period and the nine-month period ended July 26, 2003. The special committee concluded not to pursue the VDDA proposals further because of the time and expense which would be involved in connection with considering a proposed transaction which could not be consummated based upon Mr. Westerbeke's position regarding the proposals and which could result in Mr. Westerbeke (through Acquisition Corporation) potentially terminating the merger agreement. In particular, the special committee discussed the interplay between the termination provisions of the merger agreement and the provisions of the merger agreement addressing acquisition proposals. Although Mr. Westerbeke had not indicated to the special committee that he would terminate the merger agreement if it further pursued the VDDA proposal, the special committee was concerned that, in the event that the special committee were to make an Adverse Company Board Recommendation (as defined in the merger agreement) with respect to VDDA's proposal, Acquisition Corporation would have the right to terminate the merger agreement, thus jeopardizing the opportunity for our stockholders to vote upon a transaction in which our stockholders would receive the merger consideration of $3.00 per share pursuant to the merger agreement, without the certainty of an executed agreement with VDDA or the certainty that the VDDA transaction would be completed. In addition, the special committee was concerned about permitting VDDA to conduct due diligence when it appeared that there was no possibility that a transaction with VDDA could be consummated because due diligence by VDDA could be detrimental to the unaffiliated stockholders of Westerbeke in the event that the merger were not consummated. VDDA is a major competitor of Westerbeke and would of necessity acquire certain information during any due diligence process which is proprietary to our business. Such disclosure could possibly reduce the value of Westerbeke on a going-forward basis without any countervailing benefit to us or our stockholders. Based upon the extensive discussions held in that meeting, the special committee reaffirmed its determination that the $3.00 per share offer from Mr. Westerbeke is advisable, fair to and in the best interests of our unaffiliated stockholders and the special committee reiterated its recommendation that our stockholders vote to adopt the merger agreement.



                  On September 17, 2003 our board of directors met to receive the report of the special committee with respect to its meeting on September 12, 2003. After the special committee reported its determinations with respect to the VDDA proposals and its reaffirmation of its recommendation that our stockholders vote to adopt the merger agreement, the special committee recommended that our board of directors reaffirm its determination not to pursue the VDDA proposals further and reaffirm its recommendation that our stockholders vote to adopt the merger agreement. After discussion, our board of directors (with Mr. Westerbeke abstaining) reaffirmed its determination not to pursue the VDDA proposals further for the same reasons stated by the special committee, reaffirmed its determination that the $3.00 per share offer from Mr. Westerbeke is advisable, fair to and in the best interests of our unaffiliated stockholders, and reaffirmed its recommendation that our stockholders vote to adopt the merger agreement.



                  On September 26, 2003, the special committee received from VDDA a letter, dated September 26, 2003, offering to conduct a tender offer to purchase all of the outstanding common stock of our company at a price of $3.75 per share. The offer was conditioned upon at least 90% of the outstanding shares of our common stock being tendered in the tender offer. The special committee spoke with Mr. Westerbeke on October 6, 2003 with respect to the latest VDDA offer. In the discussion with the special committee, Mr. Westerbeke reiterated that he would not tender the shares of our common stock beneficially owned by him (through Acquisition Corporation) in connection with the proposed transaction. In the same discussion, Mr. Westerbeke also stated that he would not agree to an increase in the $3.00 per share merger consideration and that he had not decided at that time whether to extend the October 31, 2003 date set forth in the termination provisions of the merger agreement (after which either party may terminate the merger agreement if the merger has not been consummated).



                  On October 6, 2003, the members of the special committee met and voted unanimously that we not pursue the latest VDDA offer. The basis of the special committee's determination was that under the terms of the offer, the proposed acquisition would require the tender of at least 90% of the shares of our outstanding common stock, and such condition could not be achieved given Mr. Westerbeke's stated unwillingness to tender the shares of our common stock beneficially owned by him (through Acquisition) in connection with the offer. The special committee determined that it would be imprudent to expend our company's resources pursuing a transaction that could not be consummated. Counsel for the special committee subsequently informed counsel for VDDA by telephone of the rejection of the offer by the special committee. In the same telephone conversation, counsel for the special committee proposed to counsel for VDDA that VDDA remove the 90% tender condition in its proposal and/or offer to purchase the shares of our outstanding common stock beneficially held by stockholders other than Mr. Westerbeke. On October 13, 2003, the chairman of the special committee sent a letter, dated October 13, 2003, to VDDA confirming to VDDA the position of Mr. Westerbeke and the resulting determination and proposal by the special committee set forth above.


RECOMMENDATION OF THE SPECIAL COMMITTEE


                  The special committee has unanimously determined that the merger agreement is advisable, fair to and in the best interests of our unaffiliated stockholders, and unanimously determined to recommend to our board of directors that the board of directors:


                  -        approve the merger agreement and the merger;

                  - declare the advisability of the merger agreement and the merger; and

                  - recommend that our stockholders vote to adopt the merger agreement.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

                  Our board of directors consists of four directors, two of whom served on the special committee and one of whom, Mr. Westerbeke, is also the sole stockholder, director and an officer of Acquisition Corporation. Mr. Westerbeke abstained from voting with regard to the merger. At the May 2, 2003 meeting of the board of directors, the special committee, with its legal and financial advisors participating, reported to the other members of the board of directors on the course of its negotiations with Mr. Westerbeke and Acquisition Corporation and their legal counsel, its review of the merger agreement and the factors it took into account in reaching its determination that the merger agreement is advisable, fair to and in the best interests of our unaffiliated stockholders.


                  Subsequent to the unanimous recommendation of the special committee, our board of directors (with Mr. Westerbeke abstaining) has:

                  -        approved the merger agreement and the merger;


                  - determined that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders and declared the advisability of the merger agreement and the merger; and


                  - recommended that our stockholders vote to adopt the merger agreement.

SPECIAL COMMITTEE'S POSITION AS TO THE FAIRNESS OF THE MERGER

                  In reaching the conclusions described above, the special committee considered a number of factors, including the following factors, which, in the special committee's judgment, supported its conclusion as to substantive fairness of the merger:


                  - our unaffiliated stockholders would be entitled to receive $3.00 in cash per share as merger consideration, a price the special committee viewed as attractive in light of our historical and current financial performance and in light of current difficult economic, industry and market conditions, which could reduce our profitability and have a negative impact on our stock price. In particular, the special committee considered the fact that the market for our products depends upon the market for recreational boats, which in turn is sensitive to general economic conditions and may be adversely affected by any sustained economic downturn. The special committee also considered the fact that in 2002 our exclusive agreement with our then-largest customer expired;


                  - the written opinion of Stout Risius Ross, Inc., financial advisor to the special committee, dated May 2, 2003, which was presented to the special committee, a copy of which is attached to this proxy statement as Annex B, that, as of the date of the opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken set forth in that opinion, the merger consideration is fair, from a financial point of view, to our unaffiliated stockholders. The special committee has adopted the analysis and discussion of the merger prepared and provided by Stout Risius Ross, Inc. in its written opinion;

                  - the special committee's belief, based upon, among other things, the detailed financial and valuation advice provided to the special committee by Stout Risius Ross, Inc., that the $3.00 per share merger consideration:

                              -     represents an attractive multiple of
                                    historical and projected operating earnings per share and operating cash flow per share;

                              - is within the range of implied per share valuations based upon comparable trading for non-controlled companies that Stout Risius Ross, Inc. deemed comparable to our company; and

                              - is within the range of observed premiums based upon recent full acquisitions as well as going-private transactions;

                  - the special committee's conclusion as to the fairness of the merger consideration was not changed by reason of the acquisition proposals received subsequent to May 2, 2003:

                              -     the proposal received from Montgomery
                                    Advisors related only to the shares of our common stock beneficially owned by Mr. Westerbeke and included the requirement that Montgomery Advisors receive control of our board of directors; it was not for the shares of our common stock held by stockholders other than Mr. Westerbeke. Therefore, the terms of this offer are not comparable to the terms of the proposed merger;


                              - the original proposals received from VDDA were to acquire the assets of our company and the liabilities stated on our balance sheet. VDDA had not offered to acquire any or all of our outstanding common stock, and had not offered to acquire the shares of our common stock held by stockholders other than Mr. Westerbeke. Therefore, the terms of the original VDDA proposals were not comparable to the terms of the proposed merger. In addition, although the special committee was aware that VDDA's proposals to purchase our assets, if they could be consummated, would appear to provide our stockholders with higher proceeds per share than the $3.00 per share merger consideration (although less than the per share amount offered by VDDA after the establishment of reserves and payment of the expenses of winding up of our business), the special committee was cognizant of the fact that an essential condition precedent to VDDA's proposals was the receipt of the approval of a majority of our outstanding common stock. The special committee sought to negotiate an increase in the merger consideration from Acquisition Corporation, but Acquisition Corporation would not agree to any increase;


                              - the latest tender offer proposal received from VDDA was conditioned upon at least 90% of our outstanding common stock being tendered in the tender offer and was subject to due diligence as described below; and

                              -     the consummation of either transaction
                                    proposed by VDDA would require approval by the holders of the majority of our outstanding common stock. Mr. Westerbeke has stated that he would not tender or vote, as applicable, the shares of our common stock beneficially owned by him (through Acquisition Corporation) in favor of such proposals;

                  - the special committee believed that it would gain little additional insight or guidance in making its fairness determination by seeking to pursue the VDDA proposal:

                              - VDDA's proposed tender offer was conditioned on due diligence, and a due diligence process involving VDDA would result in a major competitor receiving proprietary information regarding our business, which could impair the value of the company on a going-forward basis and which, without regard to whether the merger agreement is adopted by our stockholders, would disrupt our personnel and operations, all without any countervailing benefit to us or our stockholders since the VDDA proposal would not be supported by our majority stockholder and accordingly could not be consummated; and

                              - it would not be in our best interests to expend our time and resources in exploring the VDDA proposal in a context in which it could not be consummated since, even if it were fully developed, it would provide only one more data point for the special committee's fairness determination.

                  - the historical market prices of our common stock and recent trading activity, including the substantial premiums implied by the $3.00 per share merger consideration of 70%, 71% and 34%, respectively, over our closing stock price one day, 30 days and 90 days prior to the announcement of the proposed merger on May 5, 2003;

                  -        the presentations of Stout Risius Ross, Inc.
                           regarding its financial analysis of the proposed merger, which supported the conclusions made by Stout Risius Ross, Inc. described in the preceding bullets. Please refer to "-Background of the Merger" above and "-Opinion of Stout Risius Ross, Inc." below;

                  - the terms and conditions of the proposed merger were determined through lengthy negotiations between Mr. Westerbeke and Acquisition Corporation and their representatives and the special committee and its advisors, all of whom are unaffiliated with Mr. Westerbeke and Acquisition Corporation;

                  - Mr. Westerbeke's controlling beneficial ownership interest in our company and his determination not to sell his beneficial interest in our company to a possible third party buyer, which suggested to the special committee that the proposed merger is an attractive alternative to the minority stockholders. The merger would provide our minority stockholders with the opportunity to receive $3.00 per share of our common stock, which is significantly higher than our pre-merger stock price. Furthermore, the special committee believed that given:

                              - the limited trading volume in shares of our stock and the likelihood that our stock price would decline to its pre-merger level if the merger is not consummated; and

                              - the possibility that we would de-register our common stock under the Exchange Act (and the likely related potential decline in the trading volume and share price of our common stock), receipt of the $3.00 per share merger consideration to be received by our minority stockholders pursuant to the merger would be preferable to continuing as minority stockholders of a company with a stock price that has been and will likely again be lower than $3.00. Finally, the special committee noted that the Majority of the Minority Condition allows the minority stockholders to prevent the completion of the proposed merger and to continue as minority stockholders of our company if they do not believe that the merger is an attractive alternative;

                  - the representation made by Acquisition Corporation in the merger agreement that it has received a commitment letter from Brown Brothers Harriman & Co. in connection with a borrowing arrangement under which Brown Brothers Harriman & Co. will lend Westerbeke up to $1,000,000 in unrestricted funds to be used to pay a portion of the costs and expenses of the merger, including the merger consideration. The special committee believed that the availability of these funds would make it more likely that Acquisition Corporation would be able to pay the merger consideration in the event that the merger agreement is adopted by our stockholders;

                  - the merger will provide liquidity at a fair price to our minority stockholders, particularly given the current lack of liquidity in our common stock in light of our small public float, the potential de-listing of our common stock from the Nasdaq Stock Market due to our small public float and the potential de-registration by our company of our common stock under the Securities Exchange Act of 1934 in light of the declining number of our record and beneficial stockholders;

                  - the lack of coverage of our company by securities analysts and the very limited following of our company by the public, both of which have a negative impact on our stock price by reducing our liquidity and making it more difficult for us to generate demand for our stock that could raise the price;


                  - the anticipated increases in costs to our company resulting from the Sarbanes-Oxley Act of 2002, including increased audit fees, legal fees and director and officer insurance premiums, which will reduce our profitability and could have a negative impact on our stock price. We anticipate that in 2003 our expenses related to being a public company will increase by approximately 10.3%, or $22,000, over their level before the adoption of the Sarbanes-Oxley Act, and that such expenses may continue to increase until all applicable requirements are effective, including the attestation by our external auditors of our internal control over financial reporting;



                  - the increases in the time requirements imposed on our officers and directors in connection with preparing and filing documents with the SEC. In particular, our officers are required to spend significant additional amounts of time in order to put themselves in a position to provide the certifications required by the Sarbanes-Oxley Act of 2002. In addition, our officers are required to have additional meetings, and to spend additional time preparing for meetings, with our audit committee and our independent auditors. Similarly, our directors are required to have additional meetings with our officers and our independent auditors and to enhance their oversight of our operations in order to comply with the requirements of the Sarbanes-Oxley Act of 2002; and







                  - that stockholders who do not vote in favor of the merger or otherwise waive their appraisal rights will have the opportunity in connection with the merger to demand appraisal of the fair value of their shares under Section 262 of the DGCL.


                  The special committee also considered the following adverse factors associated with the merger:

                  - that because Mr. Westerbeke has consistently stated that he is not willing to sell any portion of his beneficial interest in our company to a third party, and because, as our majority stockholder, he is not obligated to do so, stockholders other than Acquisition Corporation are not afforded an opportunity to participate in any increased consideration that might have been generated by the sale of the entire company to a third party;

                  - that our stockholders other than Acquisition Corporation would have no ongoing equity participation in the surviving corporation following the merger, meaning that such stockholders would cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of our stock owned by them;

                  - that consummation of the merger is conditioned upon Acquisition Corporation having arranged for Westerbeke, as the surviving corporation of the merger, to obtain from Brown Brothers Harriman & Co. financing of up to $1,000,000 in unrestricted funds to be used to pay a portion of the costs and expenses of the merger, including the merger consideration. If such funding is unavailable or alternative funding is not obtained, the proposed merger will not be consummated; and

                  - that there exist known and possible conflicts of interest of certain of our directors and executive officers, as discussed below in "-Interests of Directors and Executive Officers in the Merger."

                  After considering each of the factors outlined above, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Moreover, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

                  The special committee also determined that the merger is procedurally fair because, among other things:

                  - the special committee consisted of directors who are not affiliated with Mr. Westerbeke or Acquisition Corporation and are not executive officers of our company;

                  - the special committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

                  - the special committee retained and was advised by Stout Risius Ross, Inc., an independent financial advisor, to assist in evaluating the proposed merger;


                  - Stout Risius Ross, Inc. rendered an opinion concerning the fairness, from a financial point of view, of the consideration to be received by the unaffiliated holders of our common stock, which was presented to the special committee;


                  - the proposed terms and conditions of the merger agreement (including the Majority of the Minority Condition), which were determined through lengthy negotiations between Mr. Westerbeke and Acquisition Corporation and their representatives and the special committee and its advisors, all of whom are unaffiliated with Mr. Westerbeke;

                  - under the merger agreement, alternative acquisition proposals could have been solicited and considered by the special committee and our board of directors until June 12, 2003. Although alternative acquisition proposals can not be consummated without Mr. Westerbeke (acting through Acquisition Corporation) voting the shares of our common stock beneficially owned by him in favor of such proposals, the receipt of third-party offers could assist the special committee in its fairness determination and any decision to withdraw, qualify or modify its approval of the merger agreement and its recommendation to the stockholders to adopt the merger agreement. Although Mr. Westerbeke had consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party, the special committee believed that, notwithstanding Mr. Westerbeke's stated position, a proposal by a third party to acquire our company at a price viewed as attractive by Mr. Westerbeke could potentially emerge (although the special committee was not aware of any specific such proposal). Such offers also provide useful information to our stockholders to assist them in determining how to vote on the merger proposal;

                  - the extended and numerous deliberations pursuant to which the special committee evaluated the proposed merger and alternatives to the proposed merger; and

                  - that the use of a special committee is a mechanism well-established under Delaware law in transactions of this type.

                  In its evaluation, the special committee did not ask Stout Risius Ross, Inc. to perform a formal evaluation of our liquidation or book values, and Stout Risius Ross, Inc. did not perform such an evaluation. Although the special committee considered those measures of asset value, it believed that those measures of asset value were not relevant to the market value of our business as a going concern since Mr. Westerbeke has stated that he intends to continue to operate our company as a going concern and would not vote the shares of our common stock beneficially owned by him in favor of liquidating our company.

                  Similarly, the special committee did not evaluate as alternatives to the proposed merger the possibility of a sale to a potential third party buyer due to the fact that Mr. Westerbeke has consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party, and due to the fact that as a majority stockholder he is not obligated to do so. Finally, the special committee decided that the merger consideration of $3.00 per share in cash is fair in relation to the going concern value per share based upon Stout Risius Ross, Inc.'s financial analysis referred to in "-Opinion of Stout Risius Ross, Inc." below.

                  In considering the overall fairness of the merger, one of the factors considered by the special committee was the legal fees that we would incur in connection with the merger, including the legal fees that would be payable to Mr. Haythe, as well as to counsel for the special committee and counsel for our company. However, in making its determination no specific weight was assigned by the special committee to this factor.

                  In considering the overall fairness of the merger, the special committee did not consider the sailboat rental fees paid by us to Mr. Westerbeke. We make use of the sailboat to evaluate the performance of our marine engine products and for other corporate purposes. These fees were not considered because they were negotiated at arm's length and we believe that these fees are no less favorable to our company than we could obtain from an unrelated party.

                  While the special committee reviewed with Stout Risius Ross, Inc. its various financial analyses and our historical results, the special committee did not independently generate its own separate financial analysis of the merger.

                  In reaching its determination, the special committee did not consider purchases by Mr. Westerbeke, Mr. Haidemenos or Acquisition Corporation of shares of our common stock during the past two years because, to the knowledge of the special committee, there were no purchases by Mr. Westerbeke, Mr. Haidemenos or Acquisition Corporation during that time (other than the acquisition by Acquisition Corporation from Mr. Westerbeke on May 1, 2003, in connection with the merger, of the shares of common stock then owned directly by Mr. Westerbeke). At the time the merger agreement was executed, there were no firm offers made that the special committee is aware of by any unaffiliated person during the preceding two years for the merger, sale of a substantial portion of the assets of, or transaction resulting in a change of control of our company. Subsequent to the execution of the merger agreement, however, the special committee has received offers to acquire our assets and our common stock. The special committee and the board of directors have determined not to pursue these offers. You should refer to the section of this proxy statement entitled "Special Factors-Background of the Merger".

BOARD OF DIRECTORS' POSITION AS TO THE FAIRNESS OF THE MERGER

                  In reaching the conclusions described above, the board of directors (with Mr. Westerbeke abstaining) considered a number of factors, including the following factors, which, in the board's judgment, supported its conclusions as to substantive fairness of the merger:


                  - the conclusions and recommendation of the special committee; and

                  - the factors referred to above as having been taken into account by the special committee as to substantive fairness, including the receipt by the special committee of the opinion of Stout Risius Ross, Inc. that, as of the date of the opinion and based upon the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken set forth in that opinion, the merger consideration is fair, from a financial point of view, to our unaffiliated stockholders. Our board of directors has adopted the analysis and discussion of the merger prepared and provided by Stout Risius Ross, Inc. in its opinion provided to the special committee.


                  The board of directors also considered the adverse factors described above under "-Special Committee's Position as to the Fairness of the Merger," including the fact that our stockholders (other than Acquisition Corporation) are not afforded the opportunity to participate in a control premium because Mr. Westerbeke has consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party. The board of directors also considered the conflicts of interest of certain of our directors and executive officers discussed below in "-Interests of Directors and Executive Officers in the Merger."

                  In concluding that the merger is procedurally fair, our board of directors considered a number of factors, including the following factors, which, in the board's judgment, supported its conclusions as to procedural fairness:

                  -    the formation of an independent special committee;

                  - the engagement by the special committee of independent legal and financial advisors;

                  - the conclusions and recommendation of the special committee;

                  - the fact that the special committee unanimously determined that the merger agreement is advisable, fair to and in the best interests of our unaffiliated stockholders;


                  - under the merger agreement, alternative acquisition proposals could be solicited by the special committee and our board of directors until June 12, 2003;

                  - the special committee's conclusion as to the fairness of the merger consideration was not changed by reason of the acquisition proposals received subsequent to May 2, 2003:

                           - the proposal received from Montgomery Advisors related only to the shares of our common stock beneficially owned by Mr. Westerbeke and included the requirement that Montgomery Advisors receive control of our board of directors; it was not for the shares of our common stock held by stockholders other than Mr. Westerbeke. Therefore, the terms of this offer are not comparable to the terms of the proposed merger;


                           - the original proposals received from VDDA were to acquire the assets of our company and the liabilities stated on our balance sheet. VDDA had not offered to acquire any or all of our outstanding common stock, and had not offered to acquire the shares of our common stock held by stockholders other than Mr. Westerbeke. Therefore, the terms of the original VDDA proposals were not comparable to the terms of the proposed merger. In addition, although the special committee was aware that VDDA's proposals to purchase our assets, if they could be consummated, would appear to provide our stockholders with higher proceeds per share than the $3.00 per share merger consideration (although less than the per share amount offered by VDDA after the establishment of reserves and payment of the expenses of winding up of our business), the special committee was cognizant of the fact that an essential condition precedent to VDDA's proposals was the receipt of the approval of a majority of our outstanding common stock. The special committee sought to negotiate an increase in the merger consideration from Acquisition Corporation, but Acquisition Corporation would not agree to any increase;


                           - the latest tender offer proposal received from VDDA was conditioned upon at least 90% of our outstanding common stock being tendered in the tender offer and was subject to due diligence as described below; and

                           - the consummation of either transaction proposed by VDDA would require approval by the holders of the majority of our outstanding common stock. Mr. Westerbeke has stated that he would not tender or vote, as applicable, the shares of our common stock beneficially owned by him (through Acquisition Corporation) in favor of such proposals;

                  - the special committee believed that it would gain little additional insight or guidance in making its fairness determination by seeking to pursue the VDDA proposal:

                           - VDDA's proposed tender offer was conditioned on due diligence, and a due diligence process involving VDDA would result in a major competitor receiving proprietary information regarding our business, which could impair the value of the company on a going-forward basis and which, without regard to whether the merger agreement is adopted by our stockholders, would disrupt our personnel and operations, all without any countervailing benefit to us or our stockholders since the VDDA proposal would not be supported by our majority stockholder and accordingly could not be consummated; and

                           - it would not be in our best interests to expend our time and resources in exploring the VDDA proposal in a context in which it could not be consummated since, even if it were fully developed, it would provide only one more data point for the special committee's fairness determination.

                  - the fact that the merger agreement contains the Majority of the Minority Condition.

                  In considering the overall fairness of the merger, one of the factors considered by our board of directors was the legal fees that we would incur in connection with the merger, including the legal fees that would be payable to counsel for the special committee and counsel for our company, including Mr. Haythe. However, in making its determination no specific weight was assigned by the special committee to this factor.

                  In considering the overall fairness of the merger, the board of directors did not consider the sailboat rental fees paid by us to Mr. Westerbeke. We make use of the sailboat to evaluate the performance of our marine engine products and for other corporate purposes. These fees were not considered because they were negotiated at arm's length and we believe that these fees are no less favorable to our company than we could obtain from an unrelated party.

                  In considering the conclusions and the recommendation of the special committee, the board of directors concluded that the process undertaken by the special committee and its advisors was reasonable.

MR. WESTERBEKE'S, MR. HAIDEMENOS' AND ACQUISITION CORPORATION'S POSITIONS AS TO THE FAIRNESS OF THE MERGER


                  The rules of the SEC require Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation to express their belief as to the fairness of the merger to the unaffiliated holders of our common stock. Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation believe that the merger is substantively and procedurally fair to such unaffiliated holders of our common stock. However, none of Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation has performed, or engaged a financial advisor to perform, any valuation analysis for the purpose of assessing the fairness of the merger to the unaffiliated holders of our common stock. Moreover, none of Mr. Westerbeke, Mr. Haidemenos or Acquisition Corporation participated in the deliberations of the special committee or received advice from the special committee's financial advisor.



                  Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation's belief that the merger is substantively fair to the unaffiliated holders of our common stock is based upon the following factors:



                  - the fact that the special committee concluded that the merger is advisable, fair to, and in the best interests of our unaffiliated stockholders (although Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation did not rely upon the special committee's analysis);



                  - the fact that the special committee received a written opinion from Stout Risius Ross, Inc., dated May 2, 2003, as to the fairness, from a financial point of view, of the $3.00 per share cash merger consideration to our unaffiliated stockholders and adopted the analysis and discussion of the merger prepared and provided by Stout Risius Ross, Inc. in its written opinion;

                  - the special committee's conclusion as to the fairness of the merger consideration was not changed by reason of the acquisition proposals received subsequent to May 2, 2003:

                           - the proposal received from Montgomery Advisors related only to the shares of our common stock beneficially owned by Mr. Westerbeke and included the requirement that Montgomery Advisors receive control of our board of directors; it was not for the shares of our common stock held by stockholders other than Mr. Westerbeke. Therefore, the terms of this offer are not comparable to the terms of the proposed merger;


                           - the original proposals received from VDDA were to acquire the assets of our company and the liabilities stated on our balance sheet. VDDA had not offered to acquire any or all of our outstanding common stock, and more to the point, had not offered to acquire the shares of our common stock held by stockholders other than Mr. Westerbeke. Therefore, the terms of the original VDDA proposals were not comparable to the terms of the proposed merger. In addition, although the special committee was aware that VDDA's proposals to purchase our assets, if they could be consummated, would appear to provide our stockholders with higher proceeds per share than the $3.00 per share merger consideration (although less than the per share amount offered by VDDA after the establishment of reserves and payment of the expenses of winding up of our business), the special committee was cognizant of the fact that an essential condition precedent to VDDA's proposals was the receipt of the approval of a majority of our outstanding common stock. The special committee sought to negotiate an increase in the merger consideration from Acquisition Corporation, but Acquisition Corporation would not agree to any increase;


                           - the latest tender offer proposal received from VDDA was conditioned upon at least 90% of our outstanding common stock being tendered in the tender offer and was subject to due diligence as described below; and

                           - the consummation of either transaction proposed by VDDA would require approval by the holders of the majority of our outstanding common stock. Mr. Westerbeke has stated that he would not vote the shares of our common stock beneficially owned by him (through Acquisition Corporation) in favor of such proposal and that he is unwilling to sell his beneficial interest in our company.

                  - the special committee believed that it would gain little additional insight or guidance in making its fairness determination by seeking to pursue the VDDA proposal:

                           - VDDA's proposed tender offer was conditioned on due diligence, and a due diligence process involving VDDA would result in a major competitor receiving proprietary information regarding our business, which could impair the value of the company on a going-forward basis and which, without regard to whether the merger agreement is adopted by our stockholders, would disrupt our personnel and operations, all without any countervailing benefit to us or our stockholders since the VDDA proposal would not be supported by our majority stockholder and accordingly could not be consummated; and

                           - it would not be in our best interests to expend our time and resources in exploring the VDDA proposal in a context in which it could not be consummated since, even if it were fully developed, it would provide only one more data point for the special committee's fairness determination.

                  - the consideration to be paid in the merger represents a nearly 70% premium over the reported closing price of our common stock on the Nasdaq Stock Market on May 2, 2003, the last trading day prior to the initial announcement of the proposed merger on May 5, 2003, and nearly 71% and 34% premiums, respectively, over our closing stock price 30 days and 90 days prior to the initial announcement of the proposed merger on May 5, 2003;

                  - the merger will provide liquidity at a fair price to our minority stockholders, particularly given the current lack of liquidity in our common stock in light of our small public float, the potential de-listing of our common stock from the Nasdaq Stock Market due to our small public float and the potential de-registration by our company of our common stock under the Securities Exchange Act of 1934 in light of the declining number of our record and beneficial stockholders;


                  - the anticipated increases in costs to our company resulting from the Sarbanes-Oxley Act of 2002, including increased audit fees, legal fees and director and officer insurance premiums, which could reduce our profitability and have a negative impact on our stock price. We anticipate that in 2003 our expenses related to being a public company will increase by approximately 10.3%, or $22,000, over their level before the adoption of the Sarbanes-Oxley Act, and that such expenses may continue to increase until all applicable requirements are effective, including the attestation by our external auditors of our internal control over financial reporting;


                  - the anticipated increases in the time requirements imposed on our officers and directors in connection with preparing and filing documents with the SEC. In particular, our officers will be required to spend significant amounts of time in order to put themselves in a position to provide the certifications required by the Sarbanes-Oxley Act of 2002. In addition, our officers will be required to have additional meetings, and to spend additional time preparing for meetings, with our audit committee and our independent auditors. Similarly, our directors will be required to have additional meetings with our officers and our independent auditors and to enhance their oversight of our operations in order to comply with the requirements of the Sarbanes-Oxley Act of 2002. The significant amount of time to be spent on such matters could detract from the time that our officers and directors have to focus on our operations, which could harm our company and negatively impact our stock price, thereby making the $3.00 per share merger consideration more attractive;

                  - the merger will provide consideration to our stockholders entirely in cash; and

                  - the merger would shift the risks associated with our future financial performance from the public stockholders, who do not have the power to control decisions made as to our business, entirely to Mr. Westerbeke, who has the power to control our business. After the merger, Mr. Westerbeke will bear all of the risks of our company's financial performance. Such risks will be enhanced by decreased financial reserves and an increased level of debt.


                  Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation considered each of the foregoing factors to support their determinations as to the fairness of the merger. Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation did not consider any other material factors in evaluating the substantive fairness of the merger to the unaffiliated holders of our common stock. In light of the fact that Mr. Westerbeke has consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party, Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation did not consider a possible sale to a third party as an alternative to the proposed merger. As a result, Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation did not evaluate the prices potentially attainable in other transactions in which Mr. Westerbeke would sell control of our company. None of Mr. Westerbeke, Mr.

Haidemenos and Acquisition Corporation found it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation considered but deemed irrelevant our book value and our liquidation value, because they believed that those measures of asset value are not relevant to the market value of our business since Mr. Westerbeke has stated that he intends to continue to operate our company as a going concern and would not vote the shares of our common stock beneficially owned by him in favor of liquidating our company. Therefore, no appraisal of liquidation value was sought for purposes of valuing the shares of our common stock.


                  Mr. Westerbeke's, Mr. Haidemenos' and Acquisition Corporation's belief that the merger is procedurally fair to the unaffiliated holders of our common stock is based upon the following factors:


                  -    the formation of an independent special committee;

                  - the terms and conditions of the merger agreement were the result of good faith negotiations between the special committee and Mr. Westerbeke and Acquisition Corporation and their respective advisors and representatives;

                  - the inclusion of the Majority-of-the-Minority Condition in the merger agreement;


                  - the special committee retained Stout Risius Ross, Inc., which is not affiliated with Mr. Westerbeke or Acquisition Corporation, to serve as its independent financial advisor, and the special committee received an opinion from Stout Risius Ross, Inc. on May 2, 2003 to the effect that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken set forth in its written opinion, the $3.00 in cash per share merger consideration is fair from a financial point of view to our unaffiliated stockholders;


                  - the merger was approved by each member of our board of directors, other than Mr. Westerbeke (who abstained because he is the sole stockholder, director and officer of Acquisition Corporation);


                  - the fact that the $15,000 fee to be received by each member of the special committee (whether or not the merger is completed) for their service on the special committee is less than twice the $10,000 in fees paid to directors of our company for regular service on our board of directors and was deemed to be appropriate in light of the significant time commitment required to be made by, and the added responsibility assumed by, the members of the special committee and is an amount which would not compromise the independence of the members of the special committee;


                  - under the merger agreement, alternative acquisition proposals could have been solicited and considered by the special committee and our board of directors until June 12, 2003. Although alternative acquisition proposals can not be consummated without Mr. Westerbeke (acting through Acquisition Corporation) voting the shares of our common stock beneficially owned by him in favor of such proposals, the receipt of third-party offers could assist the special committee in its fairness determination and any decision to withdraw, qualify or modify its approval of the merger agreement and its recommendation to the stockholders to adopt the merger agreement. Such offers also provide useful information to our stockholders to assist them in determining how to vote on the merger proposal; and

                  - the fact that stockholders who do not vote to adopt the merger agreement would be entitled, subject to compliance with certain statutorily required procedures, to exercise appraisal rights pursuant to Section 262 of the DGCL, which allows stockholders to have the fair value of their shares determined by the Court of Chancery of Delaware and paid to them in cash.

                  None of Mr. Westerbeke, Mr. Haidemenos or Acquisition Corporation has made any purchases of our common stock during the last two years (other than Acquisition Corporation acquiring from Mr. Westerbeke on May 1, 2003, in connection with the merger, the shares of common stock then directly owned by Mr. Westerbeke) and, therefore, did not compare the merger consideration to any recent prices paid by them for our common stock. In addition, none of Mr. Westerbeke, Mr. Haidemenos or Acquisition Corporation is aware of any offer made during the last two years to acquire our company (other than the offers received subsequent to the execution of the merger agreement), so no comparison of the merger consideration could be made to any other comparable offer.

                  The foregoing discussion of the information and factors considered and given weight by Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation is not intended to be exhaustive, but includes all material factors considered by Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation. The view of Mr. Westerbeke, Mr. Haidemenos and Acquisition Corporation as to the fairness of the merger is not a recommendation to any stockholder as to how that stockholder should vote on the merger.

OPINION OF STOUT RISIUS ROSS, INC.


                  The special committee retained Stout Risius Ross, Inc. to act as its exclusive financial advisor in connection with the merger by a letter agreement dated February 12, 2003. At the meeting of the special committee on May 2, 2003, Stout Risius Ross, Inc. rendered its oral opinion, subsequently confirmed in writing, that as of May 2, 2003, and subject to and based upon the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken, the $3.00 per share cash consideration to be received by the holders of Westerbeke's outstanding common stock (other than Acquisition Corporation) pursuant to the merger agreement is fair from a financial point of view to such holders. Subsequent to the special committee's meeting on May 2, 2003, Stout Risius Ross, Inc. amended its written opinion to state that as of May 2, 2003, and subject to and based upon the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken, the $3.00 per share cash consideration to be received by the unaffiliated holders of Westerbeke's outstanding common stock pursuant to the merger agreement is fair from a financial point of view to such holders.


                  The full text of Stout Risius Ross, Inc.'s opinion, dated May 2, 2003 (as amended as of May 2, 2003), which sets forth, among other things, the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken by Stout Risius Ross, Inc., is attached as Annex B to this proxy statement. You should read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.


                  Stout Risius Ross, Inc.'s opinion, which was addressed to the special committee, addressed only the fairness, as of the date of the opinion, from a financial point of view to the unaffiliated holders of our outstanding common stock of the $3.00 per share cash consideration to be received by such holders in the merger, and did not address any other aspect of the merger. The special committee did not request, and the opinion of Stout Risius Ross, Inc. does not in any manner address, the fairness of the consideration to be received by Acquisition Corporation.


                  At the special committee's direction, Stout Risius Ross, Inc.'s opinion did not address our underlying business decision to proceed with or effect the merger, nor did it constitute a recommendation to any of our stockholders as to how such stockholder should vote with respect to the merger. Stout Risius Ross, Inc. was neither asked to, nor did it, offer any opinion as to any term of the merger agreement or the form of the merger, other than as to the fairness, from a financial point of view, as of the date of the opinion, of the $3.00 per share cash consideration to be received by the unaffiliated holders of our outstanding common stock, to such holders. Moreover, Stout Risius Ross, Inc. was not engaged to recommend, nor did it recommend, the merger consideration, nor did it participate in the merger negotiations. In rendering its opinion, Stout Risius Ross, Inc. assumed, with the special committee's consent, that each party to the merger agreement would comply with all the material terms of the merger agreement.


                  In arriving at its opinion, Stout Risius Ross, Inc., among other things:

                  - reviewed current and historical prices and trading volumes of our common stock;

                  - reviewed certain publicly available business and historical financial information relating to our company, including documents and schedules filed with the SEC (such as filings on Form 10-K, Form 10-Q and Form 8-K), publicly available earnings estimates, news articles and press releases;

                  - reviewed certain internal financial information and other data relating to our business, operations and financial prospects, including estimates and financial forecasts prepared by our management, that were provided by us to Stout Risius Ross, Inc. and were not publicly available;

                  - conducted discussions with members of our senior management, including Mr. Westerbeke, concerning our business, operations and financial prospects;

                  - reviewed publicly available financial and stock market data with respect to our company and certain other companies in lines of business Stout Risius Ross, Inc. believed to be generally comparable to ours, including documents and schedules filed with the SEC (such as filings on Form 10-K, Form 10-Q and Form 8-K), publicly available earnings estimates, news articles and press releases;

                  - compared the financial terms of the merger with the publicly available financial terms of certain other transactions which Stout Risius Ross, Inc. believed to be generally relevant;

                  -    reviewed drafts of the merger agreement; and

                  - conducted such other financial studies, analyses and investigations, and considered such other information, as Stout Risius Ross, Inc. deemed necessary or appropriate.

                  In connection with its review, with the special committee's consent, Stout Risius Ross, Inc. did not assume any responsibility for independent verification of any of the information reviewed by Stout Risius Ross, Inc. for the purpose of its opinion and, with the special committee's consent, relied on such information being complete and accurate in all material respects. The special committee reviewed, but did not independently verify the accuracy and completeness of, the financial information, forecasts, projections, assumptions and other information provided by our company to Stout Risius Ross, Inc. In addition, at the special committee's direction, Stout Risius Ross, Inc. did not make any independent analysis, evaluation or appraisal of any of our assets or liabilities (contingent or otherwise), nor was Stout Risius Ross, Inc. furnished with any such analysis, evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, Stout Risius Ross, Inc. assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future financial performance. Stout Risius Ross, Inc. assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on our company or the merger. Stout Risius Ross, Inc.'s opinion was necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to Stout Risius Ross, Inc. as of May 2, 2003.

                  The following summaries of Stout Risius Ross, Inc.'s financial analyses present some information in tabular format. In order to fully understand the financial analyses used by Stout Risius Ross, Inc., the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Stout Risius Ross, Inc.'s opinion. None of the analyses performed by Stout Risius Ross, Inc. was assigned greater significance by Stout Risius Ross, Inc. than any other. Stout Risius Ross, Inc. arrived at its ultimate opinion based upon the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Stout Risius Ross, Inc. in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view. Stout Risius Ross, Inc. did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.


                  In arriving at its opinion, Stout Risius Ross, Inc. made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the $3.00 per share cash consideration to be received by the unaffiliated holders of our outstanding common stock pursuant to the merger agreement, to such holders, on the basis of the multiple financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Stout Risius Ross, Inc. in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Stout Risius Ross, Inc. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies summarized below, such analyses reflect selected companies, and not necessarily all companies that may be considered relevant in evaluating our company or the merger. In addition, no company used as a comparison is either identical or directly comparable to our company or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.


                  The estimates of our future performance provided by our management contained in or underlying Stout Risius Ross, Inc.'s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Stout Risius Ross, Inc. considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies actually may be sold.

                  The merger consideration was determined through negotiation between the special committee, on the one hand, and Mr. Westerbeke and Acquisition Corporation, on the other hand, and their respective counsel, and the decision to recommend the merger to our board of directors was solely that of the special committee. Stout Risius Ross, Inc.'s opinion and financial analyses were only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee or our board of directors with respect to the merger or the merger consideration.

                  Discounted Cash Flow Method. Stout Risius Ross, Inc., performed a discounted cash flow analysis of Westerbeke in order to compare the implied per share equity reference range for Westerbeke if it were to remain an independent company with the proposed merger consideration. In this analysis, Stout Risius Ross, Inc. estimated the present value of the cash flows that Westerbeke could generate over the years 2003 through 2007 based upon its management plan. Stout Risius Ross, Inc. calculated a range of cash flows for Westerbeke by applying perpetuity growth rates of -3% to 5%, the selection of which was based in part upon the various revenue growth rates implied by our four year financial projections under various scenarios provided by us to Stout Risius Ross, Inc. These projections implied expected compound annual growth rates of revenue for our company for the period 2002 to 2006 ranging from-7.4% to 3.3%. In addition, the estimated perpetuity growth rates used in Stout Risius Ross, Inc.'s analysis were based upon industry revenue growth projections provided by Integra Information. According to Integra Information, the annual revenue growth rates of the boat building and repairing industry (SIC 3732) for the period 2002 to 2006 are expected to range from 2.2% to 7.3%, with an average of 4.9%. Also according to Integra Information, the annual revenue growth rates of the motors and generators industry (SIC 3621) for the period 2002 to 2006 are expected to range from-3.6% to 5.5%, with an average of 2.5%.


                  The cash flows and perpetuity growth rates were then discounted to present value using a discount rate of 15%, which was based upon our estimated weighted average cost of capital, or "WACC". The estimated WACC used in the analysis was based upon estimates of our cost of equity capital, cost of debt capital and an assumed capital structure, all of which were based upon information from various independent sources (including the Board of Governors of the Federal Reserve, Ibbotson Associates and Thomson Financial) concerning market risk-free interest rates, market equity risk premiums, small stock risk premiums, equity betas and corporate bond rates. According to Ibbotson Associates, the average WACC of companies that manufacture transportation equipment (SIC 3700) and companies that manufacture motors and generators (SIC 3621) ranges from 7.29% to 16.22%. Stout Risius Ross, Inc. determined that our company's estimated WACC of 15% is consistent with this data due primarily to our very small size.


                  This analysis indicated an implied equity reference range for Westerbeke of approximately $0.79 to $2.88 per share as compared to the merger consideration of $3.00 per share. The chart below highlights the low, median and high estimates of Westerbeke's implied per share price under the discounted cash flow method.

                                VALUATION SUMMARY

                                                              LOW          MEDIAN          HIGH
                                                         ------------   ------------   ------------
Enterprise Value (1)                                     $ 3,300,000    $ 4,700,000    $ 7,700,000

Less: Interest-bearing Debt                               (4,687,500)    (4,687,500)    (4,687,500)

Plus: Cash and Nonoperating Assets                         2,876,300      2,876,300      2,876,300
                                                         -----------    -----------    -----------
Value of Equity                                            1,488,800      2,888,800      5,888,800

Plus: Proceeds from "In-the-money" Options Outstanding       168,750        168,750        168,750
                                                         -----------    -----------    -----------
Adjusted Value of Equity                                 $ 1,657,550    $ 3,057,550    $ 6,057,550

Basic Shares Outstanding                                   1,954,809      1,954,809      1,954,809

Plus: "In-the-money" Options Outstanding                     150,000        150,000        150,000
                                                         -----------    -----------    -----------
Fully Diluted Shares Outstanding                           2,104,809      2,104,809      2,104,809

INDICATED PRICE PER SHARE                                $      0.79    $      1.45    $      2.88
                                                         ===========    ===========    ===========

------------------
(1) Enterprise Value is calculated as the present value of our projected debt-free cash flows, based upon our four year business prospects under several scenarios (as set forth in the financial projections provided by us to Stout Risius Ross, Inc.). The discount rate used to calculate the present value of our projected cash flows was based upon our estimated weighted average cost of capital of 15%.


                  Of the total options to purchase 183,300 shares of our common stock used by Stout Risius Ross, Inc. in its analysis, options to purchase 150,000 shares of our common stock were owned by Mr. Westerbeke and had an exercise price of $1.125 per share. Based upon the $3.00 per share merger consideration and the market price of our common stock at the time of the analysis, which was above $1.125 per share, these options to purchase 150,000 shares of our common stock were considered by Stout Risius Ross, Inc. to be dilutive to our unaffiliated stockholders. As a result, Stout Risius Ross, Inc. included these options in its analysis in the calculation of the total number of our shares of common stock outstanding. Ultimately, Mr. Westerbeke, at his discretion, permitted all such options to purchase 150,000 shares of our common stock to lapse without being exercised.



                  The remaining outstanding options to purchase 33,300 shares of our common stock were not considered to be dilutive to our unaffiliated stockholders because they had an exercise price of $3.00 per share, the same as the merger consideration. Therefore, these options were not included by Stout Risius Ross, Inc. in its calculation of the total number of our shares of common stock outstanding.



                  Historical Stock Price Analysis. Stout Risius Ross, Inc. analyzed the historical price and volume trends of our common stock for the period from April 2000 through April 2003, which was deemed by Stout Risius Ross, Inc. to be an adequate time frame to assess the general price and volume characteristics of our publicly traded common stock. Share price information has generally tracked that of the S&P 500 during the last three years, and has ranged from a high closing price of $3.38 per share in September 2000 to a low closing price of $1.05 per share in July 2002. As of April 23, 2003, our common stock had not closed at or above the offered price per share of $3.00 since February 1, 2001. During the period from April 24, 2002 to April 23, 2003, the highest closing market price per share for our common stock was $2.51 and the lowest closing market price per share was $1.05. The average closing market price per share for the April 24, 2002 to April 23, 2003 period was $1.62. The $3.00 per share merger consideration represents a 77.5% premium over the closing price of our common stock on April 23, 2003, and 62.2% and 66.7% premiums, respectively, over the closing prices of our common stock five trading days and 30 trading days prior to April 23, 2003. These time periods were selected because they are industry standard measuring periods and are consistent with the going private premium data obtained from FactSet Mergerstat LLC, an independent data provider. The information obtained from FactSet includes one-day, five-day and 30-day premiums to closing prices for each of the comparable going-private transactions (also see "--Premiums Paid Analysis"). Our common shares are very thinly traded and are held by approximately 300 beneficial stockholders and approximately 118 stockholders of record. Total trading volume during the evaluated 52-week period was approximately 212,900 shares, which represented less than one-quarter of our total publicly traded shares, and daily trading volume, which was 845 shares (including days on which our common shares did not trade at all), averaged less than 0.1% of our total publicly traded shares. The total number of publicly traded shares used by Stout Risius Ross, Inc. in this analysis was approximately 1,000,000. As a result, above-average trading volume tends to result in disproportionately large swings in share price.


                  Guideline Company Method. Our primary competitors include small, privately held companies and divisions of large, multi-national conglomerates. As a result, Stout Risius Ross, Inc. was not able to find any companies directly comparable to our company in terms of size, products and markets served. However, Stout Risius Ross, Inc. was able to identify five publicly traded companies operating primarily in the recreational marine industry for consideration in its analysis. Stout Risius Ross, Inc. compared selected publicly available information of our company with the corresponding data of those five publicly traded companies in the recreational marine industry. These companies included Brunswick Corporation; The Coast Distribution System, Inc.; Fountain Powerboat Industries, Inc.; Johnson Outdoors Inc.; and Marine Products Corporation.

                  Multiples for the selected companies were based upon closing stock prices on April 23, 2003. Latest fiscal year and latest twelve months financial data for the selected companies was obtained from the companies' most recent SEC filings. Projected financial data for the selected companies was based upon publicly available I/B/E/S International, Inc. estimates provided by Thomson Financial, where available, and other Stout Risius Ross, Inc. estimates. Estimated financial data for our company was based upon internal estimates of our management.

                  Stout Risius Ross, Inc. reviewed multiples of enterprise value of the selected companies, which were calculated as equity value, plus debt and preferred stock, plus minority interests, less cash, divided by the selected companies' revenues, earnings before interest, taxes, depreciation and amortization (commonly known as EBITDA), and earnings before interest and taxes,(commonly known as EBIT), for the latest twelve months, latest fiscal year, next fiscal year and five-year average period from 1998 to 2002. Stout Risius Ross, Inc. then compared the multiples derived from the selected companies with corresponding multiples for our company based upon the merger consideration. This analysis indicated the following enterprise value multiples for the selected companies, as compared to the multiples implied for our company based upon the merger consideration:

                   MARKET MULTIPLES OF THE GUIDELINE COMPANIES

                                                                                ENTERPRISE VALUE /
                                                     -----------------------------------------------------------------------
                                                     5-YEAR
                                      ENTERPRISE      AVG.     LFY          LTM         NFY       5-YEAR       LFY      LTM     NFY
                                         VALUE       EBITDA   EBITDA       EBITDA      EBITDA    AVG. EBIT     EBIT     EBIT    EBIT
                                      ----------     ------   ------       ------      ------    ---------    -----    -----    ----
Brunswick Corporation                 $ 2,177.5       4.7x     6.3x         6.3x        5.5x        6.9x      11.1x    11.1x    8.1x
The Coast Distribution System, Inc.        29.7      13.1x     8.4x         8.4x         NA        34.0x      11.2x    11.2x     NA
Fountain Powerboats Industries, Inc.       27.5      14.8x      NM         20.8x        5.1x         NM         NM       NM     9.0x
Johnson Outdoors, Inc.                     87.0       2.6x     2.8x         3.0x        2.9x        4.0x       4.1x     4.3x    4.1x
Marine Products Corporation               142.5       8.5x     6.6x         6.6x        5.6x        9.6x       7.4x     7.4x    6.1x

Low                                                   2.6x     2.8x         3.0x        2.9x        4.0x       4.1x     4.3x    4.1x
High                                                 14.8x     8.4x        20.8x        5.6x       34.0x      11.2x    11.2x    9.0x
Median                                                8.5x     6.5x         6.6x        5.3x        8.2x       9.2x     9.2x    7.1x
Mean                                                  8.8x     6.0x         9.0x        4.8x       13.6x       8.4x     8.5x    6.8x

Westerbeke Corporation                      8.0       5.0x    23.0x        22.8x       10.3x        7.9x        NM       NM      NM

                                                                  ENTERPRISE VALUE /
                                                     ----------------------------------------
                                                     5-YEAR
                                                       AVG.     LFY          LTM         NFY
                                                      SALES    SALES        SALES       SALES
                                                     ------    -----        -----       -----
Brunswick Corporation                 $ 2,177.5       0.62x    0.59x        0.59x       0.57x
The Coast Distribution System, Inc.        29.7       0.20x    0.20x        0.20x         NA
Fountain Powerboats Industries, Inc.       27.5       0.56x    0.73x        0.58x       0.56x
Johnson Outdoors, Inc.                     87.0       0.27x    0.25x        0.26x       0.27x
Marine Products Corporation               142.5       1.06x    0.88x        0.88x       0.81x

Low                                                   0.20x    0.20x        0.20x       0.27x
High                                                  1.06x    0.88x        0.88x       0.81x
Median                                                0.56x    0.59x        0.58x       0.57x
Mean                                                  0.54x    0.53x        0.50x       0.55x

Westerbeke Corporation                      8.0       0.28x    0.31x        0.31x       0.35x

LFY    Latest Fiscal Year

LTM    Latest Twelve Months

NFY    Next Fiscal Year

NM     Multiple not meaningful; excluded from analysis

NA     Multiple not available

                  In addition, Stout Risius Ross, Inc. applied the multiples derived from the selected companies to the historical and projected operating results of our company for the latest twelve months, latest fiscal year, next fiscal year and five-year period from 1998 to 2002 in order to derive implied per share valuations for our company. The following chart highlights the low and high estimates of our implied per share price based upon this methodology:

                            GUIDELINE COMPANY METHOD
                                VALUATION SUMMARY

                                                              LOW           HIGH
                                                         ------------   ------------
Enterprise Value                                         $ 4,000,000    $ 9,000,000

Less: Interest-bearing Debt                               (4,687,500)    (4,687,500)
Plus: Cash and Nonoperating Assets                         2,876,300      2,876,300
                                                         -----------    -----------

Value of Equity                                            2,188,800      7,188,800
Plus: Proceeds from "In-the-money" Options Outstanding       168,750        168,750
                                                         -----------    -----------

Adjusted Value of Equity                                 $ 2,357,550    $ 7,357,550

Basic Shares Outstanding                                   1,954,809      1,954,809
Plus: "In-the-money" Options Outstanding                     150,000        150,000
                                                         -----------    -----------

Fully Diluted Shares Outstanding                           2,104,809      2,104,809

INDICATED PRICE PER SHARE                                $      1.12    $      3.50
                                                         ===========    ===========

                  Premiums Paid Analysis. Stout Risius Ross, Inc. reviewed 62 announced and completed going private transactions occurring between April 27, 2000 and February 23, 2003 and involving the acquisition of a minority interest from the public domain by investors who, either individually or collectively, owned a controlling interest in the target company prior to the announcement of the transaction, with pre-announcement market capitalizations of the target company between $1.1 million and $606.9 million. This time period was deemed by Stout Risius Ross, Inc. to be an adequate time frame to assess general economic conditions and gain an understanding of the relative level of premiums paid in similar going private transactions.

                  Stout Risius Ross, Inc. reviewed the purchase prices paid in the selected transactions relative to the target company's closing stock prices one day, five days and 30 days prior to public announcement of the transaction. Stout Risius Ross, Inc. found that the median observed premium over all the selected transactions equaled approximately 40%. However, Stout Risius Ross, Inc. found that the median premium paid for target companies with a market capitalization below $25,000,000 (the median market capitalization of all of the target companies) was generally 50% and greater, while the median premium paid for target companies with a market capitalization above $25,000,000 was near 30%. Stout Risius Ross, Inc. then compared the premiums implied in the selected transactions over these specified periods with the premiums implied in the merger based upon the merger consideration and the closing prices of our common stock one trading day, five trading days and 30 trading days prior to April 23, 2003. This analysis indicated the following implied median premiums in the selected transactions, as compared to the premiums implied in the merger:

                                         MEDIAN PERCENTAGE         MEDIAN PERCENTAGE
                                         PREMIUM PAID WHERE       PREMIUM PAID WHERE        PREMIUM IMPLIED IN
                                       MARKET CAPITALIZATION     MARKET CAPITALIZATION     MERGER BASED ON $3.00
Specified Time Period:                    LESS THAN $25MM         GREATER THAN $25MM            OFFER PRICE
   One Day Prior                               56.25%                   25.00%                     77.5%

   Five Days Prior                             59.09%                   29.79%                     62.2%

   Thirty Days Prior                           48.94%                   27.27%                     66.7%

                  Other Factors. In rendering its opinion, Stout Risius Ross, Inc. also reviewed and considered other factors, including the relationship between movements in our common stock and movements in the S&P 500 Index.


                  Miscellaneous. Under the terms of its engagement, we have agreed to pay Stout Risius Ross, Inc. for its financial advisory services in connection with the merger an aggregate fee of $70,000, of which one-half was payable in advance and the balance was payable upon the delivery of Stout Risius Ross, Inc.'s conclusions as to the fairness of the merger. We have also agreed to reimburse Stout Risius Ross, Inc. for expenses reasonably incurred by Stout Risius Ross, Inc. in performing its services, including fees and expenses of its legal counsel, and to indemnify Stout Risius Ross, Inc. and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. As of September 1, 2003, we had reimbursed $8,000 to Stout Risius Ross, Inc. in connection with its expenses incurred in connection with providing its services. We expect that we will be required to make an additional reimbursement of approximately $2,000 to Stout Risius Ross, Inc.


                  The special committee selected Stout Risius Ross, Inc. as its financial advisor in connection with the merger because Stout Risius Ross, Inc. is an investment banking firm with experience in similar transactions. Stout Risius Ross, Inc. is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, competitive bids and private placements.

FINANCIAL PROJECTIONS


                  We do not, as a matter of course, publicly disclose forecasts of future revenues or earnings. However, our management did prepare forecasts which were provided to Stout Risius Ross, Inc. in connection with its financial analysis of our company and the merger proposal. The forecasts are included in this proxy statement only because we provided the forecasts to Stout Risius Ross, Inc. and Stout Risius Ross, Inc. used the forecasts in connection with its fairness opinion and related presentation to the special committee. You should also refer to the section of this proxy statement entitled "--Opinion of Stout Risius Ross, Inc."


                  Our forecasts were not prepared with a view to public disclosure. We expect our actual and forecasted results to differ, and actual results may be materially different than those set forth below. We did not prepare the forecasts with a view to complying with the published guidelines of the SEC regarding forecasts, and we did not prepare the forecasts in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The projected financial information set forth below has been prepared by and is the responsibility of our management. Moreover, our independent auditors have not examined, compiled, or applied any procedures to, the forecasts in accordance with standards established by the American Institute of Certified Public Accountants and express no opinion or any assurance on their reasonableness, accuracy or achievability.

                  The projected financial data set forth below constitute forward-looking statements. It is not possible to predict whether the assumptions made in preparing the forecasts will be valid, and we caution stockholders that any such forward-looking statements are not guarantees of future performance. We cannot assure you that these forecasts will be realized, and actual results may be materially more or less favorable than those contained in the forecasts set forth below. You should consider the risks and uncertainties in our business that may affect future performance and that are discussed under "Forward-Looking Statements" and in the documents incorporated by reference in this proxy statement.

                  Our inclusion of the forecasts in this proxy statement should not be regarded as an indication that we, the special committee, our board of directors, Mr. Westerbeke or Stout Risius Ross, Inc. considered or consider the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. To the extent that the forecasts represent our management's best estimate of possible future performance, this estimate is made only as of the date of the forecasts and not as of any later date. We do not intend to update, revise or correct the forecasts if they become inaccurate. You should take this into account when evaluating any factors or analyses based upon our forecasts.

                  As discussed above, on April 7, 2003 our management provided Stout Risius Ross, Inc. with financial projections for fiscal 2003 through fiscal 2006 prepared under six different sets of assumptions. The projections of sales and net income contained in the financial projections are set forth below:

                             WESTERBEKE CORPORATION
                           FORWARD LOOKING PROJECTIONS




                      PARTS AND UNITS PROJECTED AT 7 YEAR COMPOUND
                        GROWTH RATE. NO GAIN IN MARKET SHARE.(1)
                      ---------------------------------------------    ------------------
                      FISCAL 2006      FISCAL 2005      FISCAL 2004    FISCAL 2003 - PLAN
                      -----------      -----------      -----------    ------------------
Parts Revenue           4,500,000        4,300,000        4,100,000         3,985,554
                             17.0%            17.3%            17.4%             17.4%
Unit Revenue           21,900,000       20,600,000       19,500,000        18,971,258
                             83.0%            82.7%            82.6%             82.6%
Total Net Sales        26,400,000       24,900,000       23,600,000        22,956,812
Net Income (Loss)         419,436          193,943           (7,960)          (31,859)
                              1.6%             0.8%             0.0%             -0.1%





                      PARTS PROJECTED AT 7 YEAR COMPOUND GROWTH RATE, 2004 UNITS OFF 2003
                       BY 5%, UNITS PROJECTED AT 8 YEAR COMPOUND GROWTH RATE AFTER 2004.
                                            NET MARKET SHARE GAIN.(2)
                      -------------------------------------------------------------------
                      FISCAL 2006      FISCAL 2005      FISCAL 2004    FISCAL 2003 - PLAN
                      -----------      -----------      -----------    ------------------
Parts Revenue           4,500,000        4,300,000        4,100,000         3,985,554
                             16.9%            18.0%            18.7%             17.4%
Unit Revenue           22,100,000       19,600,000       17,800,000        18,971,258
                             83.1%            82.0%            81.3%             82.6%
Total Net Sales        26,600,000       23,900,000       21,900,000        22,956,812
Net Income (Loss)         442,248           79,885         (210,296)          (31,859)
Profit Margin                 1.7%             0.3%            -1.0%             -0.1%




                        PARTS AND UNITS PROJECTED AT 7 YEAR COMPOUND GROWTH RATE. NET
                                             MARKET SHARE GAIN.(3)
                      ------------------------------------------------------------------
                      FISCAL 2006      FISCAL 2005      FISCAL 2004   FISCAL 2003 - PLAN
                      -----------      -----------      -----------   ------------------
Parts Revenue           4,500,000        4,300,000        4,100,000        3,985,554
                             15.5%            16.4%            17.1%            17.4%
Unit Revenue           24,600,000       21,900,000       19,900,000       18,971,258
                             84.5%            83.6%            82.9%            82.6%
Total Net Sales        29,100,000       26,200,000       24,000,000       22,956,812
Net Income (Loss)         727,394          342,219           37,664          (31,859)
Profit Margin                 2.5%             1.3%             0.2%            -0.1%





                       PARTS PROJECTED AT 7 YEAR COMPOUND GROWTH RATE, 2004 UNITS OFF 2003
                      BY 5%. UNITS PROJECTED AT 8 YEAR COMPOUND GROWTH RATE AFTER 2004. NET
                                               MARKET SHARE LOSS.(4)
                      ---------------------------------------------------------------------
                      FISCAL 2006       FISCAL 2005       FISCAL 2004    FISCAL 2003 - PLAN
                      -----------       -----------       -----------    ------------------
Parts Revenue           4,500,000         4,300,000         4,100,000         3,985,554
                             23.9%             21.4%             19.8%             17.4%
Unit Revenue           14,300,000        15,800,000        16,600,000        18,971,258
                             76.1%             78.6%             80.2%             82.6%
Total Net Sales        18,800,000        20,100,000        20,700,000        22,956,812
Net Income (Loss)        (447,408)         (353,537)         (355,811)          (31,859)
Profit Margin                -2.4%             -1.8%             -1.7%             -0.1%

                       PARTS AND UNITS PROJECTED AT 7 YEAR COMPOUND GROWTH RATE. NET MARKET
                                                  SHARE LOSS.(5)
                      ---------------------------------------------------------------------
                      FISCAL 2006       FISCAL 2005       FISCAL 2004    FISCAL 2003 - PLAN
                      -----------       -----------       -----------    ------------------
Parts Revenue           4,500,000         4,300,000         4,100,000         3,985,554
                             22.1%             19.5%             18.1%             17.4%
Unit Revenue           15,900,000        17,700,000        18,500,000        18,971,258
                             77.9%             80.5%             81.9%             82.6%
Total Net Sales        20,400,000        22,000,000        22,600,000        22,956,812
Net Income (Loss)        (264,914)         (136,826)         (122,018)          (31,859)
Profit Margin                -1.3%             -0.6%             -0.5%             -0.1%




                       PARTS PROJECTED AT 7 YEAR COMPOUND GROWTH RATE, 2004 UNITS OFF 2003
                        BY 5%. UNITS PROJECTED AT 8 YEAR COMPOUND GROWTH RATE AFTER 2004.
                                          NO CHANGE IN MARKET SHARE.(6)
                      --------------------------------------------------------------------
                      FISCAL 2006      FISCAL 2005       FISCAL 2004    FISCAL 2003 - PLAN
                      -----------      -----------       -----------    ------------------
Parts Revenue           4,500,000        4,300,000         4,100,000         3,985,554
                             18.7%            18.9%             19.0%             17.4%
Unit Revenue           19,600,000       18,500,000        17,500,000        18,971,258
                             81.3%            81.1%             81.0%             82.6%
Total Net Sales        24,100,000       22,800,000        21,600,000        22,956,812
Net Income (Loss)         157,102          (45,580)         (236,076)          (31,859)
Profit Margin                 0.7%            -0.2%             -1.1%             -0.1%




(1) Assumes no change in our market share; parts growth of 2.9%, 4.9% and 4.7% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; and unit revenue growth of 2.8%, 5.6% and 6.3% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively.



(2) Assumes market share gain of 1.6%, 4.4% and 6.9% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; parts growth of 2.9%, 4.9% and 4.7% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; and unit revenue growth of (7.8)%, 5.7% and 5.9% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively.



(3) Assumes market share gain of 2.1%, 4.4% and 6.0% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; parts growth of 2.9%, 4.9% and 4.7% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; and unit revenue growth of 2.8%, 5.6% and 6.3% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively.



(4) Assumes market share loss of 4.7%, 10.5% and 15.4% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; parts growth of 2.9%, 4.9% and 4.7% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; and unit revenue growth of (7.8)%, 5.7% and 5.9% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively.



(5) Assumes market share loss of 5.3%, 9.9% and 16.5% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; parts growth of 2.9%, 4.9% and 4.7% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; and unit revenue growth of 2.8%, 5.6% and 6.3% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively.



(6) Assumes no change in our market share; parts growth of 2.9%, 4.9% and 4.7% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively; and unit revenue growth of (7.8)%, 5.7% and 5.9% in fiscal 2004, fiscal 2005 and fiscal 2006, respectively.


REASONS FOR THE MERGER; PURPOSE AND STRUCTURE OF THE MERGER

                  The purposes of the merger are: to enable our stockholders to realize for their shares a significant cash premium to our historical market price, and to enable Mr. Westerbeke to increase his equity ownership interest in our company from approximately 56.2% to 100%. Mr. Westerbeke decided to pursue the merger at this time for a number of reasons. First, Mr. Westerbeke believes that in light of our small public float, the limited number (approximately 300) of our stockholders and the low trading volume for the shares of our common stock, the benefits to us of having publicly traded shares have not outweighed the increasing expenses and other requirements imposed on us as a result of having publicly traded shares. Furthermore, Mr. Westerbeke believes that we have been unable to realize some of the primary anticipated benefits of having publicly traded equity securities. For example, as a result of our small public float, we have been unable to utilize our common stock as a currency for acquisitions. Indeed, our common stock may be subject to de-listing from the Nasdaq Stock Market due to our small public float and the declining number of our stockholders, and may be subject to de-registration by our company under the Securities Act of 1934 as a result of the declining number of our stockholders. In addition, the lack of appreciation of our common stock has impaired our ability to use stock options and other equity-based incentives as a meaningful tool to attract and retain employees.

                  Moreover, Mr. Westerbeke believes that the near-and medium-term prospects of increasing stockholder value are unfavorable for a number of reasons, including that Mr. Westerbeke believes that attracting public investors to a company with a majority stockholder and a small public float is inherently difficult and has been made more difficult by the general stock market downturn.

                  In addition, Mr. Westerbeke believes that the merger would provide liquidity to our stockholders at a fair price. Such liquidity may otherwise be unavailable to our stockholders who own significant amounts of our common stock. Total trading volume during the most recent 52-week period represented less than one quarter of all publicly traded shares, and daily trading volume averaged less than 0.1% of total publicly traded shares.

                  Mr. Westerbeke seeks to improve our operating performance by increasing management's flexibility to take actions without the constraints imposed by the public market. Mr. Westerbeke believes that without the constraints of the public market, and in particular the market's emphasis on quarterly earnings, our management will have greater flexibility to manage our assets effectively and to focus on long-term operating efficiencies, market share, and operating cash flow, rather than short-term operating efficiency and profitability (including short-term quarter-to-quarter fluctuations in net income and other financial data). In a public company setting, decisions that negatively affect quarterly earnings could significantly reduce our share price.


                  Finally, Mr. Westerbeke also seeks to permit us to eliminate the costs and administrative burdens of being a public company. Following the merger, we will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, which will allow us to eliminate the costs of preparing, printing and mailing certain corporate reports and proxy statements. In addition, "going private" will allow us to eliminate certain other costs and functions associated with being a public company, the costs of maintaining a transfer agent and costs of investor relations activities. In particular, going private will allow us to eliminate certain costs to us resulting from the adoption of the Sarbanes-Oxley Act of 2002, including potentially increased legal and accounting costs, compliance costs and director and officer insurance costs. In 2002, we estimate that our total expenses related to being a public company were approximately $213,000, and we expect that largely due to the adoption of the Sarbanes-Oxley Act of 2002, in 2003 our expenses related to being a public company will increase by approximately 10.3%, or $22,000, over their level in 2002. We are unable to quantify such expenses for later years, but we expect them to increase over their 2003 level and to continue to increase until all applicable requirements are effective, including the attestation by our external auditors of our internal control over financial reporting. In light of the increased costs associated with the Sarbanes-Oxley Act of 2002, we would consider de-listing from the Nasdaq Stock Market and de-registering under the Securities Exchange Act of 1934 if the merger is not completed. The elimination of the foregoing requirements will also eliminate the time devoted by employees and members of our management to those activities, thereby providing more freedom to focus on our business and operations.


                  Since Mr. Westerbeke is unwilling to sell the shares of our common stock beneficially owned by him, Mr. Westerbeke did not believe that it would be useful for us to consider other strategic alternatives such as selling our company as a whole or breaking up our company. Mr. Westerbeke also concluded that it was not feasible to increase the size of our operations, our public float, and our market following through acquisitions for stock. Given the low value of our stock and the small number of our stockholders, he concluded it would be unlikely that any acquisition target would readily accept our common stock as acquisition currency.

                  Mr. Westerbeke did consider the alternative of simply asking our board to authorize deregistration of our common stock and the delisting of the common stock from Nasdaq. However, Mr. Westerbeke concluded that while such steps would certainly save us the regulatory compliance costs that we currently face and would reduce the significant amount of time spent by our personnel in preparing public reports, they would do nothing to enhance stockholder value, so such steps were rejected as an option at that time.

                  A number of the issues described above have become more acute recently. The adoption of the Sarbanes-Oxley Act of 2002 has significantly increased our expenses and the amount of time required to be spent by our management on compliance issues.

                  Since Mr. Westerbeke has determined that he is not a seller, he concluded that the only way to provide our stockholders with the opportunity to decide for themselves whether to secure a premium price for their stock over and above its closing price of $1.76 on the Nasdaq Stock Market on May 2, 2003, the last trading day before the proposed merger was announced, would be to propose a going-private transaction to the stockholders for their consideration. In Mr. Westerbeke's view, while giving us and our stockholders the opportunity to assess the merits of such a proposed transaction would result in us incurring substantial transaction costs, as well as in Mr. Westerbeke incurring significant personal costs, in Mr. Westerbeke's opinion those costs were acceptable as a one-time cost of providing our stockholders with the opportunity to determine their own destiny with respect to their stockholdings in our company.


                  As discussed in "--Special Factors," the special committee and the board of directors decided to recommend the proposed merger because they believe that the opportunity to receive the $3.00 per share cash merger consideration is an attractive option to present to our unaffiliated stockholders, in light of our historical and current financial and trading performance and difficult general economic and stock market conditions. The special committee and the board of directors also considered the offer to be attractive for other reasons, including the difficulties inherent in remaining a publicly traded company with our small public float and the fact that Mr. Westerbeke has consistently stated that he is unwilling to sell any portion of his beneficial interest in our company to a third party.


EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

                  After the effective time of the merger, holders of our common stock (other than Acquisition Corporation and stockholders who validly exercise appraisal rights under the DGCL), will cease to have ownership interests in our company or rights as our stockholders, and instead will only be entitled to receive $3.00 in cash for each of their shares of our common stock. As a result of the merger, Mr. Westerbeke's interest in our net book value and net earnings will increase from approximately 56.2% to 100%, or by approximately $6,000,000 in the case of book value As a result of the merger, Mr. Westerbeke will be the sole beneficiary of our future earnings and growth, if any. Similarly, Mr. Westerbeke will also bear the risk of any losses generated by our operations and any decrease in our value after the merger. As a result of the merger, Acquisition Corporation will be merged with and into Westerbeke and will cease to be a separate legal entity.

                  None of Mr. Westerbeke, Mr. Haidemenos, Acquisition Corporation or Westerbeke will recognize gain or loss for United States federal income tax purposes as a result of the merger.

                  Following the merger, our common stock will no longer be traded on the Nasdaq Stock Market. In addition, the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. Due to this termination, the periodic reporting requirements under that Act, certain provisions of Section 16(b) of that Act, and requirements that we furnish a proxy or information statement in connection with stockholders' meetings, will no longer apply to us. After the effective time of the merger, there will be no publicly traded Westerbeke common stock outstanding and Westerbeke will no longer be required to file periodic reports with the SEC. We expect that our current directors, other than Mr. Westerbeke, will resign as directors immediately prior to the effective time of the merger. After the merger, Mr. Westerbeke is expected to be the sole director of Westerbeke initially. Each of our current executive officers is expected to remain an executive officer of Westerbeke after the merger.

                  Mr. Westerbeke expects that following completion of the merger, Westerbeke's business operations will be conducted substantially as they are currently being conducted. Mr. Westerbeke has no other current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. Acquisition Corporation has made a representation and warranty to that effect in the merger agreement. Nevertheless, Mr. Westerbeke may initiate from time to time reviews of Westerbeke and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger in order best to organize Westerbeke's activities.

Mr. Westerbeke expressly reserves the right to make any changes that he deems necessary or appropriate in light of his review or in light of future developments.

                  In addition, Mr. Westerbeke may also consider material changes in our dividend policy, indebtedness, capitalization and management and employee incentive plans, and may consider pursuing acquisition opportunities through Westerbeke.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

                  Our directors and executive officers have various interests in the merger described in this section that are in addition to, or different from, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of our board of directors that you vote to adopt the merger agreement.

                  POSITIONS AFTER THE MERGER

                  After the merger, Mr. Westerbeke is expected to be the sole director of Westerbeke initially. In addition, Mr. Westerbeke and Mr. Haidemenos are each expected to remain executive officers of Westerbeke after the merger. We and Mr. Westerbeke retain the right to name additional or different directors and executive officers after the merger, but currently have no intention to do so. There is no current plan or arrangement for materially increasing the compensation of any director or executive officer of Westerbeke after the merger (although we expressly reserve the right to make any changes we deem necessary or appropriate in the future). For additional information regarding the compensation of our directors and executive officers, please see the annual report on Form 10-K that we have filed with the SEC for the fiscal year ended October 26, 2002.

                  Mr. Westerbeke is the sole beneficial stockholder and director, and an executive officer, of Acquisition Corporation. Mr. Haidemenos is an executive officer of Acquisition Corporation.

                  SPECIAL COMMITTEE FEES

                  Whether or not the merger is completed, each member of the special committee will receive a fee of $15,000 for his service on the special committee. Our board of directors determined that such $15,000 fee was appropriate in light of the relatively modest directors' fees historically received by our directors and the significant time commitment required to be made by, and the added responsibility assumed by, the members of the special committee.

                  STOCK OPTIONS

                  The merger agreement provides that as of the effective time, all outstanding and unexercised employee stock options to purchase our common stock granted pursuant to the 1986 Stock Option Plan, the Supplemental Stock Option Plan and the 1996 Stock Option Plan will be canceled. The merger agreement provides that, in consideration for that cancellation, the holders of the options (other than Mr. Westerbeke) will have the right to receive a cash payment. The amount of this payment will equal the excess, if any, of the merger consideration of $3.00 in cash per share of our common stock over the per share exercise price of the options, multiplied by the number of shares of our common stock subject to those options, reduced by applicable withholding taxes.

                  Mr. Westerbeke has agreed with us that as of the effective time of the merger, stock options held by him will be canceled without payment. Mr. Westerbeke currently does not hold any options.

                  Our executive officers and directors other than Mr. Westerbeke currently hold stock options to purchase 33,300 shares of our common stock. None of the stock options held by such executive officers and directors has an exercise price below the $3.00 merger consideration. Accordingly, our executive officers and directors will not be entitled to receive any payment for their stock options.

                  The table below sets forth the number of shares of our common stock beneficially owned by each of our executive officers and directors (excluding shares subject to out-of-the-money stock options) and the aggregate payment that each executive officer and director would be entitled to receive in connection with the merger as a result of such holdings. You should also refer to the section of this proxy statement entitled "Security Ownership of Certain Beneficial Owners and Management."

                                               SHARES
                                            BENEFICIALLY       TOTAL PAYMENT
                NAME                          OWNED(1)              ($)
                                            ------------       -------------
John H. Westerbeke, Jr.                     1,098,250 (2)               0

Gregory Haidemenos                                  0                   0

Thomas M. Haythe                                5,000              15,000

James W. Storey                                 9,000              27,000

Gerald Bench                                        0                   0

All directors and executive officers
as a group (5 persons)                      1,112,250              42,000

---------------
(1) Excluding shares subject to out-of-the-money stock options.

(2) Held of record by Acquisition Corporation.

                  INDEMNIFICATION AND INSURANCE

                  Following the completion of the merger, Westerbeke will be required to indemnify, defend and hold harmless, to the fullest extent permitted by law, all of our current executive officers and directors against all losses, claims, damages, costs, expenses or liabilities or in connection with any claim, action, suit, proceeding or investigation arising out of the fact that the person is an executive officer or director of our company (or out of any action taken by any such person on behalf of our company), pertaining to any matter existing or occurring on or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), whether asserted or claimed prior to, or at or after, the effective time of the merger. In addition, Westerbeke will be required to maintain its directors and executive officers' liability insurance policies in effect for six years after the effective time of the merger, except that Westerbeke will not be required to pay insurance annual premiums in excess of 200% of the premiums we currently pay.

                  On May 2, 2003, we entered into indemnification agreements with each of our directors and officers. Pursuant to the indemnification agreements, we agreed to indemnify each of them for any expenses, judgments, fines and amounts paid in settlement relating to their service as our directors and/or officers, including in connection with the proposed merger. The indemnities provided by these indemnification agreements are in addition to the indemnities available to our directors and officers pursuant to our certificate of incorporation. Our directors and officers will be potentially subject to indemnification under these indemnification agreements against the shareholder litigation in respect of the merger described elsewhere in this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

                  The following is a summary of United States federal income tax consequences of the merger to stockholders whose shares of our common stock are converted into the right to receive cash pursuant to the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based upon current law, which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the tax consequences to any of our stockholders who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

                  The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e. shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

                  In general, cash received by stockholders who exercise statutory appraisal rights under Section 262 of the DGCL in respect of such appraisal rights will result in the recognition of gain or loss to such stockholders. Any stockholder who is considering exercising statutory appraisal rights should consult with its own tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the merger.

                  Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 30% of all cash payments to which a holder of shares is entitled pursuant to the merger agreement, unless the stockholder provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. In order to provide the information and certification necessary to avoid backup withholding tax, each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent unless an exemption applies and is established in a manner satisfactory to the paying agent.

                  THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

LITIGATION

                  On May 5, 2003, a purported class action lawsuit was filed in the Court of Chancery of Delaware naming our company and our directors as defendants. The complaint alleges, among other things, that our merger with Acquisition Corporation is being advanced through unfair procedures, and that the merger consideration offered in the merger is grossly unfair, inadequate and provides value to our stockholders substantially below the fair or inherent value of our company and does not constitute maximization of stockholder value. The complaint also alleges breaches by the defendants of their fiduciary duties to our stockholders in connection with the proposed merger. The lawsuit seeks to enjoin the proposed merger or, if it is completed, to recover damages. We and the other defendants have filed an answer to the complaint and discovery is proceeding.

                  We believe that the lawsuit lacks merit and we intend to vigorously defend the lawsuit.

                                   THE MERGER

                  This section of the proxy statement describes material aspects of the proposed merger, including the merger agreement, which is incorporated by reference into this proxy statement and is attached as Annex A to this proxy statement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete text of the merger agreement. You should carefully read this entire proxy statement, the merger agreement and the other documents we refer you to for a more complete understanding of the merger.

                  In the merger, Acquisition Corporation will merge into our company, with Westerbeke as the surviving corporation in the merger.

                  As a result of the merger, Westerbeke will cease to be a publicly held company and will become a private corporation, all of the stock of which will be beneficially owned by Mr. Westerbeke.

EFFECTIVE TIME OF MERGER

                  If the merger agreement is adopted by the requisite votes of stockholders and the other conditions to the merger are satisfied or waived to the extent permitted, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of Delaware or any later time as we and Acquisition Corporation agree upon and specify in the certificate of merger. The filing is expected to occur as soon as practicable after adoption of the merger agreement by our stockholders at the annual meeting and satisfaction or waiver of the other conditions to the merger set forth in the merger agreement. Upon the completion of the merger, Acquisition Corporation will cease to exist and Westerbeke will continue as the surviving corporation. If our stockholders vote to adopt the merger agreement, we expect to complete the merger during the fourth calendar quarter of 2003.

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

                  If we complete the merger, our common stockholders (other than Acquisition Corporation and holders who perfected their appraisal rights under Delaware law) will be entitled to receive $3.00 in cash for each share of our common stock that they own.

                  ___________ has been designated as the paying agent to make the cash payments contemplated by the merger agreement. Promptly after the effective time of the merger, we will deposit in trust with the paying agent funds sufficient to pay the merger consideration to stockholders. The paying agent will deliver your merger consideration to you according to the procedure summarized below.

                  After the effective time of the merger we will not transfer shares of common stock that were outstanding immediately prior to the effective time on our stock transfer books. If you present common stock certificates to us or our paying agent after the effective time of the merger, we will cancel them in exchange for cash as described in this section.

                  As soon as practicable after the effective time of the merger, we will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

                  The paying agent will pay your merger consideration to you after you have surrendered your stock certificates to the paying agent.

                  Interest will not be paid or accrue in respect of cash payments of merger consideration. We will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

                  If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to our satisfaction that the taxes have been paid or are not required to be paid.

                  YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

                  The instructions to the letter of transmittal will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit attesting to that fact and, if required by us or our paying agent, post a bond in an amount that we or the paying agent, as the case may be, reasonably directs as indemnity against any claim that may be made against those parties in respect of the stock certificate.

                  At the effective time of and after the merger, subject to the exceptions in the next sentence, you will cease to have any rights as our stockholder. The exceptions include the right to receive dividends or other distributions with respect to your shares with a record date before the effective time of the merger and the right to surrender your certificates in exchange for payment of the merger consideration.

ACCOUNTING TREATMENT

                  For U.S. accounting and financial reporting purposes, the acquisition of shares of our common stock in the merger will be accounted for under the purchase method of accounting.

FEES AND EXPENSES OF THE MERGER

                  All fees and expenses in connection with the merger will be paid by the party incurring those fees and expenses, except that we will pay the expenses related to the preparation, printing and mailing of this proxy statement and all filing and other fees paid to the SEC in connection with the merger. The total fees and expenses in connection with the merger are estimated to be approximately $845,216. This amount consists of the following estimated fees:

Legal and Other Professional Fees(1)                  $750,000
Printing, Proxy Solicitation and Mailing Costs 1        55,000
Special Committee Fees and Expenses                     35,000
Filing Fees (SEC)                                          216
Miscellaneous                                            5,000
                                                      --------
Total                                                 $845,216

-------------
(1) Includes fees paid to Stout Risius Ross, Inc. and fees paid in connection with defending the litigation instituted against us and our directors in connection with the merger.

FINANCING OF THE MERGER

                  We and Mr. Westerbeke estimate that approximately $2,600,000 will be required to complete the purchase of shares of our common stock pursuant to the merger (excluding the fees and expenses described above). We and Mr. Westerbeke expect this amount to be paid out of available funds of Westerbeke at the effective time of the merger.

                  On March 6, 2003, Brown Brothers Harriman & Co. issued Acquisition Corporation a commitment letter pursuant to which Brown Brothers will provide debt financing to Acquisition consisting of a secured demand line of credit of up to $5,000,000 and a $1,000,000 term loan to assist in financing the merger and Westerbeke's operations after the merger. We currently anticipate that the term loan will be funded immediately prior to the closing of the merger, and that the proceeds of the term loan will be used to pay a portion of the costs and expenses of the merger, including the merger consideration. The merger is conditioned upon Acquisition Corporation arranging for Westerbeke to obtain this financing.

                  The $1,000,000 loan will be a five year term loan that will bear interest, at the borrower's option, at Brown Brothers Harriman & Co.'s "base rate" or LIBOR plus 3.50%. The loan must be used in connection with financing the merger, and is secured by all of Westerbeke's assets, excluding its building and equipment financed by industrial revenue bonds. The term loan will contain financial covenants and other standard covenants. As of September 1, 2003, Brown Brothers' base rate was 4.00%.

                  The secured demand line of credit will be for the lesser of $5,000,000 and 80% of Westerbeke's eligible accounts receivable plus 40% of eligible inventory, with an inventory cap of $3,500,000. The line of credit will be available for general corporate purposes and letters of credit, and will bear interest, at the borrower's option, at Brown Brothers' "base rate" or LIBOR plus 2.50%. The line of credit will be secured by all of Westerbeke's assets, excluding its building and equipment financed by industrial revenue bonds. As of September 1, 2003, Brown Brothers' base rate was 4.00%.

                  There are no alternative financing arrangements or alternative financing plans in the event that the Brown Brothers financing is not completed.

APPRAISAL RIGHTS

                  Under Section 262 of the DGCL, if you do not wish to accept $3.00 per share in cash for your shares of common stock, you may elect to have the fair value of your shares of common stock judicially determined and paid to you in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. You may only exercise these rights if you comply with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 set forth in Annex C to this proxy statement.

                  Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of our annual meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in that notice a copy of Section 262. This proxy statement will constitute the required notice to the holders of our common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C. Any stockholder who wishes to exercise those appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 OF THE DGCL TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of our common stock, we believe that stockholders who consider exercising those rights should seek the advice of counsel.

                  All references in Section 262 of the DGCL and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS SUMMARIZED BELOW TO PERFECT APPRAISAL RIGHTS.

                  Any holder of our common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

                  - the holder must deliver to us a written demand for appraisal of its shares before the vote on the adoption of the merger agreement at the annual meeting. This demand will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares;

                  - the holder must not vote its shares of our common stock in favor of the adoption of the merger agreement. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement; and

                  - the holder must continuously hold its shares from the date of making the demand through the effectiveness of the merger. A stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the effectiveness of the merger will lose any right to appraisal in respect of those shares.

                  Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to, and separate from, any proxy you deliver or vote you cast in person.

                  Only a holder of record of shares of our common stock is entitled to assert appraisal rights for those shares registered in that holder's name. A demand for appraisal should:

                  (1) be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock certificates; and

                  (2) specify the following:

                      -    the stockholder's name and mailing address;

                      - the number of shares of our common stock owned by the stockholder; and

                      - that the stockholder intends thereby to demand appraisal of its shares of our common stock.

                  If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

                  A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to:
Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780, Attention: Gregory Haidemenos, Chief Financial Officer.

                  Within ten days after the effective time of the merger, Westerbeke, as the surviving corporation, must notify each holder of our common stock who has complied with Section 262 of the DGCL and who has not voted in favor of the adoption of the merger agreement of the date that the merger became effective. Within 120 days after the effective time of the merger, but not after that date, either Westerbeke or any stockholder who has complied with the requirements of Section 262 may file a petition in the Court of Chancery of Delaware demanding a determination of the value of the shares of our common stock held by all stockholders demanding appraisal of their shares. We are under no obligation to, and have no present intention to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that we will file a petition with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate all necessary action for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since we have no obligation to file a petition, your failure to do so within the period specified could nullify your previous written demand for appraisal.

                  Under the merger agreement, we have agreed to give Acquisition Corporation prompt notice of any demands for appraisal we receive prior to the effective time. Prior to the effective time,

Acquisition Corporation has the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the effective time, we will not, except with the prior written consent of Acquisition Corporation, make any payment with respect to any demands for appraisal, or offer to settle, or settle or otherwise negotiate, any demands.

                  Within 120 days after the effectiveness of the merger, any stockholder that complies with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. We must mail this statement to the requesting stockholder by the later of 10 days after receipt of the request or 10 days after expiration of the period for delivery of demands for appraisals under Section 262.

                  A stockholder who timely files a petition for appraisal with the Court of Chancery of Delaware must serve a copy upon Westerbeke. Westerbeke must then, within 20 days, file with the Register in Chancery of Delaware a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with us as to the value of their shares. After notice to stockholders as may be ordered by the Court of Chancery of Delaware, the Court of Chancery of Delaware is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Court of Chancery of Delaware may require stockholders who have demanded an appraisal for their shares and who hold stock represented by stock certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Court of Chancery of Delaware may dismiss the proceedings as to that stockholder.

                  After determining which stockholders are entitled to an appraisal, the Court of Chancery of Delaware will appraise the "fair value" of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Court of Chancery of Delaware and taxed upon the parties as the Court of Chancery of Delaware deems equitable. Upon application of a stockholder, the Court of Chancery of Delaware may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys' fees and the fees and expenses of experts.

                  STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD BE ENTITLED TO RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

                  Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of Delaware and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Westerbeke, as the surviving corporation, does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of Westerbeke common stock is less than the merger consideration. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware is to take into account all relevant factors. In Weinberger
v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition to the foregoing, Delaware courts have concluded that the appraisal remedy may not be a stockholder's sole remedy in going-private transactions (such as the merger), depending upon a number of factors. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties.

                  Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effectiveness of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

                  If any stockholder who demands appraisal of its shares of our common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, that holder's right to appraisal, the shares of our common stock of that stockholder will be deemed to have been converted at the effective time into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, its right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to Westerbeke, as the surviving corporation, a written withdrawal of its demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of Westerbeke, as the surviving corporation, and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

                  If we do not approve a stockholder's request to withdraw a demand for appraisal when the approval is required or if the Court of Chancery of Delaware does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

                  Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

REGULATORY APPROVALS AND OTHER CONSENTS

                  We believe that there are no significant regulatory approvals or other consents required to complete the merger.

THE MERGER AGREEMENT

                  CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS AND OFFICERS OF WESTERBEKE AS THE SURVIVING CORPORATION

                  When the merger is completed:

                  - our certificate of incorporation and bylaws will be amended to be identical to the certificate of incorporation and bylaws, respectively, of Acquisition Corporation as in effect immediately prior to the effective time of the merger (except (i) that the name of the surviving corporation will remain Westerbeke Corporation, (ii) that the incorporator of the surviving corporation will not change in the merger and (iii) as otherwise provided in the merger agreement);

                  - the directors of Acquisition Corporation immediately prior to the effective time will be the directors of Westerbeke as the surviving corporation; and

                  - the officers of Acquisition Corporation immediately prior to the effective time will be officers of Westerbeke as the surviving corporation.

                  CONVERSION OF COMMON STOCK

                  At the effective time of the merger, each outstanding share of our common stock will automatically be converted into the right to receive $3.00 in cash, without interest, except for:

                  - shares of our common stock owned by Acquisition Corporation, which will be canceled without any payment;

                  - shares of our common stock issuable upon the exercise of presently exercisable stock options held by Mr. Westerbeke, which will be canceled without any payment;

                  - shares of our common stock held in our treasury or by any subsidiary of ours, which will be canceled without any payment; and

                  - shares held by stockholders validly perfecting appraisal rights in accordance with the DGCL.

                  At the effective time, each outstanding share of Acquisition Corporation stock issued and outstanding prior to the effective time will be converted into one share of common stock of Westerbeke as the surviving corporation.

                  TREATMENT OF STOCK OPTIONS

                  Each outstanding option granted under our stock option plans will be canceled at the effective time of the merger, and in consideration for such cancellation, Westerbeke as the surviving corporation will pay in cash after the effective time to each option holder (other than Mr. Westerbeke) the excess, if any, of the merger consideration over the option's exercise price multiplied by the number of shares of our common stock subject to the option immediately prior to the effective time of the merger.

Cash payments made in exchange for stock options will be made without interest and will be reduced by any applicable withholding taxes. As of September 15, 2003, there are options outstanding under our stock option plans to purchase 33,300 shares of our common stock. All of the outstanding stock options have a $3.00 per share exercise price, so option holders will not be entitled to receive any payment for their stock options in connection with the merger.

                  REPRESENTATIONS AND WARRANTIES

                  The merger agreement contains various representations and warranties made by us to Acquisition Corporation, subject to various qualifications and limitations, including representations and warranties relating to:

                  - the due organization, valid existence, good standing, and necessary corporate power and authority of our company to carry on our business;

                  -    our capitalization;

                  - the accuracy of information concerning our subsidiaries in our SEC filings and the capitalization of these subsidiaries;

                  - the authorization, execution, delivery and enforceability of the merger agreement;

                  - the absence of any required governmental consents, approvals, authorization, or permits, except those specified in the merger agreement;

                  - the absence of any conflicts between the merger agreement and our certificate of incorporation or by-laws, or a material conflict with any applicable laws and any other material contracts or documents;

                  - the accuracy and adequacy of information concerning our company in this proxy statement, any other document to be filed with the SEC in connection with the merger and all other filings made by us with the SEC;

                  -    our compliance with applicable laws;

                  - the absence of any litigation or claims against us that would individually or in the aggregate have a material adverse effect on our company;

                  - the qualification of each of our employee benefit plans and other agreements with our employees under Section 401 of the Internal Revenue Code, and the absence of any payments that would be required as a result of the merger;

                  - the absence of any fees owed to brokers or investment bankers (other than Stout Risius Ross, Inc.) in connection with the merger;

                  - the absence of any material changes to our business, earnings, assets, liabilities, financial or other condition or results of operations from October 26, 2002 until the effective time of the merger;

                  -    the absence of material liabilities or obligations;

                  - good and marketable title to all the properties and assets reflected on our balance sheet as being owned by us or one of our subsidiaries or acquired after the date of the balance sheet and which are material to our business;


                  - the receipt by the special committee of an opinion from the special committee's financial advisor that the merger consideration is fair, from a financial point of view, to our unaffiliated stockholders;


                  - the inapplicability to the merger of the provisions contained in Section 203 of the DGCL; and

                  - the approval of the merger agreement and the merger by our board of directors and the special committee in accordance with our certificate of incorporation for purposes of exempting the transaction from the provisions of our certificate of incorporation regarding business combinations.

                  The merger agreement contains various representations and warranties made by Acquisition Corporation to us, subject to various qualifications and limitations, including representations and warranties relating to:

                  - the due organization, valid existence, good standing and necessary corporate power and authority of Acquisition Corporation to carry on its business;

                  -    the capitalization of Acquisition Corporation;

                  - the authorization, execution, delivery and enforceability of the merger agreement;

                  - the absence of any required governmental consents, approvals, authorization or permits, except those specified in the merger agreement;

                  - the absence of any conflicts between the merger agreement and Acquisition Corporation's certificate of incorporation or by-laws, any applicable laws and any other material contracts or documents;

                  - the accuracy and adequacy of information provided by Acquisition Corporation in connection with this proxy statement and any other document to be filed with the SEC in connection with the merger;

                  - the availability of financing sufficient to pay the costs and expenses of the merger, including the merger consideration;

                  - the fact that Acquisition Corporation was formed solely to engage in the merger;

                  - the fact that prior to entering into the merger agreement, Acquisition Corporation had reviewed and analyzed the businesses, assets, condition, operations and prospects of our company and our subsidiaries, and relied solely upon its own investigation and analysis and upon our representations, warranties, covenants and agreements; and

                  - the absence of any knowledge of any breaches or inaccuracies of our representations and warranties contained in the merger agreement.

                  CONDUCT OF BUSINESS PENDING THE MERGER

                  We have agreed that, prior to the effective time of the merger, except as consented to by Acquisition Corporation, neither our board of directors nor any board committee will approve any action that would cause us or any of our subsidiaries to:

                  -    split, combine or reclassify any capital stock;

                  -    make, declare or pay dividends;

                  - repurchase, redeem or otherwise acquire any shares of our capital stock;

                  - grant any options, warrants or rights of any kind to acquire any shares of our capital stock or other equity interests;

                  - enter into any voting agreement, understanding or arrangement regarding our capital stock;

                  - incur any indebtedness for borrowed money or assume or guarantee indebtedness of any other person, other than in the ordinary course of business, consistent with past practice, or incur other capital expenditures, obligations or liabilities, other than those budgeted as of the date of the merger agreement or in the ordinary course of business, consistent with past practice;

                  - dispose of any material properties or assets or cancel or release any material indebtedness;

                  - make any material investment in any entity, other than in our wholly-owned subsidiaries or in the ordinary course of business, consistent with past practice;

                  - enter into, terminate or make any material change to any material lease, contract or agreement, other than renewals in the ordinary course of business, consistent with past practice;

                  - increase compensation or benefits of current or former employees, consultants or directors, other than in the ordinary course of business, consistent with past practice, or as required by law or contracts in effect as of the date of the merger agreement;

                  -    settle any material claim, action or proceeding;

                  - change accounting methods or methods of reporting for tax purposes, except as required by changes in GAAP or changes in applicable law;

                  - amend our certificate of incorporation, by-laws or enter into a plan of consolidation, merger or reorganization;

                  - take any actions that would result, or might reasonably be expected to result, in any of our representations or warranties not being true, or in any conditions to the merger not being satisfied; or

                  -    agree to, commit to, or take any action described above.

                  PROXY STATEMENT

                  We and Acquisition Corporation have agreed to cooperate in preparing, and we have agreed to file as soon as practicable, this proxy statement and a transaction statement on Schedule 13E-3 along with any other filing required by the SEC or other regulatory authority in connection with the merger. We have agreed to use our reasonable best efforts to reply to any SEC comments and promptly mail copies of this proxy statement and transaction statement on Schedule 13E-3 to our stockholders after responding to such comments. We and Acquisition Corporation have agreed to promptly notify one another of receipt of any SEC comments or requests for amendments or information and supply one another with copies of all correspondence between either party or its representatives and the SEC regarding such filings. If an event occurs prior to the annual meeting of stockholders that would require an amendment to this proxy statement or the transaction statement on Schedule 13E-3, we have agreed to prepare and mail such an amendment to our stockholders, but that no such amendment will be made without providing Acquisition Corporation an opportunity to comment on the amendment.

                  SPECIAL MEETING; WESTERBEKE'S BOARD OF DIRECTORS' COVENANT TO RECOMMEND


                  We have agreed to, consistent with applicable law, call, give notice of, convene and hold a meeting of our stockholders as soon as practicable following the date of the merger agreement for the purpose of voting on the adoption of the merger agreement. We have also agreed to include in this proxy statement and in the transaction statement on Schedule 13E-3 the recommendation of our board of directors (acting subsequent to the recommendation of the special committee) that our unaffiliated stockholders vote to adopt the merger agreement.


                  Neither our board of directors nor any of its committees (including the special committee) may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its approval or recommendation of the adoption of the merger agreement and the transactions it contemplates, or take any other action or make any other statement in connection with the special meeting inconsistent with its recommendation. However, in the event that prior to the receipt of the necessary approvals by our stockholders, the special committee determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to our stockholders (other than Acquisition Corporation) under applicable law, then the board of directors (acting subsequent to the recommendation of the special committee) or the special committee may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its approval or recommendation of the adoption of the merger agreement and the transactions it contemplates. Nonetheless, the merger agreement shall still be submitted to the our stockholders for adoption at the special meeting.

                  SOLICITATION OF OTHER OFFERS

                  The merger agreement provides that we, our board of directors, officers, employees, agents, representatives and the special committee could, until June 12, 2003:

                  - initiate, solicit, encourage and facilitate the making of any "acquisition proposal," as described below;

                  - furnish information with respect to our company to any person in order to solicit an acquisition proposal pursuant to a confidentiality agreement; and

                  - participate in discussions and negotiations regarding, and supply information relating to, an acquisition proposal that could lead to a "superior acquisition proposal," as described below.

                  If applicable, between June 12, 2003 and the date of the mailing of this proxy statement to our stockholders, we, our board of directors, officers, employees, agents, representatives and the special committee may no longer initiate or solicit discussions with respect to acquisition proposals, but may continue to engage in the conduct described in the second and third bullet points immediately above with persons who were contacted prior to June 12, 2003 and who indicate substantial interest in making an acquisition proposal that could be a superior acquisition proposal.

                  After the mailing of this proxy statement, none of us, our board of directors, officers, employees, agents, representatives and the special committee may engage in any of the activities described in the first and second bullet points above, but we may continue to engage in the conduct described in the third bullet point above. Accordingly, such persons must cease and terminate all on-going discussions and negotiations with respect to any acquisition proposal, except for those regarding, and supplying information relating to, an acquisition proposal by any person who indicates substantial interest in making a superior acquisition proposal.

                  In all cases and at all times prior to the completion of the merger, in response to an indication of interest that is not solicited in violation of the merger agreement provisions described above, we, our board of directors, officers, employees, agents, representatives and the special committee may participate in discussions and negotiations regarding, and supply information relating to, an acquisition proposal that could lead to a superior acquisition proposal.

                  Subject to the following paragraph, we may, upon receipt of a superior acquisition proposal, terminate the merger agreement and enter into an acquisition agreement with respect to such superior acquisition proposal.

                  We have agreed to notify Acquisition Corporation in writing within two business days of any superior acquisition proposal with respect to which we have begun negotiations. During the three business day period following delivery of such notice to Acquisition Corporation, we must engage in good faith negotiations with Acquisition Corporation with respect to any changes that we may propose to the terms of the merger agreement and the transactions contemplated by the merger agreement. If, prior to the conclusion of the three business day period, Acquisition Corporation has made a definitive and binding offer to enter into a definitive agreement that would, if completed, provide greater value to our stockholders than the superior acquisition proposal, we may not terminate the merger agreement.

                  Nothing described above limits our ability to take actions to comply with certain rules under the Securities Exchange Act of 1934.

                  An "acquisition proposal" is:

                  - any inquiry, proposal or offer relating to any direct or indirect acquisition of:

                           - a business that constitutes 15% or more of the net revenues, net income or the assets of our company or any subsidiary; or

                           -    15% or more of any class of the equity
                                securities of our company or any subsidiary; or

                  - any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of our equity securities or the equity securities of any subsidiary ( in each case, other than the transactions contemplated by the merger agreement).

                  A "superior acquisition proposal" is any proposal to acquire, directly or indirectly, at least a majority of any class of our equity securities which:

                  - our board of directors, acting subsequent to the recommendation of the special committee, determines in good faith is reasonably likely to be completed, taking into account all relevant considerations; and

                  - our board of directors, acting subsequent to the recommendation of the special committee, or the special committee, believes in good faith, after consulting with and receiving advice from Stout Risius Ross, Inc., would, if completed, provide greater value to our stockholders than the merger.

                  REASONABLE EFFORTS

                  Subject to the terms and conditions provided in the merger agreement, we and Acquisition Corporation have each agreed to use reasonable efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement. Both we and Acquisition Corporation have agreed to use our respective reasonable best efforts to furnish each other with all information required for any filings in connection with the merger agreement and to cooperate in the making of such filings. Acquisition Corporation has agreed to use its reasonable best efforts to arrange for us to obtain financing sufficient to pay the costs and expenses of the merger, including the merger consideration. If, at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, including the execution of additional instruments, the proper officers and directors of each party to the merger agreement have agreed to take all such necessary action.

                  ACCESS TO INFORMATION

                  We have agreed that from the date of the merger agreement until the effective time of the merger, we will (i) provide to the officers, stockholders, attorneys, financial advisors, accountants, and other representatives of Acquisition Corporation reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of our company and our subsidiaries, (ii) furnish to Acquisition Corporation and its stockholders, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of our company and our subsidiaries to cooperate with Acquisition Corporation in its investigation of the business of our company and our subsidiaries.

                  CONDITIONS TO THE MERGER

                           CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                  MERGER

                  The obligations of our company and Acquisition Corporation to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of the merger of the following conditions:

                  - the merger and the merger agreement must have been adopted by the affirmative vote of (i) the holders of a majority of the outstanding shares of our common stock, and (ii) the holders of a majority of the outstanding shares of our common stock not held by either Acquisition Corporation or any affiliates or associates of Acquisition Corporation (or any immediate family of any of such persons) or any of our executive officers or directors); and

                  - the absence of any injunction or order or any statute, rule or regulation that would prevent the completion of the merger and the absence of any action brought by any governmental authority seeking to obtain an injunction to prevent, materially delay, restructure or otherwise question the transactions contemplated by the merger agreement.

                           CONDITIONS TO ACQUISITION CORPORATION'S OBLIGATION TO
                  EFFECT THE MERGER

                  The obligation of Acquisition Corporation to complete the merger is subject to the satisfaction or waiver, on or prior to the effective time of the merger, of the following conditions:

                  - the representations and warranties made by our company in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date, except such failures that, in the aggregate, would not reasonably be expected to have a material adverse effect on our company or, following the merger, on Westerbeke as the surviving corporation;

                  - we must have performed in all material respects all obligations under the merger agreement required to be performed by us at or prior to the effective time;

                  - holders of not greater than ten percent of the shares of our common stock outstanding immediately prior to the effective time of the merger shall have complied with all requirements for perfecting stockholders' rights of appraisal in accordance with the DGCL;

                  - Acquisition Corporation must have arranged for Westerbeke, as the surviving corporation, to obtain financing sufficient to pay the costs and expenses of the merger, including the merger consideration;

                  -    We must have received all necessary third-party consents;
                       and

                  - our directors immediately prior to the effective time of the merger must have resigned.

                           CONDITIONS TO WESTERBEKE'S OBLIGATION TO EFFECT THE
                  MERGER

                  Our obligation to complete the merger is subject to the satisfaction or waiver, on or prior to the effective time of the merger, of the following conditions:

                  - the representations and warranties made by Acquisition Corporation in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date (except with respect to representations and warranties that speak as of another date), except such failures that, in the aggregate, would not reasonably be expected to have a material adverse effect on the consummation of the merger;

                  - Acquisition Corporation must have performed in all material respects all obligations under the merger agreement required to be performed at or prior to the effective time; and

                  - Acquisition Corporation must have received all necessary consents.

                  TERMINATION OF THE MERGER AGREEMENT

                  The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

                  - by mutual written consent of us (provided that such termination has been approved by the special committee) and Acquisition Corporation;

                  - by either us (provided that such termination has been approved by the special committee) or Acquisition Corporation if a governmental entity of competent jurisdiction issues a final non-appealable injunction or other ruling permanently enjoining or otherwise prohibiting the merger;

                  - by either us (provided that such termination has been approved by the special committee) or Acquisition Corporation if the merger is not completed on or before October 31, 2003, unless the failure to complete the merger is due to the failure of the party seeking to terminate the merger agreement to fulfill its obligations under the merger agreement;

                  - by either us (provided that such termination has been approved by the special committee) or Acquisition Corporation if there is a material breach of the representations, warranties or covenants as set forth in the merger agreement on the part of us (in the case of termination by Acquisition Corporation) or Acquisition Corporation (in the case of termination by us), and that breach is not cured in the 30-day period following written notice to the party committing such a breach or cannot be cured prior to October 31, 2003. However, this provision will apply only if such breach would constitute, individually or in the aggregate with other breaches, a failure of the conditions to the obligations to effect the merger set forth above;

                  - by either us (provided that such termination has been approved by the special committee) or Acquisition Corporation if the special meeting is held and our stockholders fail to adopt the merger agreement by the requisite votes described above;

                  - by Acquisition Corporation if our board of directors (acting subsequent to the recommendation of the special committee) or the special committee withdraws, qualifies or modifies its recommendation to our stockholders to adopt the merger agreement, or publicly proposes to do so, or takes any other action or makes any other statement inconsistent with that recommendation;

                  - by us (provided that such termination has been approved by the special committee) if our board of directors (acting subsequent to the recommendation of the special committee) or the special committee (i) determines to enter into an acquisition agreement with another party, or (ii) approves, recommends or publicly proposes to approve or recommend a superior acquisition proposal. However, we may not terminate the merger agreement under this clause if our board of directors (acting subsequent to the recommendation of the special committee) or the special committee believes in good faith, after consultation with the special committee's financial advisor, that Acquisition Corporation has made a definitive and binding offer to enter into a definitive agreement that would provide greater value to our stockholders than the superior acquisition proposal; or

                  - by Acquisition Corporation if our board of directors (acting subsequent to the recommendation of the special committee) or the special committee (i) approves, recommends or publicly proposes to approve or recommend a superior acquisition proposal, (ii) withdraws or modifies in a manner adverse to Acquisition Corporation its approval or recommendation to approve the merger agreement, (iii) does not include its recommendation to approve the merger agreement in this proxy statement and the transaction statement on Schedule 13E-3, or (iv) if we enter into an acquisition agreement with another party.

                  TERMINATION FEE

                  If:

                  - we terminate the merger agreement in accordance with the seventh bullet under "-Termination of the Merger Agreement" above;

                  - Acquisition Corporation terminates the merger agreement in accordance with clause (i) or (iv) of the eighth bullet under "-Termination of the Merger Agreement" above; or

                  - Acquisition Corporation has the right to terminate the merger agreement in accordance with clause (ii) or (iii) of the eighth bullet under "-Termination of the Merger Agreement" above but does not terminate the merger agreement, our stockholders do not adopt the merger agreement, and within 12 months thereafter we sell or otherwise dispose of, in one or more transactions, a business segment or assets constituting at least 50% of our or any of our subsidiaries' net revenues, net income, assets or equity, then, in any such case, we will pay Acquisition Corporation a termination fee equal to all costs and expenses incurred by Acquisition Corporation in connection with the merger agreement and the merger, not to exceed a total of $75,000.

                  EFFECT OF TERMINATION

                  If the merger agreement is terminated by either us or Acquisition Corporation, as provided above, there will be no liability (except for the termination fee described above) on the part of us, Acquisition Corporation or any of our respective affiliates, directors, officers, employers or stockholders. However, no party will be relieved from liability for willful breaches of the merger agreement.

                  AMENDMENTS

                  The merger agreement may be amended in writing by us (acting subsequent to approval by the special committee) and Acquisition Corporation at any time before or after any required adoption of the merger agreement by our stockholders by action taken by or on behalf of our respective boards of directors. However, after any such adoption of the merger agreement, no amendment may be made that by law requires further approval by our stockholders without such approval (including the Majority of the Minority Condition).

                      SELECTED FINANCIAL DATA OF WESTERBEKE

                  The following table contains selected historical financial data for each year in the five-year period ended October 26, 2002 and for the nine-month periods ended July 26, 2003 and July 27, 2002. The financial data for each of the full fiscal years have been derived from our audited financial statements for those periods. The financial statements for each of the nine-month periods included in the table have been derived from our unaudited financial statements for those periods. The unaudited financial statements have been prepared on the same basis as the audited financial statements, and we believe that they contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal recurring adjustments). The historical financial data for the interim periods are not necessarily indicative of the results that may be expected for our full year. This selected financial data should be read along with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements for the applicable periods, each of which we have filed with the SEC as part of our Annual Report on Form 10-K for each of the fiscal years ended October 26, 2002, October 27, 2001, October 21, 2000, October 23, 1999 and October 24, 1998, and our Quarterly Report on Form 10-Q for each of the fiscal quarters ended July 26, 2003 and July 27, 2002.

                                             Nine Months Ended                                Year Ended
                                           ---------------------    ---------------------------------------------------------------
                                           July 26,     July 27,    October 26,  October 27,  October 21,  October 23,  October 24,
                                             2003         2002         2002          2001        2000         1999         1998
                                           --------     --------    -----------  -----------  -----------  -----------  -----------
                                                                 (In ($) thousands, except per share amounts)
Net Sales                                   15,443       19,887       25,526       28,694       34,528       29,114       26,202
Gross Profit                                 3,270        4,493        5,559        6,461        7,752        6,563        5,966
Selling, General and Administrative
    Expense                                  3,546        3,268        4,996        4,436        5,756        4,359        3,684
Research and Development Expense               901          841        1,098        1,446        1,501        1,365        1,181
Income (loss) from operations               (1,178)         383         (535)       1,132          494          839        1,100
Interest income (expense), net                (200)        (302)        (378)        (618)        (172)          60          (10)
Other income (expense), net                     10           50        4,444           10         (189)         387
Net income (loss)                             (708)         433        2,886          319          228          796           64

Net income (loss) per share, diluted*        (0.36)        0.22         1.45         0.16         0.11         0.39         0.31

At end of period:
Total assets                                20,214       19,364       23,090       21,878       24,839       15,384       14,670
Working capital                              8,522        6,384        9,029        5,808        5,537        7,616        5,650
Long-term liabilities                        4,165        4,523        4,430        4,770        5,030          647          893
Stockholders' equity                        13,713       11,891       14,379       11,580       11,627       11,381       10,719
Book value per share                          7.02         6.08         7.36         5.98         6.03         5.93         5.59

----------------
* Also see Note 1 to our consolidated financial statements, which are incorporated in this proxy statement by reference to our Annual Report on Form 10-K for the year ended October 26, 2002.

           MARKET PRICE OF AND DIVIDENDS ON WESTERBEKE'S COMMON EQUITY


                  Our common stock is traded in the over-the-counter market on the Nasdaq Stock Market, under the symbol "WTBK". On September 15, 2003, we had approximately 300 beneficial stockholders and approximately 118 stockholders of record. The following table sets forth the range of high and low closing prices per share of shares of our common stock from October 22, 2000 through October 21, 2003, on Nasdaq.


                                                                               High ($)          Low ($)
                                                                               --------          -------
FISCAL 2003
     First Quarter                                                               2.50             1.50
     Second Quarter                                                              2.51             1.69

                                                                               High ($)          Low ($)
                                                                               --------          -------
     Third Quarter                                                               3.26             1.69
     Fourth Quarter (through October 21)                                         3.28             2.91

FISCAL 2002
     First Quarter                                                               2.01             1.31
     Second Quarter                                                              1.95             1.45
     Third Quarter                                                               1.50             1.07
     Fourth Quarter                                                              1.79             1.05

FISCAL 2001
     First Quarter                                                               3.13             2.50
     Second Quarter                                                              3.00             2.00
     Third Quarter                                                               2.25             2.05
     Fourth Quarter                                                              2.45             1.80



                  On May 2, 2003, the last full trading day prior to the announcement of the proposed merger, the last reported sale price per share was $1.76. On October 21, 2003, the most recent practicable trading day prior to the date of this proxy statement, the last reported sales price per share was $2.97. You should obtain current market price quotations for shares of our common stock in connection with voting your shares.


                  The highest sale price per share of our common stock during the period covered by the preceding table was $3.45 for an intra-day trade on January 23, 2003. The closing price per share of our common stock on that date was $2.50.

                  No dividends have ever been paid or declared on our common stock. The merger agreement provides that neither our board of directors nor any committee of our board of directors will declare or pay any dividend until the closing of the merger, except with the consent of Acquisition Corporation.

           PRO FORMA AND ACQUISITION CORPORATION FINANCIAL INFORMATION

                  We have not provided any pro forma data giving effect to the proposed merger. We do not believe that information is material to our stockholders in evaluating the merger agreement because the proposed merger consideration is all cash and, if completed, our common stock will cease to be publicly traded.

                  We also have not provided any separate financial information for Acquisition Corporation, because it is a special purpose entity formed in connection with the proposed merger and has no independent operations or assets other than shares of our common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth certain information regarding the beneficial ownership (as calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of our common stock as of September 10, 2003 by
(1) all those known to us to be beneficial owners of more than 5% of our common stock, (2) each executive officer and director of our company and Acquisition Corporation, and (3) all executive officers and directors of our company and Acquisition Corporation as a group. As described below, Acquisition Corporation is currently the owner of record of 1,098,250 shares of our common stock, representing 56.2% of our outstanding common stock, which it acquired from Mr. Westerbeke in connection with the merger. Mr. Westerbeke is the sole stockholder of Acquisition Corporation. Unless otherwise indicated, each of the listed persons has sole voting and investment power with respect to all shares shown in the table as beneficially owned by such person. Unless otherwise indicated, the address for each of the persons listed below is c/o Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780. To our knowledge, there have been no significant changes in stock ownership or control of our company since September 10, 2003.

                  In connection with the merger, on May 1, 2003, Acquisition Corporation acquired from Mr. Westerbeke 1,098,250 shares of our common stock, which constituted all of the shares of common stock beneficially owned by Mr. Westerbeke (other than shares of common stock underlying presently exercisable stock options held by Mr. Westerbeke at that time, all of which have subsequently expired in accordance with their terms). Acquisition Corporation received such shares from Mr. Westerbeke as a capital contribution in exchange for the issuance to Mr. Westerbeke of 7,400 shares of common stock and 1,090,850 shares of preferred stock of Acquisition Corporation.

                                                                SHARES OF COMMON STOCK         PERCENT
NAME AND ADDRESS                                                  OWNED BENEFICIALLY          OF CLASS
----------------                                               -------------------------      --------
John H. Westerbeke, Jr.                                        1,098,250 (1)                   56.2%

Acquisition Corporation                                        1,098,250                       56.2

Marvin A. Gordon
750 Everett Street
Norwood, MA 02062                                                100,000 (2)                    5.1

James W. Storey                                                   20,100 (3)                    1.0

Gerald Bench                                                      11,100 (4)                      *

Thomas M. Haythe                                                  16,100 (5)                      *

Gregory Haidemenos                                                     0                          *

All directors and executive officers as a group
(5 persons)                                                    1,145,550 (1)(3)(4)(5)(6)       57.6%

--------------
* Less than 1 percent

(1) All shares of our common stock held beneficially by Mr. Westerbeke are held of record by Acquisition Corporation.

(2) Information as to these holdings is based solely upon a report on Schedule 13D filed with the SEC by Mr. Marvin A. Gordon on May 8, 2001.

(3) Includes 11,100 shares issuable upon the exercise of presently exercisable stock options (each of which is out-of-the-money) held by Mr. Storey.

(4) Consists of 11,100 shares issuable upon the exercise of presently exercisable stock options (each of which is out-of-the-money) held by Mr. Bench.

(5) Includes 11,100 shares issuable upon the exercise of presently exercisable stock options (each of which is out-of-the-money) held by Mr. Haythe.

                             DIRECTORS AND OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS OF WESTERBEKE CORPORATION

                  The table below sets forth, for each of our directors and executive officers, their respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each director and executive officer. Each person identified below is a United States citizen. Unless otherwise indicated, each person's business address is c/o Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780; telephone: (508) 823-7677.

               NAME                                      BUSINESS EXPERIENCE
               ----                                      -------------------
Gerald Bench (Class A director)           Vice Chairman, TDG Aerospace, Inc. (manufacturer of
                                          aircraft de-icing devices) since January 2001;
                                          President, BFT Holdings Co., Inc. (investors in
                                          emerging growth businesses) from November 1996 to
                                          January 2001; President and Chief Executive
                                          Officer, Hadley Fruit Orchards, Inc. from November
                                          1996 to June 1999; Director of our company since
                                          June 1986.

Thomas M. Haythe (Class B director)       Business and Legal Consultant since February 2000;
                                          Partner, Haythe & Curley (attorneys) (now known as
                                          Torys LLP) from 1982 to January 2000; Director of
                                          our company since June 1986; outside general
                                          counsel of our company since 2000.

James W. Storey (Class B director)        Consultant since January 1993, providing investment
                                          advice and investment management services as
                                          trustee of fifteen trusts for individuals (Mr.
                                          Storey has never provided consulting services to
                                          our company and we do not expect that he will
                                          provide such services to the surviving company of
                                          the merger); Director of our company since June
                                          1986.

John H. Westerbeke, Jr. (Class C          See "Summary Term Sheet--Information About
director)                                 Westerbeke, Mr. Westerbeke and Acquisition
                                          Corporation" elsewhere in the proxy statement.

Gregory Haidemenos                        Chief Financial Officer of our company since
                                          December 1999; Treasurer and Secretary of our
                                          company since April 2002; Controller of our
                                          company from September 1996 to November 1999.

                  To our knowledge, during the last five years, none of the foregoing directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or a finding of any violations of such laws.

DIRECTORS AND EXECUTIVE OFFICERS OF ACQUISITION CORPORATION

                  Mr. Westerbeke is the sole beneficial owner of Acquisition Corporation common stock, as well as its sole director and executive officer. Mr. Haidemenos is the Chief Financial Officer of Acquistion Corporation. The table below sets forth for each of Mr. Westerbeke and Mr. Haidemenos, his present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted, and his five-year employment history. Each of Mr. Westerbeke and Mr. Haidemenos is a United States citizen with a business address c/o Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780 (508) 823-7677.

                NAME                                 BUSINESS EXPERIENCE
                ----                                 -------------------
John H. Westerbeke, Jr.                   See "Summary Term Sheet--Information About
                                          Westerbeke, Mr. Westerbeke, Mr. Haidemenos and
                                          Acquisition Corporation" elsewhere in
                                          this proxy statement.

Gregory Haidemenos                        See "Summary Term Sheet--Information About
                                          Westerbeke, Mr. Westerbeke, Mr. Haidemenos and
                                          Acquisition Corporation" elsewhere in
                                          this proxy statement.

                  To the knowledge of Acquisition Corporation, during the last five years neither Mr. Westerbeke nor Mr. Haidemenos has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or a finding of any violations of such laws.

            PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

                  We lease a 40-foot sailboat from Mr. Westerbeke, pursuant to a lease expiring in July 2004. We pay an annual rental to him of $33,500 and also pay approximately $10,000 to $15,000 of annual expenses in connection with the operation and maintenance of the sailboat. We make use of the sailboat to evaluate the performance of our marine engine products and for other corporate purposes.

                  In July 1994, Mr. Westerbeke executed a promissory note payable to our company in the principal amount of $165,000. The proceeds of the loan were used by Mr. Westerbeke to purchase the sailboat described above. The loan, which is due June 1, 2004, is payable in equal monthly installments which commenced on July 1, 1994, together with interest at 7.75% per year, and is secured by the sailboat. Our management believes that the terms of the lease and of the secured loan are no less favorable to our company than we could obtain from an unrelated party.

                  We have a split-dollar insurance arrangement with Mr. Westerbeke, in connection with which we paid the premium costs of certain life insurance policies that will pay a death benefit of not less than a total of $6,150,000 upon Mr. Westerbeke's death. Upon surrender of the policies or payment of the death benefit under them, we are entitled to repayment of the premiums previously paid by our company, with all remaining payments to be made to Mr. Westerbeke or his beneficiaries. Applying the time value of money (using the applicable federal rates) of the premiums paid by our company during the fiscal years ended October 26, 2002 and October 27, 2001 for the period from the date on which each premium was paid until May 19, 2003, the current dollar value of the benefit to Mr. Westerbeke of premiums paid by our company is $1,869,600. We are permitted to terminate the split-dollar agreement and request a refund of the lesser of the fair value of the mutual funds in which the premiums are invested and the total value of the premiums paid. As of July 30, 2003, pursuant to the requirements of the Sarbanes-Oxley Act of 2002, we have stopped paying premiums in connection with the split-dollar insurance arrangement.

                  During the past two years, Thomas M. Haythe, a director of our company, has rendered legal services to our company. Mr. Haythe has been paid approximately $216,000 during the past two years in connection with such services performed during 2001, 2002 and 2003.


                       PROPOSAL 2. ELECTION OF DIRECTORS


                  Two Class B directors will be elected at the annual meeting, to serve for three years and until a successor shall have been chosen and qualified. This is in accordance with our certificate of incorporation, which provides for the division of our board of directors into three classes with the term of office for the Class B directors expiring at the annual meeting. Class C and Class A directors will be elected at the annual meetings to be held in 2004 and 2005, respectively.

                  Each of the persons named in the accompanying form of proxy intends to vote the shares of common stock represented thereby in favor of the nominees listed as Class B directors under "Directors and Executive Officers--Directors and Executive Officers of Westerbeke Corporation" in this proxy statement, unless otherwise instructed in such proxy. In case either nominee is unable or declines to serve, such persons reserve the right to vote the shares of our common stock represented by such proxy for another person duly nominated by our board of directors in the nominee's stead. Our board of directors has no reason to believe that either nominee named will be unable or will decline to serve.

                  The nominees, Thomas M. Haythe and James W. Storey, are presently serving as Class B directors of our company. Certain information about the nominees is contained under "Directors and Executive Officers--Directors and Executive Officers of Westerbeke Corporation" in this proxy statement.

         During the fiscal year ended October 26, 2002 our board of directors met five times. Each of the persons named in the tables above attended at least 75% of the meetings of our board of directors and of the meetings of any committee of our board of directors on which such person served which were held during the time that such person served.

         Our board of directors has a stock option committee, whose members are Messrs. Bench and Storey; an audit committee, whose members are Messrs. Bench, Haythe and Storey; and a compensation committee, whose members are Messrs. Bench, Haythe and Storey. Upon the effectiveness of Nasdaq rules to be adopted under the Sarbanes-Oxley Act, Mr. Haythe will no longer serve as a member of our audit committee.

         The stock option committee administers our 1986 Stock Option Plan, our Supplemental Stock Option Plan and our 1996 Stock Option Plan, and determines the persons who are eligible to receive options thereunder, the number of shares to be subject to each option and the other terms and conditions upon which options under such plans are granted and made exercisable. The audit committee's primary responsibility is to oversee our financial reporting process on behalf of our board of directors and to report the results of its activities to the board, as described in the audit committee charter. The principal recurring duties of the audit committee in carrying out its oversight responsibility include reviewing and evaluating the audit efforts of our independent auditors, discussing with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls, and reviewing and discussing with management and the independent auditors our quarterly and annual financial statements. The compensation committee is authorized to make recommendations to our board of directors regarding compensation to be paid to key employees of our company.

         The audit committee met four times during the fiscal year ended October 26, 2002. The stock option committee did not meet during such fiscal year. The compensation committee met once during such fiscal year. We do not have a nominating committee or any committee performing similar functions.

         Upon SEC approval of corporate governance proposals submitted by Nasdaq for SEC approval, we will make all required changes to our corporate governance practices.

         Our directors and officers, other than Messrs. Bench, Haythe and Storey, are active in our business on a day-to-day basis.

         Our certificate of incorporation contains a provision, authorized by the DGCL, which eliminates the personal liability of our directors to our company or to any of our stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit.

         Refer to the section of this proxy statement entitled "Security Ownership Of Certain Beneficial Owners And Management" for a description of our directors' stockholdings in our company.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information for the fiscal years ended October 26, 2002, October 27, 2001 and October 21, 2000 concerning the compensation paid or awarded to our Chief Executive Officer. None of our other executive officers was paid or awarded in fiscal 2002 a total annual salary and bonus exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                       FISCAL               ANNUAL COMPENSATION
                                        YEAR           -------------------------------
    NAME AND PRINCIPAL                  ENDED                                                   ALL OTHER
         POSITION                      OCTOBER           SALARY               BONUS            COMPENSATION
--------------------------             -------         -----------         -----------         ------------
John H. Westerbeke, Jr.                 2002           $236,646            $286,675             $53,976(3)
President, Chairman of                  2001            231,629               2,179              55,408(3)
our board of directors
and Class C Director                    2000            228,359(1)          134,247(2)           38,549(3)

Carleton F. Bryant, III(4)              2002           $ 76,661            $     --                  --
Executive Vice President,               2001             94,500              58,240                  --
Treasurer, Chief                        2000             94,500              60,633                  --
Operating Officer and
Secretary


--------------------
l Includes $75,300 of salary earned in fiscal year 2000, payment of which had been deferred. Payment was made in fiscal 2001.

2 Includes a $126,692 bonus earned in fiscal year 2000, payment of which had been deferred. Payment was made in fiscal 2001.

3     Includes amounts ($40,500, $41,896 and $22,750 in fiscal 2002, 2001 and
      2000, respectively) reflecting the current dollar value of the benefit to Mr. Westerbeke of premiums paid by our company with respect to a split-dollar insurance arrangement (refer to "--Employment Agreements" below for a description of such arrangement). The benefit was determined by calculating the time value of money (using the applicable federal tax rates) of the premiums paid by our company in the fiscal years ended October 26, 2002, October 27, 2001 and October 21, 2000 for the period from the date on which each premium was paid until March 31, 2003 (which is the earliest date on which our company could terminate the agreement and request a refund of premiums paid). Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, we have stopped paying premiums in connection with such agreement.


4     Mr. Bryant was an executive officer of our company until April 4, 2002.


         We did not grant any stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended October 26, 2002.

         The following table sets forth the number and value of options exercised by the executive officers named in the Summary Compensation Table during the fiscal year ended October 26, 2002 and the number and value of options held by such executive officers at October 26, 2002.

                         OPTION EXERCISES IN FISCAL 2002
                      AND OPTION VALUES AT OCTOBER 26, 2002


                                                                              NUMBER OF
                                                                             UNEXERCISED
                                                                             OPTIONS AT
                                                                          OCTOBER 26, 2002                   VALUE OF
                                  SHARES                          -------------------------------           UNEXERCISED
                               ACQUIRED ON          VALUE                                             IN-THE-MONEY OPTIONS AT
         NAME                    EXERCISE          REALIZED       EXERCISABLE       UNEXERCISABLE       OCTOBER 26, 2002(1)
-----------------------        -----------         --------       -----------       -------------     -----------------------
John H. Westerbeke, Jr.            --                --             150,000              --                   $56,250
Carleton F. Bryant, III(2)         --                --                  --              --                        --


--------------------
(l) In-the-money options are those where the fair market value of the underlying shares of common stock exceeds the exercise price of the option. The value of in-the-money options is determined in accordance with regulations of the SEC by subtracting the aggregate exercise price of the option from the aggregate year-end value of the underlying shares of common stock.


(2)     Mr. Bryant was an executive officer of our company until April 4, 2002.


COMPENSATION OF DIRECTORS

         We currently pay our directors a fee of $2,000 for attending each meeting of our board of directors of our company. We have also agreed to pay each member of the special committee a fee of $15,000 for his service on the special committee.

EMPLOYMENT AGREEMENTS

         We have an employment agreement (the "employment agreement") with Mr. Westerbeke, which provides for his employment by our company at an annual base salary, subject to increases based upon the Consumer Price Index and at our discretion. During fiscal 2002, Mr. Westerbeke's salary was $236,600. The employment agreement also provides for payment of a bonus at the discretion of our board of directors. Our board of directors has extended through fiscal 2004 the incentive plan established in September 1996 in connection with which Mr. Westerbeke has an annual bonus opportunity, based upon our net income and increases in sales. Mr. Westerbeke may elect to have all or any part of his base salary or bonus paid as deferred compensation in five annual installments commencing upon his retirement or other termination of employment, or upon a change of control of our company, as defined in the employment agreement. We contribute amounts deferred by Mr. Westerbeke to a trust established to hold and invest these funds until such time as the amounts are payable to Mr. Westerbeke. The employment agreement also requires us to pay premiums for certain life insurance policies on the life of Mr. Westerbeke, including the split-dollar life insurance policy described in this proxy statement under the heading "Directors and Officers--Past Contacts, Transactions, Negotiations and Agreements". We may terminate the employment agreement upon the disability of Mr. Westerbeke, or with or without cause, and Mr. Westerbeke may terminate the employment agreement in the event there has occurred a constructive termination of employment by our company. In addition, in the event of a change in control of our company, as defined in the employment agreement, Mr. Westerbeke may terminate his employment during the one year period following such change in control, and in such event, we will be required to pay him a lump sum cash payment in an amount equal to three times his annual cash compensation during the most recent five taxable years of our company, less $1,000. In addition, in such circumstances, we are required to continue to carry group life and health insurance for Mr. Westerbeke for a three-year period and are required to pay any premiums payable on the split-dollar life insurance policy on his life for a three year period. Mr. Westerbeke has agreed that the merger will not trigger the change of control provisions of the employment agreement. Under the employment agreement, Mr. Westerbeke has agreed not to compete with our company for a period of one year following termination of his employment.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) reports they file.

         To our knowledge, based solely on a review of the copies of such reports furnished to our company and representations that no other reports were required, during the fiscal year ended October 26, 2002 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Refer to the section of this proxy statement entitled "Directors and Officers--Past Contacts, Transactions, Negotiations and Agreements".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During our past fiscal year, Thomas M. Haythe, a Class B director of our company and a member of the compensation committee, rendered legal services to our company. We expect that Mr. Haythe will continue to act as our general counsel in the future.

AUDIT COMMITTEE REPORT

         The members of the audit committee are Gerald Bench, Thomas M. Haythe and James W. Storey. Each member of the audit committee, other than Mr. Haythe, is independent in the judgment of our board of directors and as required by the listing standards of Nasdaq. Our board of directors has determined that it is in the best interests of our company for Mr. Haythe to continue to serve on our audit committee, as his expertise and the continuity he provides to the audit committee are needed during the uncertainty facing our company in light of the proposed merger. However, upon the effectiveness of Nasdaq rules to be adopted under the Sarbanes-Oxley Act, Mr. Haythe will no longer qualify as an independent audit committee member and will no longer serve as a member of the audit committee. The audit committee operates under the audit committee charter adopted by our board of directors. As required by the regulations of the SEC, a copy of the audit committee charter was attached to our 2001 annual proxy statement.

         Management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. The audit committee's primary responsibility is to oversee our financial reporting process on behalf of our board of directors and to report the results of its activities to the board, as described in the audit committee charter. The principal recurring duties of the audit committee in carrying out its oversight responsibility include reviewing and evaluating the audit efforts of our independent auditors, discussing with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls, and reviewing and discussing with management and the independent auditors our quarterly and annual financial statements.

         The audit committee has reviewed and discussed with our management the audited financial statements of our company for the fiscal year ended October 26, 2002. The audit committee has also discussed with Sansiveri, Kimball & McNamee, L.L.P. our independent auditors, the matters required to be discussed by statement on Auditing Standards No. 61 (Communication with audit committees). The audit committee has also received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees) and the audit committee has discussed with the auditors the firm's independence.

         Based upon the review and discussions summarized above, the audit committee recommended to our board of directors that the audited financial statements of our company, as of October 26, 2002 and for the year then ended, be included in our Annual Report on Form 10-K for the year ended October 26, 2002 for filing with the SEC.

                                       Audit Committee
                                       Gerald Bench
                                       Thomas M. Haythe
                                       James W. Storey

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The report of the compensation committee documents the committee's policies regarding executive officer compensation. Our philosophy and objectives in setting compensation are: (i) to offer levels of compensation which are competitive with those offered by other companies in similar businesses; (ii) to compensate executives based on each executive's level of responsibility and contribution to our business goals; (iii) to link compensation with our financial performance; and (iv) to align the interests of our executives with the interests of our stockholders.

         There are three components to executive compensation at our company: base salary, bonus and stock options. Base salary is determined by level of responsibility, individual performance and our company's performance, as well as by the need to provide a competitive package that allows our company to retain key executives. Executive bonuses provide the opportunity for executive officers to earn additional compensation by achieving certain performance goals as determined by our board of directors. In addition, our company periodically grants stock options to its executive officers and other key employees. The primary purpose of stock option grants is to align the interests of our executive officers more closely with the interests of our stockholders by offering the executives an opportunity to benefit from increases in the market price of our company's common stock. The stock option plans are administered by the stock option committee of our board of directors, which determines the persons who are to receive options and the number of shares to be subject to each option. No stock options were granted to the executive officers of our company during fiscal 2002.


         COMPENSATION OF EXECUTIVE OFFICERS



         We have an employment agreement with Mr. Westerbeke, pursuant to which his annual base salary is subject to increase based on the Consumer Price Index and at the discretion of our board of directors. Mr. Westerbeke's employment agreement also provides for payment of a bonus at the discretion of our board of directors. Our board of directors has extended through fiscal 2004 the incentive plan established in September 1996 pursuant to which Mr. Westerbeke has an annual bonus opportunity based upon our net income and increases in sales. The compensation committee selected net income as a component basis for the incentive plan because net income is a principal determinant of our stock price. The compensation committee selected increases in sales as a component basis for the incentive plan because, given the margins in our industry, year-to-year increases in our fixed costs and the fact that we can exercise little control over a majority of our direct costs, increases in sales are critical to our company's success. The bonus paid to Mr. Westerbeke for our 2002 fiscal year was earned under the incentive plan and Mr. Westerbeke did not receive a discretionary bonus for 2002.


                                       Compensation Committee
                                       Gerald Bench

                                       Thomas M. Haythe
                                       James W. Storey

PERFORMANCE GRAPH

         The following performance graph compares the cumulative total stockholder return on the Common Stock to the Nasdaq Stock Market U.S. Index and to the S&P Machinery--Diversified Index for our last five fiscal years. The graph assumes that $100 was invested in each of our common stock, the Nasdaq Stock Market U.S. Index and the S&P Machinery--Diversified Index on October 31, 1997 and that all dividends were reinvested.

[LINE GRAPH]

* $100 INVESTED ON OCTOBER 31, 1997 IN STOCK OR INDEX- INCLUDING REINVESTMENT OF DIVIDENDS.

Copyright(C)2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

                                  Cumulative
                                     Total
                                    Return

                                    10/97         10/98        10/99        10/00        10/01         10/02
                                    -----         -----        -----        -----        -----         -----
Westerbeke Corporation             $100.00      $ 67.28        $61.03      $ 63.25      $ 43.06       $ 35.29
Nasdaq Stock Market (U.S.)          100.00       111.87        189.11       213.35       107.19         84.99
S&P Machinery-Diversified           100.00       100.32        115.34       103.55       101.15        107.09

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

                  Refer to the section of this proxy statement entitled "Security Ownership Of Certain Beneficial Owners And Management".


         PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


                  Our board of directors has selected Sansiveri, Kimball & McNamee, L.L.P. to serve as our independent auditors for the fiscal year ending October 25, 2003. Our board of directors considers Sansiveri, Kimball & McNamee, L.L.P. to be eminently qualified.

                  Although it is not required to do so, our board of directors is submitting its selection of our auditors for ratification at the annual meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, our board of directors will reconsider its selection.

                  Our board of directors recommends that stockholders vote FOR ratification of the selection of Sansiveri, Kimball & McNamee, L.L.P. to examine the financial statements of our company for our fiscal year ending October 25, 2003. It is the intention of the persons named in the accompanying form of proxy to vote the shares of common stock represented thereby in favor of such ratification unless otherwise instructed in such proxy.

                  A representative of Sansiveri, Kimball & McNamee, L.L.P. will be present at the annual meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES

                  For the year ended October 26, 2002, we paid Sansiveri, Kimball & McNamee, L.L.P. approximately $7,000 and $18,500 for audit related and tax preparation services, respectively. For the year ended October 26, 2002, we paid KPMG LLP approximately $52,400 and $26,700 for audit related and tax preparation services, respectively. The Audit Committee concluded that the foregoing non-audit services did not adversely impact the independence of Sansiveri, Kimball & McNamee, L.L.P.

CHANGES IN OUR CERTIFYING ACCOUNTANTS

                  On April 2, 2002, we dismissed KPMG LLP as our independent auditors and on April 4, 2002 appointed Sansiveri, Kimball & McNamee, L.L.P. as our independent auditors for the fiscal year ended October 26, 2002. The decision to dismiss KPMG LLP and to retain Sansiveri, Kimball & McNamee, L.L.P. was approved by our board of directors. The audit reports of KPMG LLP on our consolidated financial statements as of and for the fiscal years ended October 27, 2001 and October 21, 2000 did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended October 27, 2001 and October 21, 2000, and the subsequent interim period through April 2, 2002, there were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on our consolidated financial statements. Prior to the engagement of Sansiveri, Kimball & McNamee, L.L.P., we did not consult with such firm on any accounting, auditing or financial reporting issue. We have furnished KPMG LLP with a copy of this disclosure and have requested it to furnish us with a letter addressed to the SEC, which it has done, stating whether it agrees with the statements made by us in response to
Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of KPMG LLP's letter to the SEC is filed as Exhibit 16.1 to our Current Report on Form 8-K filed on April 9, 2002.

                      PROPOSAL 4. ADDITIONAL MEETING ITEMS

                  At the time of preparation of this proxy statement, our board of directors knows of no other matters which will be acted upon at the annual meeting other than the matters described in this proxy statement. If any other matters are presented for action at the annual meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                               THE ANNUAL MEETING

                  This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with an annual meeting of our stockholders.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

                  The annual meeting is scheduled to be held as follows:

Date: November        , 2003

Time: 10:00 A.M., local time

Place:

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

                  At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 2, 2003, between our company and Acquisition Corporation, a corporation 100% beneficially owned by Mr. Westerbeke, to elect two Class B directors, to ratify the selection of our independent auditors and to consider such other business as may properly come before the meeting and all adjournments or postponements thereof.

RECORD DATE


                  The board of directors has fixed the close of business on October, 2003 as the record date for the annual meeting, and only holders of our common stock on the record date are entitled to notice of and to vote at the annual meeting. On that date, there were approximately holders of record of our common stock, and 1,954,809 shares of common stock outstanding. On the record date, Mr. Westerbeke beneficially owned 1,098,250 outstanding shares of our common stock (including the shares owned directly by Acquisition Corporation), representing approximately 56.2% of the our total voting power.


VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

                  Each share of our common stock entitles its holder to one vote on all matters properly coming before the annual meeting. A majority of the total number of all outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting.

                  If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and such broker does not have discretionary authority to vote on the adoption of the matter (including the adoption of the merger agreement), the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote in accordance with the instructions provided to you by your broker or bank.

                  Under the DGCL, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting. In addition, although not required under the DGCL or our certificate of incorporation or by-laws, the merger agreement requires that the Majority of the Minority Condition be satisfied.

                  Directors are elected by plurality vote. Ratification of the selection of our independent auditors will require the affirmative vote of the holders of a majority of the shares of our common stock present and voting thereon at the annual meeting. As the beneficial owner of approximately 56.2% of all outstanding shares of our common stock (through Acquisition Corporation), Mr. Westerbeke is able to elect our board of directors and thereby control our policies.

                  Acquisition Corporation is required by the merger agreement to vote its shares of our common stock in favor of adoption of the merger agreement. Each of our directors and executive officers has indicated that he intends to vote his own shares in favor of adoption of the merger agreement. If Acquisition Corporation and each of our directors and executive officers vote as we expect, 56.9% of the outstanding shares of our common stock will have voted for adoption of the merger agreement.

                  Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the adoption of the merger agreement.

VOTING AND REVOCATION OF PROXIES

                  You should mark, date, sign and return your proxy card and mail it in the enclosed envelope as soon as possible so that your shares are represented at the annual meeting, even if you plan to attend the meeting in person.

                  Proxies received at any time before the annual meeting and not revoked or superseded before being voted, will be voted at the annual meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If no directions are indicated in the proxy, the shares represented thereby will be voted FOR the adoption of the merger agreement, FOR the nominees proposed by our board of directors in the election of directors, FOR the ratification of our board of directors' selection of independent auditors for our company, and in the discretion of the persons named in the proxy with respect to any other business which may properly come before the meeting or any adjournment or postponement of the meeting and which is not known a reasonable time before the meeting. However, the proxies do not grant authority to vote on any proposal to adjourn or postpone the annual meeting for the purpose of soliciting further proxies in favor of adoption of the merger agreement.

                  Until your proxy is exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

                  - by delivering written notification of revocation to our corporate Secretary at our executive offices at Myles Standish Industrial Park, Taunton, Massachusetts 02780.

                  -    by delivering a proxy of a later date,

                  - by attending the annual meeting and voting in person. Your attendance at the annual meeting will not, by itself, revoke any proxy previously delivered by you; you must vote in person at the meeting, or

                  - if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

                  Votes will be tabulated by our transfer agent, Registrar and Transfer Company.

SOLICITATION OF PROXIES

                  We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail, but may also be solicited in person, by telephone or by facsimile by our executive officers and regular employees. These people will receive no additional compensation for providing these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

                  We have not retained a professional proxy solicitation firm to assist in the solicitation of proxies from stockholders, but we reserve the right to do so.

                  If the accompanying form of proxy is executed and returned, the shares of our common stock represented thereby will be voted in accordance with the terms of the proxy, unless the proxy is revoked. If no directions are indicated in the proxy, the shares represented thereby will be voted FOR the adoption of the merger agreement, FOR the nominees proposed by our board of directors in the election of directors and FOR the ratification of our board of directors' selection of independent auditors for our company.

                  It is important that proxies be returned promptly. Stockholders who do not expect to attend the annual meeting in person are urged to mark, sign and date the accompanying form of proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

                          FUTURE STOCKHOLDER PROPOSALS

                  New stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 2004 annual meeting of stockholders must be received by us in writing at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for the 2004 annual meeting of stockholders, but no later than December 31, 2003. All proposals received will be subject to the applicable rules of the SEC. With regard to stockholders who intend to present a proposal at the 2004 annual meeting of stockholders without including the proposal in our proxy statement and who fail to submit the proposal on a timely basis, the persons named as proxies in the proxy card accompanying the proxy statement for the 2004 annual meeting of stockholders will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in our proxy statement for the 2004 annual meeting of stockholders.

                                 MULTIPLE COPIES

                  Stockholders who reside at the same address and own shares of our common stock through a broker have likely received a notice from their broker notifying them that their household will be sent only one proxy statement. If the stockholders did not return the "opt-out" card attached to such notice, they were deemed to have consented to this process. The broker or other holder of record will send at least one copy of the proxy statement to the stockholders at their address. Consent may be revoked at any time upon written request with the stockholder's name, the name of the brokerage firm and the stockholder's account number to Gregory Haidemenos at the address below. Stockholders who reside at the same address and own shares of our common stock through a broker who received multiple copies of the proxy statement may request that only one copy of the proxy statement be sent in the future by making written request with the stockholders' names, the name of the brokerage firm and the stockholders' account numbers to Gregory Haidemenos at the address below. Additional copies of the proxy statement will be mailed out promptly upon written or oral request to Gregory Haidemenos, Chief Financial Officer, Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780; telephone: (508) 823-7677.

                                  ADJOURNMENTS

                  Although it is not expected, the annual meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the annual meeting may be made without notice, other than by the announcement made at the annual meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. We are soliciting proxies to grant authority to vote in favor of adjournment of the annual meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. All of the members of our board of directors (with Mr. Westerbeke abstaining) recommend that you vote in favor of the proposal to grant authority to vote to adjourn the meeting.

                              INDEPENDENT AUDITORS

                  The consolidated financial statements of our company incorporated into this proxy statement by reference to our Annual Report on Form 10-K for the fiscal year ended October 26, 2002, have been incorporated in reliance on the report of Sansiveri, Kimball & McNamee, L.L.P., independent accountants. A representative of Sansiveri, Kimball & McNamee, L.L.P. will be at the annual meeting to answer appropriate questions by stockholders and will have the opportunity to make a statement, if so desired.

                       WHERE YOU CAN FIND MORE INFORMATION

                  We file annual, quarterly and current reports, proxy statements and other information with the SEC. Stockholders may read and copy any document we file at the SEC's public reference room in Washington, D.C., the address of which is 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public at the SEC's website at http://www.sec.gov.

                  We and Acquisition Corporation have filed a transaction statement on Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the transaction statement on Schedule 13E-3. The transaction statement on Schedule 13E-3, including any amendment or exhibit filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above.

                  Statements contained in this proxy statement or in any document incorporated into this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

                  The SEC allows us to incorporate by reference into this proxy statement documents we file with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference into this proxy statement is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the annual meeting:

                  - our Annual Report on Form 10-K for the fiscal year ended October 26, 2002;

                  - our Quarterly Reports on Form 10-Q for the quarters ended January 25, 2003, April 26, 2003 and July 26, 2003;


                  - our Current Reports on Form 8-K, dated May 2, 2003, May 12, 2003, May 22, 2003, July 18, 2003, September 9, 2003
                       and September 26, 2003.


                  You may request a copy of the documents incorporated by reference into this proxy statement free of charge by writing to or telephoning Westerbeke. Requests for documents should be directed to:

                  Westerbeke Corporation
                  Myles Standish Industrial Park
                  Taunton, Massachusetts 02780
                  Attention: Gregory Haidemenos, Chief Financial Officer (telephone: (508) 823-7677)

                  If you would like to request documents from us, please do so at least two business days before the date of the annual meeting in order to receive timely delivery of those documents prior to the annual meeting.

                  This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make a proxy solicitation in that jurisdiction. In voting your shares at the annual meeting, you should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide stockholders with information that is different from what is
contained in this proxy statement. This proxy statement is dated October   ,
2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNUAL REPORT ON FORM 10-K

         A copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules for the fiscal year ended October 26, 2002, which has been filed with the SEC, will be sent, without charge, to stockholders to whom this proxy statement is mailed, upon written request to Gregory Haidemenos, Secretary, Westerbeke Corporation, Myles Standish Industrial Park, Taunton, Massachusetts 02780 (telephone: (508) 823-7677).

Taunton, Massachusetts
October        , 2003

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             WESTERBEKE CORPORATION

                                      AND

                       WESTERBEKE ACQUISITION CORPORATION

                                  DATED AS OF

                                  MAY 2, 2003

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
AGREEMENT AND PLAN OF MERGER.................................................   A-1

ARTICLE I.  THE MERGER.......................................................   A-1
SECTION 1.01     The Merger..................................................   A-1
SECTION 1.02     Effective Time; Closing.....................................   A-2
SECTION 1.03     Effect Of The Merger........................................   A-2
SECTION 1.04     Certificate Of Incorporation; Bylaws........................   A-2
SECTION 1.05     Directors And Officers......................................   A-2

ARTICLE II.  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT.....   A-2
SECTION 2.01     Effect On Capital Stock.....................................   A-2
SECTION 2.02     Payment Procedures..........................................   A-3
SECTION 2.03     Company Stock Options.......................................   A-4
SECTION 2.04     Shares Of Dissenting Stockholders...........................   A-5
SECTION 2.05     Adjustment Of Merger Consideration..........................   A-5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   A-5
SECTION 3.01     Organization................................................   A-5
SECTION 3.02     Capitalization..............................................   A-6
SECTION 3.03     Subsidiaries................................................   A-6
SECTION 3.04     Authority Relative To This Agreement........................   A-6
SECTION 3.05     Consents And Approvals; No Violation........................   A-6
SECTION 3.06     Proxy Statement; Transaction Statement......................   A-7
SECTION 3.07     SEC Documents...............................................   A-7
SECTION 3.08     Compliance With Laws........................................   A-7
SECTION 3.09     Litigation And Claims.......................................   A-7
SECTION 3.10     Employees And Employee Plans................................   A-8
SECTION 3.11     No Brokers..................................................   A-8
SECTION 3.12     Absence Of Certain Changes..................................   A-8
SECTION 3.13     Absence Of Undisclosed Liabilities..........................   A-8
SECTION 3.14     Title To Properties And Related Matters.....................   A-8
SECTION 3.15     Fairness Opinion............................................   A-9
SECTION 3.16     State Takeover Statutes.....................................   A-9
SECTION 3.17     Compliance with Certificate of Incorporation................   A-9

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF ACQUISITION...................   A-9
SECTION 4.01     Organization................................................   A-9
SECTION 4.02     Capitalization..............................................   A-9
SECTION 4.03     Authority Relative To This Agreement........................   A-9
SECTION 4.04     Consents And Approvals; No Violation........................   A-9
SECTION 4.05     Proxy Statement.............................................  A-10
SECTION 4.06     Financing...................................................  A-10
SECTION 4.07     Acquisition's Operations....................................  A-10
SECTION 4.08     Investigation by Acquisition................................  A-10
SECTION 4.09     No Knowledge Of Breach Or Inaccuracy........................  A-11

                                                                               PAGE
                                                                               ----
ARTICLE V.  COVENANTS........................................................  A-11
SECTION 5.01     Certain Actions Pending Merger..............................  A-11
SECTION 5.02     Proxy Statement.............................................  A-12
SECTION 5.03     Stockholders' Meeting.......................................  A-13
SECTION 5.04     Reasonable Efforts..........................................  A-13
SECTION 5.05     Inspection Of Records.......................................  A-14
SECTION 5.06     Notification Of Certain Matters.............................  A-14
SECTION 5.07     Public Announcements........................................  A-14
SECTION 5.08     Indemnification By Surviving Corporation....................  A-15
SECTION 5.09     Acquisition Proposals.......................................  A-16
SECTION 5.10     Other Actions...............................................  A-17
SECTION 5.11     Acquisitions................................................  A-17

ARTICLE VI.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER......  A-18
SECTION 6.01     Stockholder Approval Of Agreement...........................  A-18
SECTION 6.02     Certain Proceedings.........................................  A-18

ARTICLE VII.  CONDITIONS TO OBLIGATIONS OF ACQUISITION.......................  A-18
SECTION 7.01     Representations And Warranties True.........................  A-18
SECTION 7.02     Performance Of Obligations..................................  A-18
SECTION 7.03     Limit on Dissenting Shares..................................  A-18
SECTION 7.04     Financing of Transaction....................................  A-18
SECTION 7.05     Necessary Consents..........................................  A-18
SECTION 7.06     Resignation of Directors....................................  A-19

ARTICLE VIII.  CONDITIONS TO OBLIGATIONS OF THE COMPANY......................  A-19
SECTION 8.01     Representations And Warranties True.........................  A-19
SECTION 8.02     Performance Of Obligations..................................  A-19
SECTION 8.03     Necessary Consents..........................................  A-19

ARTICLE IX.  TERMINATION, AMENDMENT AND WAIVER...............................  A-19
SECTION 9.01     Termination.................................................  A-19
SECTION 9.02     Effect Of Termination.......................................  A-20
SECTION 9.03     Amendment...................................................  A-20
SECTION 9.04     Extension; Waiver...........................................  A-21

ARTICLE X.  GENERAL PROVISIONS...............................................  A-21
                 Non-Survival Of Representations, Warranties And
SECTION 10.01    Agreements..................................................  A-21
SECTION 10.02    Expenses....................................................  A-21
SECTION 10.03    Notices.....................................................  A-21
SECTION 10.04    Definitions And Usage.......................................  A-23
SECTION 10.05    Accounting Terms............................................  A-24
SECTION 10.06    Disclosure Schedules........................................  A-24
SECTION 10.07    Severability................................................  A-24
SECTION 10.08    Entire Agreement; Assignment................................  A-24
SECTION 10.09    Parties In Interest.........................................  A-25
SECTION 10.10    Specific Performance........................................  A-25

                                                                               PAGE
                                                                               ----
SECTION 10.11    Governing Law...............................................  A-25
SECTION 10.12    Jurisdiction................................................  A-25
SECTION 10.13    Headings....................................................  A-25
SECTION 10.14    Counterparts................................................  A-25
SECTION 10.15    Construction................................................  A-25

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 2, 2003 (this "Agreement"), by and between Westerbeke Corporation, a Delaware corporation (the "Company"), and Westerbeke Acquisition Corporation, a Delaware corporation ("Acquisition").

                                    RECITALS

     WHEREAS, the Company has authority to issue (i) 5,000,000 shares of Common Stock, par value $0.01 per share (the "Company Common Stock"), 1,954,809 of which are outstanding as of the date hereof, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding as of the date hereof;

     WHEREAS, Acquisition is a Delaware corporation formed for the purpose of entering into this Agreement and consummating the transactions contemplated hereby;

     WHEREAS, Acquisition has authority to issue (i) 200,000 shares of common stock, par value $0.0001 per share (the "Acquisition Common Stock"), 7,500 of which are outstanding as of the date hereof, and (ii) 1,300,000 shares of preferred stock, par value $0.0001 per share (the "Acquisition Preferred Stock" and together with the Acquisition Common Stock, the "Acquisition Stock"), 1,090,850 of which are outstanding as of the date hereof;

     WHEREAS, Acquisition is the beneficial holder of 1,098,250 shares of Company Common Stock, representing approximately 56.2% of the outstanding shares of the Company Common Stock;

     WHEREAS, John H. Westerbeke ("Mr. Westerbeke") is the "beneficial owner" (as defined in Section 10.04) of (i) all the outstanding shares of Acquisition Common Stock and (ii) all the outstanding shares of Acquisition Preferred Stock;

     WHEREAS, Mr. Westerbeke has proposed to the Board of Directors of the Company that Acquisition be merged with and into the Company in a transaction in which shares of Company Common Stock beneficially owned by persons other than Acquisition at the time of the Merger (as defined below) will be converted into the right to receive three dollars ($3.00) per share in cash;

     WHEREAS, a special committee (the "Special Committee") of the Board of Directors of the Company and the Board of Directors of the Company (with Mr. Westerbeke abstaining) have each approved and have each determined that it is advisable, fair to, and in the best interests of, the Company and the holders of Company Common Stock (other than Acquisition) to consummate the merger (the "Merger") of Acquisition with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

     WHEREAS, the Board of Directors of Acquisition has approved the Merger and this Agreement and determined that it is advisable, fair to, and in the best interests of, Acquisition and the holders of Acquisition Stock to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Articles VI, VII and VIII, and in accordance with the provisions of the DGCL, at the Effective Time (as defined in Section 1.02), Acquisition shall be merged with and into the Company. As a result of the Merger, the separate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.02 Effective Time; Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Torys LLP, 237 Park Avenue, New York, NY 10017, at 9:00 a.m. New York City time on the next business day (as defined in Section 10.04) after all of the conditions set forth in Articles VI, VII and VIII have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Acquisition and the Company may agree in writing (the "Closing Date"). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the DGCL. The term "Effective Time" means the date and time that the Merger shall become effective, which shall be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).

     SECTION 1.03 Effect Of The Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further act or deed, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04 Certificate Of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company will be amended to be identical to the Certificate of Incorporation and Bylaws, respectively, of Acquisition as in effect immediately prior to the Effective Time (except (i) that the name of the Surviving Corporation will remain Westerbeke Corporation,
(ii) that the incorporator of the Surviving Corporation will not change in the Merger and (iii) as otherwise provided in Section 5.08).

     SECTION 1.05 Directors And Officers. The Company shall use its best efforts to cause the directors of the Company immediately prior to the Effective Time to submit their resignations to be effective as of the Effective Time. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed (as the case may be) and qualified.

                                   ARTICLE II

                           CONVERSION OF SECURITIES;
                       EXCHANGE OF CERTIFICATES; DEPOSIT

     SECTION 2.01 Effect On Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any shares of Acquisition Stock:

     (a) Conversion Of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in Section 2.04), (ii) shares of Company Common Stock that are held in the treasury of the Company or by any Subsidiary (as defined in Section 10.04) of the Company and (iii) shares of Company Common Stock owned by Acquisition (collectively, the "Excluded Shares")) shall be converted into the right to receive from the Surviving Corporation three dollars ($3.00) in cash (the "Merger Consideration") payable to the holder thereof, without interest thereon, upon surrender of the certificate previously representing such share of Company Common Stock as provided in Section 2.02(c). As of the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate") which immediately prior to the Effective Time represented any such share of Company Common Stock (except Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled in accordance with this
Article II upon the surrender of such Certificate.

     (b) Cancellation Of Excluded Shares. At the Effective Time, the Excluded Shares issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist without any consideration payable therefor (subject, in the case of any Dissenting Shares, to such rights as exist pursuant to the DGCL and Section 2.04).

     (c) Conversion Of Acquisition Stock. Each share of Acquisition Common Stock (or a fraction thereof) issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.0001 per share (or a fraction thereof), of the Surviving Corporation. Each share of Acquisition Preferred Stock (or a fraction thereof) issued and outstanding immediately prior to the Effective Time shall be converted into one share of Preferred Stock, par value $0.0001 per share (or a fraction thereof), of the Surviving Corporation.

     SECTION 2.02  Payment Procedures.

     (a) At and after the Effective Time, each Certificate formerly representing shares of Company Common Stock (other than Excluded Shares) shall represent only the right to receive the Merger Consideration, without interest.

     (b) Paying Agent. At the Effective Time, the Surviving Corporation shall designate a bank or trust company to act as agent for the holders of Certificates in connection with the Merger (the "Paying Agent") to receive in trust the funds to which holders of Certificates shall become entitled pursuant to Section 2.01(a) (the "Exchange Fund"). At the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Certificates, the Exchange Fund in the amount of the aggregate consideration to which such holders of Certificates (other than Certificates formerly representing Excluded Shares) shall be entitled at the Effective Time (or thereafter) pursuant to Section 2.01(a). All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation. The Exchange Fund shall be invested by the Paying Agent in obligations of, or guaranteed by, the United States of America, or any agency thereof, and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poors Corporation, respectively, or in deposit accounts, certificates of deposit or bankers' acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from commercial banks with capital, surplus and undivided profits aggregating in excess of $1,000,000,000 (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

     (c) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation shall send or cause to be sent to each holder of record of shares of Company Common Stock (other than Excluded Shares) transmittal materials for use in exchanging Certificates for the Merger Consideration. The Surviving Corporation shall cause any check in respect of the Merger Consideration (together with any dividends or other distributions to which holders become entitled in accordance with this Article II upon surrender of such Certificate) which such person shall be entitled to receive to be delivered to such person upon delivery to the Paying Agent of Certificates formerly representing such shares of Company Common Stock owned by such person. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest will be paid on any such cash to be paid pursuant to this Article II upon such delivery. The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such amounts (if any) as the Surviving Corporation determines are required to be deducted or withheld under the Code (as defined in Section 10.04), or any provision of United States, state or local tax law or any foreign tax law applicable as a result of the residence, location, domicile or other facts relating to such holder. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificates.

     (d) Transfer Books, No Further Rights in Company Common Stock.  Subject to
Section 2.04, at the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time and payment of the Merger Consideration. From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section
2.02 together with any dividends or other distributions to which the holder becomes entitled in accordance with this Article II upon the surrender of such Certificates.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such person of a bond in such amount as the Paying Agent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement and any dividends or other distributions to which holders become entitled in accordance with this
Article II upon the surrender of such Certificate.

     (f) Termination of Exchange Fund; No Liability.  At any time following six
(6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such holder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any person or entity in respect of any Merger Consideration from the Exchange Fund delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.03  Company Stock Options.

     (a) The Company shall take all actions necessary to provide that, at the Effective Time, each option to purchase a share of Company Common Stock (an "Option" and, collectively, the "Options") outstanding and unexercised as of the Effective Time granted pursuant to the 1986 Stock Option Plan, the Supplemental Stock Option Plan and the 1996 Stock Option Plan and any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of Options (collectively, the "Company Stock Option Plans") is canceled, whether or not then exercisable or vested and in consideration of such cancellation, the Surviving Corporation shall pay to the Eligible Holder (as defined in Section 10.04) of any such Option the excess (rounded to the nearest $0.01), if any, of the Merger Consideration over such Option's exercise price (the "Option Spread") multiplied by the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time. All payments made pursuant to this Section 2.03(a) shall be made as soon as commercially practicable following the Effective Time, as reduced by any applicable withholding taxes and other similar charges.

     (b) As of the Effective Time, the Company shall terminate the Company Stock Option Plans, and remove, or cause to be removed from each and every other plan, program, agreement or arrangement of the Company any right of any participant thereunder to invest in, or receive a distribution in, Company Common Stock.

     SECTION 2.04  Shares Of Dissenting Stockholders.

     (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal under the DGCL and instead shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the Merger Consideration, in accordance with Section 2.01(a) (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article II upon the surrender of such Certificates).

     (b) Prior to the Effective Time, the Company shall give Acquisition (i) prompt notice of any notices or demands (or withdrawals of notices or demands) for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Prior to the Effective Time, the Company shall not, without prior written consent of Acquisition, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

     (c) Dissenting Shares, if any, after payments of fair value in respect thereof have been made to the holders thereof pursuant to the DGCL, shall, to the extent not canceled at the Effective Time, be canceled.

     SECTION 2.05 Adjustment Of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and any other number or amount which is based upon the number of shares of Company Common Stock shall be appropriately adjusted.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquisition, except as set forth in the Company Disclosure Schedule (as defined in Section 10.06) and/or the Company Reports (as defined in Section 3.07), as follows:

     SECTION 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and, except where such failure would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.04) on the Company or, following the Merger, the Surviving Corporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company's Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and, except where such failure would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has heretofore made available to Acquisition accurate and complete copies of the Certificate of Incorporation and Bylaws (or other similar organizational and governing documents), as currently in effect, of the Company and each of its Subsidiaries.

     SECTION 3.02 Capitalization. The capitalization of the Company appearing in the recitals of this Agreement is true and correct as of the date hereof. All the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and free from preemptive rights. All outstanding Options have been issued pursuant to registration under or valid exemptions from the Securities Act (as defined in Section 3.07) and all applicable state securities laws. Except as set forth above, in the Company Disclosure Schedule and with respect to the transactions contemplated by this Agreement, as of the date hereof, (x) there are no shares of capital stock of the Company authorized, issued, reserved for issuance or outstanding, (y) the Company and its Subsidiaries have not issued or agreed to issue any warrants, options, equity equivalents, interests in ownership or earnings of the Company or other similar equity rights (including phantom stock or stock appreciation rights), pre-emptive rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or voting debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests and (z) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Stock, or capital stock of the Company or any Subsidiary or affiliate of the Company.

     SECTION 3.03 Subsidiaries. The Company Reports include a list of all persons deemed to be a material Subsidiary of the Company or of any of its Subsidiaries together with each such entity's jurisdiction of organization. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company or its wholly-owned Subsidiaries free and clear of all pledges, claims, liens, charges, options, encumbrances, mortgages, pledges or security interests of any kind or nature whatsoever (collectively, "Liens") with respect thereto.

     SECTION 3.04 Authority Relative To This Agreement. The Company has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and the Special Committee and, except for the adoption of this Agreement in accordance with the DGCL and this Agreement by the stockholders of the Company, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to (i) adoption of this Agreement in accordance with the DGCL and this Agreement by the stockholders of the Company and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 3.05 Consents And Approvals; No Violation. Except for (a) applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) filings with various state blue sky authorities and (c) filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Company and Acquisition are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or Governmental Entity or any other person, the absence of which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement. None of the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or similar governance or organizational documents of any of the Company's Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clauses (ii) and (iii), for such violations, breaches or defaults which, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

     SECTION 3.06 Proxy Statement; Transaction Statement. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 5.02), (ii) the Transaction Statement (as defined in Section 5.02) or (iii) any other document required to be filed with the Securities and Exchange Commission (the "SEC") or any other regulatory authority in connection with the transactions contemplated by this Agreement will, at the respective times filed with the SEC or any other regulatory authority and, in addition, in the case of the Proxy Statement, the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meeting of the stockholders to which the Proxy Statement relates and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Transaction Statement and any other SEC filing in connection with the Merger will comply (with respect to the Company) in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation is made with respect to any information supplied by Acquisition (or any affiliate or associate thereof) for inclusion or for incorporation by reference in any filing by the Company with the SEC.

     SECTION 3.07 SEC Documents. Each of the Company and its Subsidiaries has filed all forms, reports, registration statements, proxy statements, schedules and documents required to be filed by it with the SEC since December 31, 1997 through the date hereof (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations thereunder, and (ii) did not contain any untrue statement of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The most recent consolidated balance sheet (the "Balance Sheet") of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings or cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments and exceptions permitted by Form 10-Q).

     SECTION 3.08 Compliance With Laws. Each of the Company and its Subsidiaries has complied and is in compliance with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Entity") to which it is subject, except to the extent non-compliance would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

     SECTION 3.09 Litigation And Claims. None of the Company or its Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, arbitration, investigation or controversy affecting the Company or its Subsidiaries or, to the "knowledge" (as defined in Section 10.04) of the Company, threatened, nor is there any valid basis known to the Company or its Subsidiaries for any such claim, action, suit, litigation, proceeding, arbitration, investigation or controversy except for matters which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

     SECTION 3.10  Employees And Employee Plans.

     (a) Each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all severance, change in control or employment plans, programs or agreements, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plans, programs or policies and all other employee benefit plans, agreements, programs or other arrangements sponsored or maintained by any of the Company or its Subsidiaries, in which present or former employees thereof participate or any of the Company or its Subsidiaries has any present or future liability (collectively, the "Company Plans") that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to affect such qualification.

     (b) No Company Plan exists that could result in the payment to any present or former employee of any of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any of the Company or its Subsidiaries as a result of the transaction contemplated by this Agreement.

     SECTION 3.11 No Brokers. Except pursuant to the engagement letter (a copy of which has been delivered to Acquisition) among the Company, the Special Committee and Stout Risius Ross, Inc., financial advisor to the Special Committee (the "Special Committee Financial Advisor"), no broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of any of the Company or its Subsidiaries.

     SECTION 3.12 Absence Of Certain Changes. Since October 26, 2002, each of the Company and its Subsidiaries, as applicable, has conducted its business only in the ordinary course of such business, and there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of any of the Company and its Subsidiaries that has had or would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

     SECTION 3.13 Absence Of Undisclosed Liabilities. None of the Company or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, except (a) liabilities or obligations reflected or reserved against or disclosed in the Company Reports filed prior to the date hereof and (b) liabilities or obligations which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

     SECTION 3.14 Title To Properties And Related Matters. The Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory Liens securing payments not yet due and
(B) such imperfections or irregularities of title and Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such, and (ii) is the lessee of all leasehold estates reflected in the Company Reports or acquired after the date thereof which are material to the Company's business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

     SECTION 3.15 Fairness Opinion. The Special Committee has received an opinion of the Special Committee Financial Advisor that the Merger Consideration is fair, from a financial point of view, to the Company's stockholders (other than Acquisition).

     SECTION 3.16 State Takeover Statutes. The Board of Directors of the Company and the Special Committee have approved this Agreement and the consummation of the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that the restrictions on business combinations set forth in
Section 203 do not apply to the Merger and the other transactions contemplated hereby or thereby.

     SECTION 3.17 Compliance with Certificate of Incorporation. The Board of Directors of the Company and the Special Committee have approved this Agreement and the consummation of the transactions contemplated hereby, and such approval constitutes approval of the Merger and the other transactions contemplated thereby by the Board of Directors of the Company for purposes of the provisions regarding business combinations contained in the Certificate of Incorporation of the Company such that such provisions do not apply to the Merger and the other transactions contemplated hereby or thereby.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF ACQUISITION

     Acquisition hereby represents and warrants to the Company, except as set forth in the Acquisition Disclosure Schedule (as defined in Section 10.06), as follows:

     SECTION 4.01 Organization. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquisition has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws (or other similar organizational and governing documents), as currently in effect, of Acquisition. Acquisition is the holder of record of 1,098,250 shares of Company Common Stock, and such shares are held by it free and clear of any lien or encumbrance.

     SECTION 4.02 Capitalization. The capitalization of Acquisition appearing in the recitals to this Agreement is true and correct as of the date hereof. All of the issued and outstanding shares of Acquisition Stock are validly issued, fully paid and non-assessable and free from preemptive rights. Mr. Westerbeke is the owner of (i) all of the outstanding shares of Acquisition Common Stock and
(ii) all of the outstanding shares of Acquisition Preferred Stock.

     SECTION 4.03 Authority Relative To This Agreement. Acquisition has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and the stockholders of Acquisition, no other corporate proceeding on the part of Acquisition is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes a valid and binding obligation of Acquisition enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 4.04 Consents And Approvals; No Violation. Except for (a) applicable requirements of the Exchange Act, (b) filings with various state blue sky authorities and (c) filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Company and Acquisition are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or Governmental Entity, the absence of which would be reasonably expected to, either individually or in the aggregate, have a Material Adverse Effect on Acquisition or, following the Merger, the Surviving Corporation, is necessary for the execution and delivery by Acquisition of this Agreement or the consummation by Acquisition of the transactions contemplated by this Agreement. None of the execution, delivery and performance by Acquisition of this Agreement, the consummation by Acquisition of the transactions contemplated hereby, or compliance by Acquisition with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Acquisition, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which Acquisition is a party or by which Acquisition or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition or any of its properties or assets, except, with respect to clauses (ii) and (iii), for such violations, breaches or defaults which, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Acquisition or, following the Merger, the Surviving Corporation.

     SECTION 4.05 Proxy Statement. None of the information supplied or to be supplied by Acquisition for inclusion in (i) the Proxy Statement, (ii) the Transaction Statement or (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by this Agreement, will at the respective times filed with the SEC or any other regulatory authority and, in addition, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meeting of the stockholders to which the Proxy Statement relates and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Transaction Statement and any other SEC filing in connection with the Merger will comply (with respect to Acquisition and Mr. Westerbeke) in all material respects, as to form, with the applicable requirements of the Exchange Act, and the rules and regulations thereunder.

     SECTION 4.06  Financing.

     (a) Third-Party Commitment Letter. Acquisition has delivered to the Company a true and complete executed commitment letter dated as of March 6, 2003 from Brown Brothers Harriman & Co. (the "Lender"), pursuant to which the Lender has committed to provide debt financing (the "Financing") to the Surviving Corporation at the Effective Time on the terms and subject to the conditions set forth in such commitment letter (the "Commitment Letter").

     (b) Financing Generally. The obligations of the Lender to consummate the Financing is not subject to any condition other than set forth in the Commitment Letter. Acquisition is not aware of any facts or circumstances that would cause Acquisition or the Lender to be unable to consummate the Financing in accordance with the terms of the Commitment Letter. Acquisition agrees to notify promptly the Company if at any time prior to the Effective Time Acquisition no longer believes in good faith that it will be able to consummate the Financing on substantially the terms described in the Commitment Letter. As of the date hereof, the Commitment Letter is in full force and effect and has not been amended in any material respect. To the knowledge of Acquisition, the Financing will be sufficient to enable the Surviving Corporation to pay the Merger Consideration and to pay all fees and expenses related to the Merger. The financing fee and other fees that are due and payable on or prior to the date hereof under the Commitment Letter have been paid in full.

     SECTION 4.07 Acquisition's Operations. Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     SECTION 4.08 Investigation by Acquisition. Acquisition has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries.

In entering into this Agreement, Acquisition has relied solely upon its own investigation and analysis and upon the representations, warranties, covenants and agreements of the Company set forth in this Agreement, and Acquisition:

          (a) acknowledges that, other than as set forth in this Agreement, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Acquisition or its agents or representatives; and

          (b) agrees, to the fullest extent permitted by law that, except for the liability of the Company in accordance with the terms of this Agreement for the representations and warranties of the Company included in this Agreement and except with respect to fraud, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Acquisition on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Acquisition.

     SECTION 4.09 No Knowledge Of Breach Or Inaccuracy. Neither Acquisition nor any director, officer, shareholder, employee or agent of Acquisition has knowledge of any breach of, or inaccuracy in, any of the representations or warranties of the Company contained in this Agreement, except such breaches and inaccuracies as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Acquisition or, following the Merger, the Surviving Corporation.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01 Certain Actions Pending Merger. Prior to the Effective Time, neither the Board of Directors of the Company nor any committee thereof shall approve any action that would result in the Company or any of its Subsidiaries taking any of the following actions, except with the prior written consent of
Acquisition:

          (a) a split, combination or reclassification of the outstanding shares of Company Common Stock, or a declaration, set-aside or payment of any dividend payable in cash, stock or property or any distribution with respect to the outstanding shares of Company Common Stock, or a redemption, purchase or other acquisition (or agreement to redeem, purchase or otherwise acquire), directly or indirectly, of any shares of Company Common Stock;

          (b) an issuance, grant or agreement to issue or grant any additional capital stock of the Company or any of its Subsidiaries or any options, warrants or rights of any kind to acquire any shares of any such capital stock or any securities convertible into or exchangeable for such capital stock or any right or security the value of which is based on the value of any such capital stock, or an amendment, waiver or change in the terms of any Option;

          (c) the entering into any agreement, understanding or arrangement with respect to the voting of capital stock of the Company;

          (d) the incurrence of (i) any indebtedness for borrowed money or the assumption, guarantee, endorsement or any other accommodation to become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities, indebtedness of the Company's Subsidiaries to the Company and indebtedness under existing lines of credit and renewals or extensions thereof), other than in the ordinary course of business consistent with past practice, or (ii) any capital expenditures, obligations or liabilities, other than those budgeted as of the date hereof or in the ordinary course of business consistent with past practice;

          (e) the sale, transfer, mortgage, encumbrance or other disposition of any of its material properties or assets, including capital stock in any Subsidiary of the Company, to any person other than a direct or indirect wholly-owned Subsidiary, or the cancellation or release of any indebtedness to any such person or any claims held by any such person, except (i) sales of inventory or immaterial assets in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

          (f) except for transactions in the ordinary course of business consistent with past practice, the making of any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person other than a wholly-owned Subsidiary;

          (g) except for transactions in the ordinary course of business consistent with past practice, the entering into, or termination of, any material lease, contract or agreement, or making of any material change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms;

          (h) other than in the ordinary course of business consistent with past practice or as required by law or contracts in effect as of the date hereof set forth in the Company Disclosure Schedule, an increase in any manner of the wages, salaries, compensation, pension or other fringe benefits or perquisites of any current or former employees, consultants or directors of the Company or any of its Subsidiaries, or the vesting, funding or payment of any pension or retirement allowance other than as required by any existing Company Plans to any such current or former employees, consultants or directors or the entering into, amendment, termination or commitment to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for the benefit of any current or former employee, consultant or director or, except as expressly contemplated by this Agreement, the acceleration of the vesting, funding or payment of any compensation payment or benefit (except as contemplated in existing Company Plans);

          (i) the settlement of any material claim, action or proceeding involving money damages or a waiver or release of any material rights or claims;

          (j) the change in its methods of accounting in effect at October 26, 2002, except as required by changes in GAAP, or a change in any of its methods of reporting material items of income and deductions for tax purposes from those employed in the preparation of the tax returns of the Company for the taxable years ending October 26, 2002 and October 27, 2001, except as required by changes in law or regulation or as set forth in the Company Disclosure Schedule;

          (k) the adoption or implementation of any amendment to its Certificate of Incorporation or Bylaws (or similar documents) or any plan of consolidation, merger or reorganization (other than as contemplated in Section 1.04);

          (l) the taking of any action that would, or would be reasonably likely to, result in any of the representations or warranties of the Company set forth in this Agreement not being true in all material respects or in any of the conditions to the Merger set forth in Articles VI, VII and VIII not being satisfied, except, in every case, as may be required by applicable law; or

          (m) the entering into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 5.01.

     SECTION 5.02  Proxy Statement.

     (a) Acquisition and the Company shall cooperate in preparing and the Company shall, as soon as practicable, file with the SEC (after providing Acquisition with a reasonable opportunity to review and comment thereon) (i) preliminary proxy materials relating to the Company Meeting (as defined in Section 5.03) (together with any amendments thereof or supplements thereto, the "Proxy Statement"), (ii) the transaction statement on Schedule 13E-3 required by the Exchange Act (together with any amendments thereof or supplements thereto, the "Transaction Statement") and (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by this Agreement and shall use its reasonable best efforts to respond to any comments of the SEC (after providing Acquisition with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement and the Transaction Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company and Acquisition shall promptly notify one another of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Transaction Statement or for additional information and shall supply one another with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC on the other hand, with respect to the Proxy Statement, the Transaction Statement or the transactions contemplated hereby. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Transaction Statement, the Company shall promptly prepare and (if appropriate) mail to its stockholders such an amendment or supplement; provided that no such amendment or supplement will be made by the Company without providing Acquisition a reasonable opportunity to review and comment thereon.

     (b) Subject to and except under the circumstances described in Section 5.03(b), the Company shall include in the Proxy Statement and the Transaction Statement the recommendation of the Company's Board of Directors (acting subsequent to the recommendation of the Special Committee) that approval of this Agreement by the stockholders of the Company is advisable and that the stockholders of the Company (other than Acquisition) vote in favor of adoption of this Agreement.

     SECTION 5.03  Stockholders' Meeting.

     (a) The Company shall, consistent with applicable law, call, give notice of, convene and hold a meeting of its stockholders (the "Company Meeting") as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement. The Company, through its Board of Directors (acting subsequent to the recommendation of the Special Committee), shall (subject to the provisions of Section 5.03(b)) recommend to its stockholders that they vote in favor of adoption of this Agreement, which recommendation shall, except under the circumstances described in Section 5.03(b), be contained in the Proxy Statement and the Transaction Statement.

     (b) Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this
Section 5.03(b) or Section 5.09, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, its approval or recommendation of the approval of this Agreement and the transactions contemplated hereby or (ii) take any other action or make any other statement in connection with the Company Meeting inconsistent with such recommendation (collectively, an "Adverse Company Board Recommendation"). Notwithstanding the foregoing, in the event that prior to the satisfaction of the conditions set forth in Section 6.01, the Special Committee determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to stockholders of the Company (other than Acquisition) under applicable law, then the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation.

     (c) Notwithstanding any Adverse Company Board Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting upon this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

     (d) Acquisition agrees to vote all shares of Company Common Stock owned by it in favor of approval of the Merger and adoption of this Agreement at the Company Meeting and to take such other actions as shall be necessary or appropriate to effectuate as promptly as practicable the Merger in accordance with Section 251 of the DGCL, on the terms and subject to the conditions set forth in this Agreement.

     SECTION 5.04 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquisition, the Company or any of the Company's Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; provided, however, that Acquisition and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquisition shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Transaction Statement) in connection with the transactions contemplated by this Agreement. Acquisition shall use its reasonable efforts to obtain the debt financing referred to in Section 7.04. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation party to this Agreement shall take all such necessary or desirable action.

     SECTION 5.05 Inspection Of Records. From the date hereof to the Effective Time, the Company shall (i) allow all designated officers, stockholders, attorneys, financial advisors, accountants and other representatives of Acquisition reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries,
(ii) furnish to Acquisition and its stockholders, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Acquisition in its investigation of the business of the Company and its Subsidiaries. No investigation by any party, whether prior to the execution of this Agreement or pursuant to this Section 5.05, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 5.06 Notification Of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of:

     (a) any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party or, following the Merger, the Surviving Corporation, or would be reasonably likely to cause any of the conditions in Articles VI, VII and VIII not to be satisfied or to cause the satisfaction thereof to be materially delayed;

     (b) the receipt of any material notice or other material communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby;

     (c) the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

     (d) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against Acquisition or the Company which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not be deemed to be an amendment of this Agreement or the Company Disclosure Schedule, as the case may be, and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

     SECTION 5.07 Public Announcements. Acquisition and the Company shall use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby. Prior to the Closing, Acquisition and the Company shall not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by law or regulation or any listing agreement with the Nasdaq National Market or any other securities exchange to which the Company is a party and, in such case, shall use their reasonable efforts to consult with the other party hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which the parties will announce the execution of this Agreement, and the Company shall file promptly a copy of this Agreement with the SEC as an exhibit to a Current Report on Form 8-K.

     SECTION 5.08  Indemnification By Surviving Corporation.

     (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now an officer or director of the Company or a Subsidiary of the Company against all losses, claims, damages, costs, expenses or liabilities or in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was an officer or director of the Company or a Subsidiary of the Company (or out of any action taken by any such person on behalf of the Company or a Subsidiary of the Company), pertaining to any matter existing or occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time. In each case such indemnification shall be to the full extent permitted under applicable law (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each such director or officer of the Company or a Subsidiary of the Company seeking indemnification hereunder to the full extent permitted by law).

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance for all persons currently covered under the Company's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms substantially no less advantageous to the covered persons than such existing insurance, pertaining to any matter existing or occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after the Effective Time; provided, however, that the Surviving Corporation shall not be required to maintain or procure such coverage to pay an annual premium in excess of 200% (the "Cap") of the current annual premium paid by the Company for its existing coverage; and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (c) The Indemnification Agreements among the Company and each of the directors of the Company (the "Indemnification Arrangements") shall not in any way be limited by or be affected by the rights and obligations of the Company or of the directors and officers under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

     (d) This Section 5.08 shall survive the consummation of the Merger. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by the present and former directors or officers of the Company and its Subsidiaries, as the case may be. The rights provided under this Section
5.08 shall be in addition to, and not in lieu of, any rights to indemnity which any party may have under the Certificate of Incorporation or Bylaws of the Company or the Surviving Corporation or any other agreements. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.08.

     (e) In the event that any action, suit, proceeding or investigation relating to this Agreement or the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     SECTION 5.09  Acquisition Proposals.

     (a) The Company, the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) may, until June 12, 2003, (i) initiate, solicit, encourage and facilitate the making of any Acquisition Proposal (as defined below) or furnish information with respect to the Company to any person for purposes of soliciting an Acquisition Proposal from such person pursuant to a confidentiality agreement entered into between such person and the Company in form and substance reasonably satisfactory to the Company and (ii) participate in discussions and negotiations regarding, and supply information relating to, an Acquisition Proposal that could, in the Special Committee's sole discretion, lead to a Superior Acquisition Proposal. After June 12, 2003 and until the date of the mailing by the Company to its stockholders of the definitive Proxy Statement relating to the Merger, the Company, the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) may no longer initiate or solicit discussions and may only engage in the other conduct described in clauses (i) and (ii) above with those persons who were contacted on or prior to June 12, 2003 and who indicate, in the Special Committee's sole discretion, substantial interest in making an Acquisition Proposal that the Special Committee reasonably believes could constitute a Superior Acquisition Proposal. From and after the date of mailing of the definitive Proxy Statement, the Company, the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) shall not be permitted to take any action or engage in any activities described in clauses (i) and (ii) above and shall, and shall direct or cause the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal, except for discussions and negotiations regarding, and supplying information relating to, an Acquisition Proposal by any person who indicates, in the Special Committee's sole discretion, substantial interest in making a Superior Acquisition Proposal.

     (b) Notwithstanding the foregoing, in response to an indication of interest that is not solicited in violation of this Section 5.09, the Company, the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) may, at any and all times prior to the Effective Time, participate in discussions or negotiations regarding, and supply information relating to, an Acquisition Proposal that may, in the Special Committee's sole discretion, lead to a Superior Acquisition Proposal.

     (c) For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to:

          (i) any direct or indirect acquisition (by purchase, merger, consolidation, business combination, recapitalization, distribution, liquidation, dissolution or otherwise) of (x) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company or any Subsidiary of the Company, or (y) 15% or more of any class of equity securities of the Company or any Subsidiary of the Company; or

          (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Subsidiary of the Company, in each case, other than the transactions contemplated by this Agreement.

     (d) For purposes of this Agreement, a "Superior Acquisition Proposal" means any proposal to acquire, directly or indirectly, at least a majority of any class of equity securities of the Company which (i) the Company's Board of Directors (acting subsequent to the recommendation of the Special Committee), determines in good faith is reasonably likely to be consummated, taking into account the person making the proposal and all legal, financial, regulatory and other aspects of the Acquisition Proposal, and (ii) the Company's Board of Directors (acting subsequent to the recommendation of the Special Committee) or the Special Committee believes in good faith (after consultation with and receipt of advice of the Special Committee Financial Advisor) would, if consummated, provide greater value to the Company's stockholders than the transaction contemplated by this Agreement (taking into account any payment pursuant to Section 10.02(c) that may result).

     (e) Except as expressly permitted by this Agreement, the Company's Board of Directors shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to Section 9.01(g). Notwithstanding any other provision contained in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company, the Company's Board of Directors or the Special Committee from complying with Rule 13e-3, Rule 14a-9, Rule 14d-9, Rule 14e-2 and any other applicable rules promulgated under the Exchange Act. Subject to compliance with Section 5.09(f), the Company's Board of Directors may, upon receipt of a Superior Acquisition Proposal, enter into a Company Acquisition Agreement with respect to such Superior Acquisition Proposal and terminate this Agreement in accordance with Section 9.01(g) hereof.

     (f) In addition to the obligations of the Company set forth in this Section 5.09, the Company shall advise Acquisition in writing within two business days of any Superior Acquisition Proposal in response to which the Company has commenced negotiations with the proponent thereof. During the three business day period following delivery of such notice to Acquisition, the Company shall engage in good faith negotiations with Acquisition with respect to such changes as the Company may propose to the terms of this Agreement and the transactions contemplated by this Agreement. It is understood that neither the delivery of a notice of a Superior Acquisition Proposal in accordance with this Section 5.09(f) nor any subsequent public announcement thereof shall in and of themselves constitute an Adverse Company Board Recommendation or a breach of
Section 5.03(b).

     SECTION 5.10 Other Actions. Neither the Company, on the one hand, nor Acquisition, on the other hand, shall, or shall permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII, not being satisfied. Neither Acquisition nor any affiliate or associate of Acquisition shall take any action that could reasonably be expected to delay, hinder or otherwise adversely affect the ability of Lender to fund the amounts contemplated in the Commitment Letter. Acquisition shall promptly notify the Company if at any time there is a reasonable likelihood that the Financing contemplated by the Commitment Letter will not be available. Except with respect to any person who has made a Superior Acquisition Proposal, the Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Company or any of its Subsidiaries is a party, with respect to any acquisition of Common Stock or assets of the Company, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement. Acquisition hereby agrees that, except as contemplated by this Agreement, Acquisition shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney (other than a proxy to vote such shares in favor of the Merger) with respect to, deposit into any voting trust, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Acquisition's voting rights, charge or other encumbrance of any nature whatsoever with respect to, any of the shares of Company Common Stock owned by Acquisition (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of Acquisition herein untrue or incorrect in any material respect or have the effect of preventing or disabling Acquisition from performing its obligations or, (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

     SECTION 5.11 Acquisitions. Neither Acquisition nor any affiliate or associate thereof shall acquire any additional shares of Company Common Stock.

                                   ARTICLE VI

                           CONDITIONS TO EACH PARTY'S
                        OBLIGATION TO EFFECT THE MERGER

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment on or prior to the Effective Time of the following conditions:

     SECTION 6.01 Stockholder Approval Of Agreement. This Agreement and the transactions contemplated hereby shall have been adopted by the affirmative vote of (a) the holders of at least a majority of the outstanding shares of Company Common Stock and (b) the holders of at least a majority of the outstanding shares of Company Common Stock not held by either (i) Acquisition or any affiliates or associates thereof (or any member of the immediate family thereof), or (ii) any officers or directors of the Company (the affirmative vote described in this clause (b), the "Majority-of-Minority Condition").

     SECTION 6.02 Certain Proceedings. No preliminary or permanent injunction or restraining order or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the Merger or the other transactions contemplated by this Agreement (each party agreeing to use its reasonable efforts (as set forth in Section 5.04) to have any such injunction or restraining order or other order, decree or ruling lifted) and no action, suit, claim or proceeding by a Governmental Entity before any domestic court, governmental commission or administrative or regulatory authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated by this Agreement or which otherwise questions the validity or legality of any such transaction, other than actions, suits, claims and proceedings which, in the reasonable opinion of counsel to the relevant party, are unlikely to result in an adverse judgment.

                                  ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF ACQUISITION

     The obligation of Acquisition to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

     SECTION 7.01 Representations And Warranties True. The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and, without giving effect to any materiality qualifications or limitations therein, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation; and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     SECTION 7.02 Performance Of Obligations. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     SECTION 7.03 Limit on Dissenting Shares. Holders of not greater than ten percent (10%) of the Company Common Stock outstanding immediately prior to the Effective Time shall have complied with all requirements for perfecting stockholders' rights of appraisal as set forth in the DGCL.

     SECTION 7.04 Financing of Transaction. Acquisition shall have secured the Financing contemplated by and in accordance with the terms of the Commitment Letter.

     SECTION 7.05 Necessary Consents. The Company shall have received the consents, in form and substance reasonably satisfactory to Acquisition, which are specified in the Company Disclosure Schedule.

     SECTION 7.06 Resignation of Directors. The directors of the Company shall have submitted their resignations pursuant to Section 1.05 hereof.

                                  ARTICLE VIII

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligation of the Company under this Agreement to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

     SECTION 8.01 Representations And Warranties True. The representations and warranties of Acquisition contained herein shall be true and correct as of the date of this Agreement and, without giving effect to any materiality qualifications or limitations therein, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect on Acquisition or, following the Merger, the Surviving Corporation; and the Company shall have received a certificate signed on behalf of Acquisition by the chief executive officer and chief financial officer of Acquisition to such effect.

     SECTION 8.02 Performance Of Obligations. Acquisition shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquisition by the chief executive officer and chief financial officer of Acquisition to such effect.

     SECTION 8.03 Necessary Consents. Acquisition shall have received the consents, in form and substance reasonably satisfactory to the Company, which are specified in the Acquisition Disclosure Schedule.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

          (a) by mutual written consent of the Company (provided that such termination has first been approved by the Special Committee) and Acquisition;

          (b) by either the Company (provided that such termination has been approved by the Special Committee) or Acquisition if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Company (provided that such termination has first been approved by the Special Committee) or Acquisition if the Merger shall not have been consummated on or before October 31, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein in any material respect;

          (d) by either the Company (provided that such termination has first been approved by the Special Committee) or Acquisition if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (in the case of a termination by Acquisition) or Acquisition (in the case of a termination by the Company), which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the date referred to in Section 9.01(c); provided, however, that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches occurring prior to such time and then continuing, the failure of the conditions set forth in Sections 7.01, 7.02, 8.01 or 8.02, as applicable;

          (e) by either the Company (provided that such termination has first been approved by the Special Committee) or Acquisition, if the Company Meeting shall have been held and the holders of Company Common Stock shall have failed to adopt this Agreement by the vote specified in Section 6.01 at such meeting (including any adjournment or postponement thereof in accordance with applicable law);

          (f) by Acquisition if the Special Committee or the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) shall have made an Adverse Company Board Recommendation;

          (g) by the Company, pursuant to Section 5.09, in the event the Company has complied with the provisions of Section 5.09 and (i) the Company has determined to enter into a Company Acquisition Agreement or (ii) the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee shall have approved or recommended or proposed publicly to approve or recommend a Superior Acquisition Proposal (provided, however, that the Company shall not terminate this Agreement pursuant to Section 5.09 if the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee believes in good faith (after consultation with and receipt of the advice of the Special Committee Financial Advisor) that Acquisition has made, prior to such termination, a definitive and binding offer to enter into a definitive agreement that would, if consummated, provide greater value to the Company's stockholders than the Superior Acquisition Proposal (taking into account any payment pursuant to Section 10.02(c) that may result); or

          (h) by Acquisition, (i) if the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) shall have approved or recommended or proposed publicly to approve or recommend a Superior Acquisition Proposal by a third party pursuant to Section 5.09,
     (ii) if the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee shall have withdrawn or modified in a manner adverse to Acquisition its approval or recommendation of this Agreement or the transactions contemplated hereby, (iii) if the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee shall have failed to include in the Proxy Statement and the Transaction Statement such recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger) or publicly announced an intention to do any of the foregoing, or (iv) if the Company enters into a Company Acquisition Agreement.

     SECTION 9.02 Effect Of Termination. In the event of termination of this Agreement by either Acquisition or the Company as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of Acquisition, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them, as the case may be, shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 9.02, 9.04 and Article X shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither Acquisition nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided, however, that in no event shall any party hereto be liable for any punitive damages.

     SECTION 9.03 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (and, in the case of the Company, acting subsequent to approval by the Special Committee) at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after any adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.04 Extension; Waiver. At any time prior to the Effective Time, subject to compliance with applicable law, Acquisition and the Company (acting subsequent to approval by the Special Committee) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto for its benefit, (b) waive any inaccuracies in the representations and warranties of the other parties for its benefit contained herein or in any document delivered pursuant hereto, (c) waive any rights contained herein for the waiving party's benefit and (d) waive compliance with any of the agreements or conditions contained herein for the waiving party's benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.01  Non-Survival Of Representations, Warranties And
Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles I and II and Section 5.08 shall survive the Effective Time indefinitely, and those set forth in Section 9.02 and 9.04 and this Article X shall survive termination indefinitely.

     SECTION 10.02  Expenses.

     (a) Except as otherwise provided in this Section 10.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     (b) The cost of preparing, printing and mailing the Proxy Statement and the Transaction Statement shall be borne by the Company.

     (c) In the event that (i) the Company terminates this Agreement pursuant to
Section 9.01(g), (ii) Acquisition terminates this Agreement pursuant to Section 9.01(h)(i) or Section 9.01(h)(iv), or (iii) Acquisition has the right to terminate this Agreement pursuant to Section 9.01(h)(ii) or Section 9.01(h)(iii) but does not so terminate and the vote specified in Section 6.01 has not been obtained in favor of this Agreement and the transactions contemplated hereby, and within 12 months after such failure to obtain such vote, the Company consummates a transaction or series of transactions that results in any direct or indirect acquisition (by purchase, merger, consolidation, business combination, recapitalization, distribution, liquidation, dissolution or otherwise) by one or more third parties of (I) a business segment or aggregate assets of the Company constituting 50% or more of the net revenues, net income or assets of the Company or any Subsidiary of the Company, or (II) 50% or more of any class of equity securities of the Company or any Subsidiary of the Company, in each case, other than the transactions involving Acquisition contemplated by this Agreement (any such transaction being referred to herein as an "Alternative Transaction"), then the Company shall pay Acquisition a termination fee in an amount equal to all costs and expenses incurred by Acquisition in connection with this Agreement and the transactions contemplated hereby, not to exceed $75,000 in the aggregate; provided, however, that in no event shall the Company be required to pay such fee if, immediately prior to the termination of this Agreement, Acquisition was in material breach of this Agreement. Any such payment shall be made within five (5) business days after
(i) termination of this Agreement, if this Agreement is terminated by Acquisition pursuant to Section 9.01(h)(i) or Section 9.01(h)(iv), (ii) consummation of an Alternative Transaction, if Acquisition terminates or has the right to terminate this Agreement pursuant to Section 9.01(h)(ii) or Section 9.01(h)(iii) and the vote required by Section 6.01 is not obtained in favor of this Agreement and the transactions contemplated hereby, and (iii) termination of this Agreement by the Company pursuant to Section 9.01(g).

     SECTION 10.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03) to:

     if to Acquisition:
     Westerbeke Acquisition Corporation
     Myles Standish Industrial Park
     150 John Hancock Road
     Taunton, Massachusetts 02780
     Telecopy: (508) 884-9688
     Attention: John H. Westerbeke, Jr.

     if to the Company:
     Westerbeke Corporation
     Myles Standish Industrial Park
     150 John Hancock Road
     Taunton, Massachusetts 02780
     Telecopy: (508) 884-9688
     Attention: Gregory Haidemenos

     and, in each case, with copies to:
     The Special Committee of the Board of Directors of the Company:
     James W. Storey
     c/o Westerbeke Corporation
     Myles Standish Industrial Park
     150 John Hancock Road
     Taunton, Massachusetts 02780
     Telecopy: (508) 884-9688
     Attention: Gregory Haidemenos

     Gerald Bench
     c/o Westerbeke Corporation
     Myles Standish Industrial Park
     150 John Hancock Road
     Taunton, Massachusetts 02780
     Telecopy: (508) 884-9688
     Attention: Gregory Haidemenos

     Pepe & Hazard LLP
     150 Federal Street, 28th Floor
     Boston, MA 02110-1745
     Telecopy: (617) 695-9255
     Attention: Ronald N. Stetler, Esq.

     Richards, Layton & Finger, P.A.
     One Rodney Square
     P.O. Box 551
     Wilmington, Delaware 19899
     Telecopy: (302) 651-7701
     Attention: Mark J. Gentile, Esq.

     Thomas M. Haythe, Esq
     Law Offices of Thomas M. Haythe
     780 Third Avenue, 29th Floor
     New York, NY 10017
     Telecopy: (212) 319-6241

     Torys LLP
     237 Park Avenue
     New York, NY 10017
     Telecopy: (212) 682-0200
     Attention: John J. Butler, Esq.

     SECTION 10.04  Definitions And Usage.

     (a) For purposes of this Agreement, the term:

          (i) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares, as determined pursuant to Rule 13d-3 under the Exchange Act, except that, for purposes of this Agreement, the term shall exclude shares which are deemed beneficially owned pursuant to Rule 13d-3 solely because of the operation of Rule 13d-3(d)(1)(i)(A);

          (ii) "business day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York;

          (iii) "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto;

          (iv) "immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships;

          (v) "including" means including, without limitation;

          (vi) "Material Adverse Effect" means,

             (A) with respect to the Company or the Surviving Corporation, any changes or effects that individually or in the aggregate are or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) could reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

             (B) with respect to Acquisition, any effect that would prevent or materially impair or delay the ability of Acquisition to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

          (vii) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

          (viii) "Subsidiary" shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC. Notwithstanding the foregoing, for purposes of this Agreement, the Company shall not be deemed a Subsidiary of Acquisition; and

          (ix) "Eligible Holder" means any holder of one or more Options other than Mr. Westerbeke.

     A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

     Whenever required by the context of this Agreement, a reference to a term in the singular shall include the plural, and vice versa.

     (b) A fact, event, circumstance or occurrence shall be within a person's "knowledge" if, with respect to the Company or its Subsidiary, such fact, event, circumstance or occurrence is or was actually known by any of the Company's or the Subsidiary's executive officers or directors, or, with respect to Acquisition, such fact, event, circumstance or occurrence is or was actually known by any of Acquisition's executive officers or directors.

     (c) The symbol "$" and the word "dollar" or "dollars" shall refer to the lawful currency of the United States of America.

     SECTION 10.05 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

     SECTION 10.06  Disclosure Schedules.

     (a) Prior to the execution and delivery of this Agreement, the Company has delivered to Acquisition a schedule (the "Company Disclosure Schedule") setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations or warranties contained in Article III or to one or more of the Company's covenants contained in Section 5.01; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or the Surviving Corporation. Matters disclosed in any particular section of the Company Disclosure Schedule shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.

     (b) Prior to the execution and delivery of this Agreement, Acquisition has delivered to the Company a schedule (the "Acquisition Disclosure Schedule") setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Acquisition's representations or warranties contained in Article IV; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Acquisition Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to Acquisition or the Surviving Corporation. Matters disclosed in any particular section of the Acquisition Disclosure Schedule shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.

     SECTION 10.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.08 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned, by operation of law or otherwise, without the prior written consent of the other party, which shall not be unreasonably withheld, except that Acquisition may assign all or any of its rights and obligations hereunder to any wholly-owned Subsidiary of Acquisition or entity controlled by Mr. Westerbeke.

     SECTION 10.09 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article II and Section 5.08 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     SECTION 10.12 Jurisdiction. (a) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the United States federal courts in the State of Delaware or in any Delaware state court and, by execution and delivery of this Agreement, the Company and Acquisition each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company and Acquisition each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express courier or delivery service, to the Company or Acquisition at their respective addresses referred to in Section 10.03 hereof.

     (b) The Company and Acquisition each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

     SECTION 10.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.15 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          WESTERBEKE CORPORATION

                                          By:    /s/ GREGORY HAIDEMENOS
                                            ------------------------------------
                                            Name: Gregory Haidemenos
                                            Title:  Treasurer

                                          WESTERBEKE ACQUISITION CORPORATION

                                          By:  /s/ JOHN H. WESTERBEKE, JR.
                                            ------------------------------------
                                            Name: John H. Westerbeke, Jr.
                                            Title:  President

                                    ANNEX B

May 2, 2003

The Special Committee of the Board of Directors
Westerbeke Corporation
Myles Standish Industrial Park
150 John Hancock Road
Taunton, MA 02780

Members of the Special Committee of the Board:

     We understand that the Board of Directors of Westerbeke Corporation (the "Company") has received a proposal from John H. Westerbeke, Jr., the President and Chairman of the Board of Directors of the Company, pursuant to the terms of which Westerbeke Acquisition Corporation (the "Purchaser"), a newly formed company controlled by Mr. Westerbeke and members of his immediate family, will acquire all of the outstanding shares of the Company's common stock, other than the shares held by the Purchaser, at a price of $3.00 per share in cash and will be merged with and into the Company (the "Transaction"). We further understand that the Purchaser is the beneficial owner of approximately 56.2% of the Company's common stock currently outstanding.


     The Board of Directors of the Company has formed a Special Committee to consider certain matters regarding the Transaction (including the ability to disapprove of the Transaction). The Special Committee has requested that Stout Risius Ross, Inc. render an opinion (the "Opinion") as to the fairness or inadequacy, from a financial point of view, to the unaffiliated public stockholders of the Company, of the consideration to be received by them in connection with the Transaction. As used herein, "unaffiliated stockholders" includes all stockholders other than the Purchaser, its affiliates, and affiliates of the Company. We have not been requested to opine as to, and our Opinion does not in any matter address, the Company's underlying business decision to proceed with or effect the Transaction. Moreover, we have not been engaged to recommend, and we have not recommended, a Transaction price, and we have not participated in the Transaction negotiations.


     In connection with rendering the Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     - reviewed the Company's annual reports on Form 10-K for the five fiscal years ended October 26, 2002 and quarterly report on Form 10-Q for the quarter ended January 25, 2003, as well as internal financial statements prepared by the Company's management for the five fiscal years ended October 26, 2002 and the quarter ended January 25, 2003;

     - reviewed forecasts and projections prepared by the Company's management with respect to the Company for the fiscal years ending October 2003 through October 2006;

     - reviewed the historical market prices and trading volume of the Company's publicly-traded common stock and performed an analysis of the stockholder profile of the Company and the number of stockholders;

     - reviewed publicly available news articles and press releases relating to the Company;

     - reviewed publicly available financial information regarding certain publicly-traded companies that we deem comparable to the Company;

     - reviewed publicly available information regarding prices and premiums paid in certain transactions that we deemed relevant;

     - reviewed the draft Agreement and Plan of Merger by and between the Company and the Purchaser, dated April 28, 2003 (the "Merger Agreement");

     - reviewed a capital commitment letter regarding the Transaction from Brown Brothers Harriman & Co., dated March 6, 2003; and

The Special Committee of the
Board of Directors of Westerbeke Corporation
May 2, 2003
Page  2

     - conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

     In addition, we visited the Company's headquarters and manufacturing facility located in Taunton, Massachusetts and held discussions with certain members of senior management concerning the Company's history, operations, financial condition, industry, and future prospects.

     Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since January 25, 2003, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company, or otherwise reviewed by or discussed with us without independent verification of such information and we have assumed and relied upon the representations and warranties of the Company contained in the Merger Agreement. Moreover, we have assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimate of the future financial results and condition of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

     We have not conducted a physical inspection of the Company's headquarters and manufacturing facility and we have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

     The Special Committee has not requested that we solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the material terms of the Merger Agreement. We have also assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft we have examined and that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

     We understand that management of the Company is not currently contemplating the sale of the Company or its assets to a third-party strategic or financial acquirer. Moreover, management is unaware of any current or prospective offers to purchase the Company or its assets from a third-party strategic or financial acquirer. We further understand that the Purchaser, as controlling shareholder, does not currently intend to sell its interest in the Company or to solicit or entertain any proposals from third parties for the acquisition of the Company as, or substantially as, an entirety.

     We are acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for our services. However, our compensation for providing financial advisory services to the Special Committee is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the

The Special Committee of the
Board of Directors of Westerbeke Corporation
May 2, 2003
Page  3

Company or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this Opinion was prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934. This Opinion is only to be utilized by the members of the Special Committee as one input to consider in the process of analyzing the contemplated Transaction. This Opinion is not intended to be, nor does it constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction.


Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the unaffiliated stockholders of the Company in connection with the Transaction is fair from a financial point of view.


                                          Yours very truly,

                                          /s/ STOUT RISIUS ROSS, INC.

                                          STOUT RISIUS ROSS, INC.

                                    ANNEX C

                                                                         ANNEX C

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                         SECTION 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to s. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to s. 251 (other than a merger effected pursuant to s. 251(g) of this title), s. 252, s. 254, s. 257, s. 258, s. 263 or s. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of s. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under s. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

             (2) If the merger or consolidation was approved pursuant to s. 228 or s. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

          PROXY -- ANNUAL MEETING OF STOCKHOLDERS --           , 2003

                                  COMMON STOCK

     The undersigned, a stockholder of Westerbeke Corporation does hereby appoint Gregory Haidemenos and Thomas M. Haythe, or either of them, each with full power of substitution, the undersigned's proxies, to appear and vote all shares of Common Stock at the Annual Meeting of Stockholders to be held on
          , 2003, at   A.M., Eastern Time, or at any adjournments thereof, upon
such matters as may come before the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side on each of the following matters and in accordance with their judgment on other matters which may properly come before the Meeting.

                (Continued and to be Completed on Reverse Side)

                 [X] Please mark your votes as in this example.
1. PROPOSAL -- To adopt the Agreement and Plan of Merger dated May 2, 2003, between Westerbeke Corporation, a Delaware corporation, and Westerbeke Acquisition Corporation, a Delaware corporation.

      FOR  [ ]           AGAINST  [ ]         ABSTAIN  [ ]

          The Board of Directors recommends a vote "FOR" the proposal.
2. PROPOSAL -- To elect two Class B Directors.
   NOMINEE THOMAS M. HAYTHE

      FOR  [ ]          WITHHOLD  [ ]

   NOMINEE JAMES W. STOREY

      FOR  [ ]          WITHHOLD  [ ]

      The Board of Directors recommends a vote "FOR" each of the nominees.
3. PROPOSAL -- To ratify the selection of independent auditors.

      FOR  [ ]           AGAINST  [ ]         ABSTAIN  [ ]

          The Board of Directors recommends a vote "FOR" the proposal.
4. PROPOSAL -- To grant the authority to adjourn the Special Meeting if necessary to satisfy the conditions to completing the merger as set out in the Agreement and Plan of Merger.

      FOR  [ ]           AGAINST  [ ]         ABSTAIN  [ ]

          The Board of Directors recommends a vote "FOR" the proposal.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO EITHER PROPOSAL THEY WILL BE VOTED "FOR" THE PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated --------------------------, 2003                             Dated --------------------------, 2003

--------------------------------------------------------- (L.S.)   --------------------------------------------------------- (L.S.)
Stockholder(s) Sign Here                                           Stockholder(s) Sign Here

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) above exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.